Form 10KSB, Exhibit 13
period 1995-12-31
MERCHANTS CAPITAL CORP /MS/
filed 1996-03-29
CIK 357065

                                   EXHIBIT 13

                                  ANNUAL REPORT

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                      WITH

                          INDEPENDENT AUDITOR'S REPORT

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Merchants Capital Corporation


        We have audited the accompanying consolidated statements of financial condition of Merchants Capital Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants Capital Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Vicksburg, Mississippi
January 12, 1996

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                                                       December 31,
                                                                                             1995                   1994
                                                                                        ------------           ------------

Cash and due from banks:
   Non-interest bearing                                                                 $  7,562,995           $  9,872,318
   Interest bearing                                                                          111,530                 73,032
                                                                                         -----------            -----------

         Total cash and due from banks                                                     7,674,525              9,945,350

Federal funds sold                                                                         2,800,000             13,625,000

Time deposit                                                                                 667,668                     -

Investment securities:

  Held-to-maturity                                                                                -              21,722,246
  Available-for-sale                                                                      52,544,242             22,127,650

Loans, less unearned income of $1,772,073
  in 1995 and $1,760,329 in 1994
  and allowance for loan losses of
  $1,466,840 in 1995 and $1,273,160 in 1994                                              126,047,183             99,555,905

Bank premises and equipment, net                                                           2,615,330              2,477,772

Other real estate                                                                            138,999                154,114

Accrued interest receivable                                                                1,966,555              1,448,035

Premium on purchased deposits and
  assets, less amortization of
  $159,400 in 1995 and $116,100 in 1994                                                      550,600                243,900

Deferred income taxes                                                                        354,473                591,173

Other assets                                                                                 342,467                409,584
                                                                                         -----------            -----------


         Total assets                                                                   $195,702,042           $172,300,729
                                                                                         ===========            ===========






See accompanying notes to the consolidated financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                          December 31,
                                                                                                1995                   1994
                                                                                           ------------           -----------

LIABILITIES:
   Deposits:
      Non-interest bearing                                                                 $ 19,934,570           $ 20,486,461
      Interest bearing                                                                      151,774,537            133,655,515
                                                                                            -----------            -----------

                                                                                            171,709,107            154,141,976

  Securities sold under repurchase agreement                                                  6,613,555              3,348,103
  Accrued interest payable                                                                      830,939                640,480
  Accrued taxes and other liabilities                                                           605,686                310,079
  Dividends declared but not paid                                                               505,540                153,247
                                                                                            -----------            -----------


        Total liabilities                                                                   180,264,827            158,593,885
                                                                                            -----------            -----------


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $5 par value per share;
      1,000,000 shares authorized; 674,054
      and 612,988 shares issued and outstanding
      in 1995 and 1994, respectively                                                          3,370,270              3,064,940
   Additional paid in capital                                                                11,852,971             10,784,316
   Retained earnings                                                                            222,107                392,542
   Unrealized loss on securities available-
      for-sale, net of applicable deferred
      income taxes                                                                               (8,133)              (534,954)
                                                                                             -----------            -----------


         Total stockholders' equity                                                          15,437,215             13,706,844
                                                                                            -----------            -----------

         Total liabilities and stockholders' equity                                        $195,702,042           $172,300,729
                                                                                            ===========            ===========

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                               Years Ended December 31,
                                                                                             1995                    1994
                                                                                         ------------            ------------

INTEREST INCOME:
   Interest and fees on loans                                                            $ 10,987,315            $  8,508,833
   Interest on investment securities:
      Taxable interest income                                                               3,028,981               3,024,660
      Exempt from federal income taxes                                                        159,535                  87,281
      Dividends                                                                                54,827                  40,245
   Interest on federal funds sold                                                             391,352                 333,466
                                                                                          -----------             -----------

            Total interest income                                                          14,622,010              11,994,485


INTEREST EXPENSE:

   Interest on deposits                                                                     6,122,895               4,745,967
   Interest on capital lease obligations                                                           -                      910
   Interest on federal funds purchased
      and securities sold under
      repurchase agreement                                                                    239,547                 140,925
                                                                                          -----------             -----------


            Total interest expense                                                          6,362,442               4,887,802
                                                                                          -----------             -----------

NET INTEREST INCOME                                                                         8,259,568               7,106,683


PROVISION FOR LOAN LOSSES                                                                     140,000                 190,000
                                                                                          -----------             -----------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                                           8,119,568               6,916,683
                                                                                          -----------             -----------


OTHER INCOME:

Service charges on deposits                                                                   985,798                 925,797
Other service, collection and
      exchange charges                                                                        490,634                 289,358
  Commission and fees from
      fiduciary activities                                                                    395,497                 335,998
  Net investment securities gains (losses)                                                      8,207                (135,397)
  Other                                                                                       319,748                 312,675
                                                                                          -----------             -----------

            Total other income                                                              2,199,884               1,728,431
                                                                                          -----------             -----------




Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME - CONTINUED

                                                                                                Years Ended December 31,
                                                                                             1995                     1994
                                                                                           ----------              ---------

OTHER EXPENSES:

   Salaries                                                                                 2,748,865               2,583,964
   Employee benefits                                                                          874,456                 645,719
   Net occupancy expense                                                                      512,584                 473,915
   Equipment expense                                                                          614,698                 597,985
   Other                                                                                    2,242,401               2,192,680
                                                                                          -----------             -----------

            Total other expenses                                                            6,993,004               6,494,263
                                                                                          -----------             -----------


INCOME BEFORE INCOME TAX EXPENSE                                                            3,326,448               2,150,851


INCOME TAX EXPENSE                                                                          1,121,846                 749,826
                                                                                          -----------             -----------


NET INCOME                                                                               $  2,204,602            $  1,401,025
                                                                                          ===========             ===========


NET INCOME PER SHARE:

  Primary earnings per share                                                                    $3.27                   $2.08
                                                                                                 ====                    ====

  Fully Diluted                                                                                 $3.27                   $2.08
                                                                                                 ====                    ====



WEIGHTED AVERAGE SHARES OUTSTANDING:

  Primary                                                                                     674,054                 674,054
                                                                                              =======                 =======

  Fully Diluted                                                                               674,054                 674,054
                                                                                              =======                 =======




        See accompanying notes to the consolidated financial statements.

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                                                   Unrealized
                                                                                                                    loss on
                                                                                                                   Securities
                                                                                                                   Available-
                                                                                                                    for-sale,
                                                                                                                     Net of
                                                                               Additional                          Applicable
                                                              Common            Paid In         Retained          Deferred
                                                Total          Stock             Capital         Earnings        Income Taxes
                                             -----------     -----------      ------------     ------------      ------------

BALANCE, December 31, 1993                   $13,445,440     $ 2,787,320      $  9,673,836     $    984,284      $         -

   Net income for the year                     1,401,025              -                 -         1,401,025                -
   Cash dividends declared
     ($.90 per share)                           (599,107)             -                 -          (599,107)               -
   Stock dividend (55,524 shares)                     -          277,620         1,110,480       (1,388,100)               -
   Payment for fractional shares                  (5,560)             -                 -            (5,560)               -
   Change in unrealized loss on
     securities available-for-
     sale, net of applicable
     deferred income taxes                      (534,954)             -                 -                            (534,954)
                                              ----------      ----------       -----------      -----------       -----------


BALANCE, December 31, 1994                    13,706,844       3,064,940        10,784,316          392,542          (534,954)


   Net income for the year                     2,204,602              -                 -         2,204,602                -
   Cash dividends declared
     ($1.48 per share)                          (995,814)             -                 -          (995,814)               -
   Stock dividend (61,066 shares)                     -          305,330         1,068,655       (1,373,985)               -
   Payment for fractional shares                  (5,238)             -                 -            (5,238)               -
   Change in unrealized loss on
     securities available-for-
     sale, net of applicable
     deferred income taxes                       526,821              -                 -                -            526,821
                                              ----------     -----------       -----------      -----------       -----------


BALANCE, December 31, 1995                   $15,437,215     $ 3,370,270      $ 11,852,971     $    222,107      $     (8,133)
                                              ==========      ==========       ===========      ===========       ===========





See accompanying notes to the consolidated financial statements.

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Years Ended December 31,
                                                                                             1995                    1994
                                                                                        ------------            ------------

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                                            $   2,204,602           $   1,401,025
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:

      Provision for loan losses                                                               140,000                 190,000
      Provision for depreciation
        and amortization                                                                      495,852                 469,310
      Amortization of premium on
        purchased deposits and assets                                                      43,300                  25,800
      Amortization (accretion) of
        premium (discount) on investment
            securities, net                                                                  (144,665)                 29,665
      Deferred income taxes (benefit)                                                        (100,120)                (60,783)
      Writedown of other real estate                                                            6,185                  47,595
      (Gain) loss on sale of other real estate                                                  1,594                 (12,153)
      Gain on sale of bank premises
        and equipment                                                                          (7,062)                     -
      Net investment securities (gain) loss                                                    (8,207)                135,397
    (Increase) decrease in:

      Accrued interest receivable                                                            (351,808)                 49,147
      Other assets                                                                            216,531                 (64,574)
    Increase (decrease) in:

      Accrued interest payable                                                                126,938                  13,944
      Accrued taxes and other
      liabilities                                                                             295,607                (174,451)
                                                                                           -----------             -----------

            Net cash provided by
              operating activities                                                          2,918,747               2,049,922
                                                                                          -----------             -----------



CASH FLOWS FROM INVESTING ACTIVITIES:

  Cash received from Bank of Edwards                                                          894,182                      -
  Net decrease (increase) in federal
    funds sold                                                                             10,825,000              (6,275,000)
  Proceeds from sale of held-to-maturity
    securities                                                                                761,796                      -
  Purchase of held-to-maturity securities                                                  (1,544,428)             (4,196,784)




Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                Years Ended December 31,
                                                                                             1995                    1994
                                                                                          -----------             -----------


CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUED:
  Proceeds from maturities of
    held-to-maturity securities                                                             4,277,205               3,983,482
  Purchase of available-for-sale
    securities                                                                            (37,486,347)            (53,964,246)
  Proceeds from sale of available-for-
    sale securities                                                                                -               18,089,768
  Proceeds from maturities of available-
    for-sale securities                                                                    29,638,315              50,950,759
  Net increase in loans                                                                   (19,892,063)             (9,411,407)
  Purchases of premises and equipment                                                        (340,692)               (408,366)
  Proceeds from sales of fixed assets                                                          14,344                  18,479
  Proceeds from sales of other
    real estate                                                                               131,838                  52,621
  Interest compounded on time deposit                                                         (35,402)                     -
                                                                                          -----------             ----------

            Net cash used in investing
              activities                                                                  (12,756,252)             (1,160,694)
                                                                                          -----------             -----------



CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in noninterest
    and interest bearing demand accounts                                                  $ 6,764,957            $  6,125,383
  Net change in time deposits                                                              (1,364,970)             (6,763,188)
  Payment of fractional
    shares from stock dividend                                                                 (5,238)                 (5,560)
  Cash dividends paid                                                                        (643,521)               (863,957)
  Increase in securities sold under
    repurchase agreement                                                                    2,815,452               1,802,400
                                                                                          -----------             -----------

          Net cash provided by
            financing activities                                                            7,566,680                 295,078
                                                                                          -----------             -----------

NET INCREASE (DECREASE) IN
  CASH AND DUE FROM BANKS                                                                  (2,270,825)              1,184,306

CASH AND DUE FROM BANKS AT
  BEGINNING OF YEAR                                                                         9,945,350               8,761,044
                                                                                          -----------             -----------

CASH AND DUE FROM BANKS AT
  END OF YEAR                                                                            $  7,674,525            $  9,945,350
                                                                                          ===========             ===========



Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                Years Ended December 31,
                                                                                             1995                    1994
                                                                                        ------------             -----------

SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:

    Dividends declared but not paid                                                      $    505,540            $    153,247
                                                                                          ===========             ===========

    Transfer of loans foreclosed to
      other real estate                                                                  $    124,502            $         -
                                                                                          ===========             ==========

    Stock dividends declared                                                             $  1,373,985            $  1,388,100
                                                                                          ===========             ===========

    Total increase (decrease) in
      unrealized losses on securities
      available-for-sale                                                                 $   (863,641)           $    876,973
                                                                                          ===========             ===========

    Deferred income taxes on recorded
      unrealized losses on securities
      available-for-sale                                                                 $    336,820            $   (342,019)
                                                                                          ===========             ===========


    Purchase of Bank of Edwards:

      Cash and due from banks                                                                 558,102
      Time deposit                                                                            632,266
      Investment securities                                                                 3,324,374
      Loans, net                                                                            6,863,717
      Bank premises and equipment                                                             300,000
      Accrued interest receivable                                                             166,712
      Premium on purchased deposits                                                           350,000
      Other assets                                                                            149,414
      Deposits                                                                            (12,167,144)
      Federal funds purchased                                                                (450,000)
      Accrued interest payable                                                                (63,521)
                                                                                          -----------

        Cash received from seller                                                        $   (336,080)
                                                                                          ===========










See accompanying notes to the consolidated financial statements.

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Principles of Consolidation

                     The consolidated financial statements include the accounts of Merchants Capital Corporation and its wholly-owned subsidiaries, Merchants Data Services, Inc., and Merchants Bank and its wholly-owned subsidiary, Merchants Credit Company. All material intercompany profits, balances and transactions have been eliminated. Merchants Bank changed its legal status from a national bank to a state bank in 1994. Merchants Bank officially started its operations as a state bank on September 26, 1994. Also, Merchants Data Services, Inc., a Merchants Capital Corporation subsidiary, was dissolved as of August 12, 1994.

              Nature of Operations

                     The Company operates under a state bank charter and
              provides full banking services, including trust services. The area served by the Company is the west central region of Mississippi and services are provided at six branch offices.

              Use of Estimates

                     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     Material estimates that are particularly susceptible to
              significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

                     While management uses available information to recognize
              losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

              Investment Securities

                     Management determines the appropriate classification of
              securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Available for sale securities include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. These securities are carried at fair value. Other securities include stock in the Federal Reserve Bank and the Federal Home Loan Bank and are carried at cost.

                     Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, net of applicable taxes. Realized gains and losses flow through the Company's yearly operations. The Bank does not engage in trading account activities. Reference should also be made to Note B regarding a change to this method of accounting for securities.

              Loans

                     Loans are stated at the amount of principal outstanding,
              reduced by unearned income and an allowance for loan losses and net deferred loan fees if applicable. Unearned income on installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans are ordinarily placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Any unpaid interest previously accrued on nonaccrual loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

              Allowance for Loan Losses

                     The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

              Bank Premises and Equipment

                     Bank premises and equipment are stated at cost, less
              accumulated depreciation and amortization. Depreciation is charged to expense over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization expense are computed by the straight-line method.

              Other Real Estate

                     Other real estate, consisting primarily of foreclosed
              property, is stated at the unpaid loan balance or estimated market value of property acquired less estimated selling costs, whichever is lower. Any resultant writedown at the time of foreclosure is charged to the allowance for loan losses. Subsequent writedowns associated with the assets fair value declining below their carrying value are reflected in earnings in the year the decline is noted. The fair value of foreclosed properties is determined based upon appraised value, utilizing either the estimated replacement cost, the selling price of properties utilized for similar purposes or discounted cash flow analyses of the properties' operations. Revenue and expense associated with owning and operating other real estate, and gains and losses on disposition of such assets are recorded in earnings in the period incurred.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

              Income Taxes

                     Provisions for income taxes are based on taxes payable or
              refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                     The Company and its wholly owned subsidiaries file a
              consolidated federal income tax return. Consolidated income tax expense is allocated on the basis of each company's income adjusted for permanent differences.

              Premium on Purchased Deposits and Assets

                     The portion of the premium on purchased deposits and assets applicable to core deposits ($710,000) is being amortized by the straight-line method over the estimated lives of the existing relationship.

              Income Per Share

                     Primary income and fully diluted earnings per common share are calculated on the basis of the weighted average number of shares outstanding after giving retroactive effect to the stock dividend distributed.

                     All shares held by the Employee Stock Ownership Plan (ESOP)
              are treated as outstanding in computing the income per share.

              Off-Balance-Sheet Financial Instruments

                     In the ordinary course of business, the Bank has entered
              into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

              Cash Flows

                     For purposes of the statements of cash flows, the Company
              considers only cash and due from banks to be cash equivalents.

                     The Company paid income taxes approximating $1,135,400 in
              1995 and $872,000 in 1994. Interest paid on deposit liabilities and other borrowings approximated $6,171,983 in 1995 and $4,872,948 in 1994.

              Reclassifications

                     Certain prior period amounts have been reclassified to
              conform with the 1995 presentation.

              Recent Accounting Pronouncements

                     The Financial Accounting Standards Board issued Statement
              of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets for Long-lived Assets to be Disposed of", which becomes effective for years beginning after December 15, 1995. This statement established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. The effect of the implementation of this standard is not expected to be material.

                     The Financial Accounting Standards Board also issued
              Statement No. 122, "Accounting for Mortgage Servicing Rights" which becomes effective for years beginning after December 15, 1995. The statement generally requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others however, those servicing rights are acquired. The Bank has determined that this statement is not applicable to them based on their current practice of releasing service rights.

                     The Financial Accounting Standards Board also issued
              Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which becomes effective for years beginning after December 15, 1995. The Statement established financial accounting and reporting standards for stockbased employee compensation plans. Currently, the Bank is not offering such a plan.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE B.       INVESTMENT SECURITIES

                     The Financial Accounting Standards Board has issued
              Statement No. 115, "Accounting for Investments in Debt and Equity Securities." The statement establishes accounting and reporting standards for investments in debt and equity securities that have a readily determinable fair value. This statement was required to be adopted for years beginning after December 15, 1993. The net effect, as of the first reporting period in 1994, was to decrease stockholders' equity by $259,860 (net of $133,867 in deferred income taxes).

                     The amortized cost and fair values of investment securities available-for-sale at December 31, 1995 were:

                                                                                  Gross           Gross
                                                                 Amortized      Unrealized      Unrealized
                                                                   Cost           Gains           Losses        Fair Value
                                                                 ---------      ----------      ----------      ----------
              U. S. Treasury and other
                U. S. Government agencies                      $36,064,436      $  104,630     $  (161,713)    $36,007,353
              Mortgage-backed securities                        12,696,096         101,936        (104,152)     12,693,880
              Obligations of states and
                political subdivisions                           2,952,694          52,864          (6,899)      2,998,659
              Other securities                                     844,350             -               -           844,350
                                                                ----------     -----------    ------------     -----------

                                                               $52,557,576      $ 259,430      $  (272,764)    $52,544,242
                                                                ==========       =========      ==========      ==========

              The amortized cost and fair values of investment securities available-for-sale at December 31, 1994 were:


                                                                                  Gross           Gross
                                                                 Amortized      Unrealized      Unrealized
                                                                   Cost           Gains           Losses        Fair Value
                                                                 ---------      ----------      ----------      ----------
              U.S. Treasury and other
                U.S. Government agencies                      $ 20,613,775      $   18,384     $  (842,867)    $19,789,292
              Mortgage-backed securities                         1,596,198           4,231         (56,721)      1,543,708
              Other securities                                     794,650              -               -          794,650
                                                               -----------       ---------      ----------     -----------

                                                              $ 23,004,623      $   22,615     $  (899,588)    $22,127,650
                                                               ===========       =========      ==========      ==========



              The amortized cost and fair values of investment securities held-to-maturity at December 31, 1994 were:

                                                                                  Gross           Gross
                                                                 Amortized      Unrealized      Unrealized
                                                                   Cost           Gains           Losses        Fair Value
                                                                 ---------      ----------      ----------      ----------
              U.S. Treasury and other
                U.S. Government agencies                      $  5,992,089      $       -      $  (410,689)    $ 5,581,400
              Mortgage-backed securities                        14,489,917          69,006        (672,188)     13,886,735
              Obligations of states and
                political subdivisions                           1,240,240          12,814         (21,625)    $ 1,231,429
                                                               -----------       ---------      ----------     -----------

                                                              $ 21,722,246      $   81,820     $(1,104,502)    $20,699,564
                                                               ===========       =========      ==========      ==========


Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE B.       INVESTMENT SECURITIES - CONTINUED

                     Gross gains of $8,207 and gross losses of $-0- were
              realized on held-to-maturity security sales in 1995. There were no realized gains or losses on available-for-sale securities in 1995. Gross realized gains of $178,003 and gross realized losses of $313,400 resulted from sale of available-for-sale securities in 1994. There were no realized gains or losses on held-to-maturity securities during 1994.

                     In 1995, debt securities with an amortized cost of
              $19,315,647 were transferred from held-to-maturity to available-for-sale because of the reclassification opportunity allowed for in the FASB 115 Implementation Guide. The securities had an unrealized gain of $1,923. There were no securities transferred between classifications during 1994.

                     Investment securities with an amortized cost of
              approximately $29,341,000 (market value $29,272,000) at December 31, 1995, and $33,653,000 (market value $32,169,000) at December
              31, 1994 were pledged to collateralize public deposits, and for other purposes as required by law or agreement.

                     The amortized cost and fair values of investment securities held-to-maturity and available-for-sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage backed securities are included in the table based on contractual maturity.

                                                    Securities held-to-maturity          Securities available-for-sale
                                                    ---------------------------          -----------------------------
                                                      Amortized          Fair               Amortized           Fair
                                                        Cost             Value                Cost              Value
                                                      ---------          -----              ---------           -----
              Due in one year or less               $                 $                   $15,240,873       $15,225,063
              Due after one year
                but less than five years                                                   24,587,807        24,565,889
              Due after five years
                but less than ten years                                                     2,577,921         2,641,156
              Due after ten years                                                           9,306,625         9,267,784
              Other securities                                                                844,350           844,350
                                                     ----------        ----------          ----------        ----------

                                                    $        -        $        -          $52,557,576       $52,544,242
                                                     ==========        ==========          ==========        ==========









Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE C.       LOANS

                     The Bank's loan portfolio at December 31, 1995 and 1994,
              consists of the following:

                                                                                         1995                 1994
                                                                                     ------------         --------

                Agricultural                                                         $  1,714,082         $  1,992,587
                Commercial and industrial                                              98,747,237           75,694,611
                Real estate - construction                                              8,206,698            4,061,067
                Real estate - mortgage                                                  4,279,069            3,988,030
                Installment                                                            16,339,010           16,853,099
                                                                                      -----------          -----------

                       Total loans                                                   $129,286,096         $102,589,394
                                                                                      ===========          ===========


                     Loans on which accrual of interest has been discontinued or reduced amounted to approximately $762,000 and $668,000 at December 31, 1995 and 1994, respectively. If interest on these loans had been accrued, such income would have approximated $34,000 and $45,000 in 1995 and 1994, respectively.

                     Prior to 1995, the Bank agreed to modify the terms of loans to borrowers in bankruptcy. The aggregate investment in these loans for 1995 and 1994 is approximately $228,000 and $303,000, respectively. Had the terms not been modified, interest income related to these loans would have been approximately $15,000 and $60,000 in 1995 and 1994, respectively. Interest income associated with these loans in the amount of $12,477 and $5,049 is included in operations in 1995 and 1994, respectively. There have been no new commitments to extend additional credit to these borrowers.

                     At December 31, 1995, the Bank had loans amounting to
              approximately $328,000 that were specifically classified as impaired. The average balance of these loans amounted to approximately $142,000 for the year ended December 31, 1995. The following is a summary of cash receipts on these loans and how they were applied in 1995:

                     Cash receipts applied to
                       reduce principal balance                                                               $ 41,000

                     Cash receipts recognized as
                       interest income                                                                           6,000

                     Total cash receipts                                                                      $ 47,000
                                                                                                               =======




Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE C.       LOANS - CONTINUED

                     In the ordinary course of business, the Bank makes loans to its executive officers, directors and to their affiliates. Loans made to such borrowers (including companies in which they are principal owners) amounted to approximately $6,396,000 and $6,933,000 at December 31, 1995 and 1994, respectively. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

                     Changes in these loans are as follows:

              BALANCE, at January 1, 1995                                                                 $  6,933,190

                New loans                                                                                    3,560,209
                Repayments                                                                                  (3,598,448)
                Transfers - resignations                                                                      (499,012)
                                                                                                           -----------

              BALANCE, at December 31, 1995                                                               $  6,395,939
                                                                                                           ===========


NOTE D.       ALLOWANCE FOR LOAN LOSSES

                     Changes in the allowance for loan losses are as follows:

                                                                                           1995                   1994
                                                                                       ------------           ------------

              Balance at January 1,                                                    $  1,273,160           $  1,232,881
                                                                                        -----------            -----------


                  Credits charged off                                                      (236,610)              (351,280)

                  Recoveries                                                                290,290                201,559
                                                                                        -----------            -----------

                    Net credits charged off                                                  53,680               (149,721)
                                                                                        -----------            -----------

                  Provision for loan
                    losses                                                                  140,000                190,000
                                                                                        -----------            -----------


              Balance at December 31,                                                  $  1,466,840           $  1,273,160
                                                                                        ===========            ===========





Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE E.       BANK PREMISES AND EQUIPMENT

                     A summary of Bank premises and equipment is as follows:

                                                                                                  December 31,
                                                                                       -----------------------------------
                                                                                           1995                   1994
                                                                                       ------------           ------------
              Land                                                                     $    527,013           $    512,013
              Buildings                                                                   2,067,070              1,817,338
              Furniture and equipment                                                     3,102,163              2,821,536
              Leasehold improvements                                                        150,109                145,606
                                                                                        -----------            -----------
                                                                                          5,846,355              5,296,493
              Less accumulated depreciation
                and amortization                                                          3,231,025              2,818,721
                                                                                        -----------            -----------

              Bank premises and equipment, net                                         $  2,615,330           $  2,477,772
                                                                                        ===========            ===========


NOTE F.       LEASES

                     The Bank had a lease commitment for a branch banking
              premise which expired in 1994. Leased property capitalized in the consolidated financial statements is summarized as follows:

                                                                                           1995                   1994
                                                                                       ------------           --------

              Land and buildings                                                       $         -            $    252,500
              Less accumulated depreciation                                                      -                 252,500
                                                                                        -----------            -----------

                                                                                       $         -            $         -
                                                                                        ===========            ==========

                     The interest rate, implicit in the lease, used in the
              calculation was approximately 7.2% and was equivalent to the rate the Bank would have incurred to borrow over similar terms for the funds necessary to purchase the leased assets. The amortization of the capital lease asset was included in depreciation expense.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE F.       LEASES - CONTINUED

                     The future minimum rental commitments for other
              non-cancelable operating leases as of December 31, 1995, are as follows:

                                                                                                                   Non-
                                                                                                                cancelable
                                                                                                                Operating
                                                                                                                 Leases

                     1996                                                                                     $     77,230
                     1997                                                                                           66,000
                     1998                                                                                           66,000
                     1999                                                                                           56,000
                     2000                                                                                           12,000
                                                                                                               -----------

              Total minimum lease payments                                                                    $    277,230
                                                                                                               ===========

                     Rental expense of approximately $79,000 in 1995 and $35,000 in 1994, included amounts for short-term cancelable leases and minimum rentals under non-cancelable operating leases.

NOTE G.       TRUST DEPARTMENT ASSETS

                     Property (other than cash deposits) held by the Bank in
              fiduciary or agency capacities for its customers is not included in the accompanying consolidated statements of financial condition as such items are not assets of the Bank. Trust fees are reported on the cash basis. The difference between cash basis and the accrual basis is immaterial.

NOTE H.       DEPOSITS

                     Maturities of time certificates of deposit of $100,000 or
              more outstanding at December 31, 1995 and 1994, are summarized as follows:

                                                                                                   December 31,
                                                                                       ----------------------------------
                                                                                           1995                  1994
                                                                                       ------------          ------------
              Time remaining until maturity:

                Three months or less                                                   $  5,259,847          $   2,762,166
                Over three through six months                                             2,344,007              1,777,725
                Over six through twelve months                                              351,000                250,000
                Over twelve months                                                        1,932,859              1,741,664
                                                                                        -----------            -----------

                                                                                       $  9,887,713           $  6,531,555
                                                                                        ===========            ===========


Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE H.       DEPOSITS - CONTINUED

                     Deposits at December 31, 1995 and 1994 consists of the
              following:

                                                                                                  December 31,
                                                                                      ------------------------------------
                                                                                          1995                   1994
                                                                                      -------------           ------------
                        Non-interest bearing demand deposits                          $  19,941,993           $ 20,486,461
                        NOW accounts                                                     26,024,959             54,812,471
                        Money market deposit accounts                                     8,340,889              9,435,281
                        Savings accounts                                                 55,320,762             12,310,194
                        Certificates of deposits                                         62,080,504             57,097,569
                                                                                        -----------            -----------

                                                                                       $171,709,107           $154,141,976
                                                                                        ===========            ===========


NOTE I.       EMPLOYEE BENEFIT PLANS

                     Employees of the Bank participate in a profit sharing and
              savings retirement plan and an ESOP covering all employees who qualify as to length of service. The Bank also has a contributory 401(k) savings plan covering substantially all employees. The 401(k) plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's contributions to the plans are made at the discretion of the Board of Directors. Dividends on ESOP shares are recorded as a reduction of retained earnings. The ESOP plan held 43,020 shares at 1995 and 38,963 shares at 1994. Contributions to all employee benefit plans totaled $100,106 in 1995 and $101,000 in 1994.

                     In addition to providing pension benefits, the Bank covers retirees under their group health care plan. The arrangement is that the Bank will pay a percentage of the retirees' health insurance premiums. Also, the Bank pays a supplemental retirement benefit to retired individuals who have received 100% of their pension retirement from other Bank qualified plans. Under the present arrangement these postretirement benefits will only be available to those individuals who have met the retirement eligibility requirements of the Bank and who retire prior to 1995.

                     Prior to 1993, the Bank's practice was generally to expense the cost of these benefits as they were paid; therefore resulting in an unfunded benefit plan. Beginning in 1993, Statement on Financial Accounting Standard (SFAS) No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" required that costs of retiree benefits other than pensions be recognized in the financial statements during the employees' working career.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE I.       EMPLOYEE BENEFIT PLANS - CONTINUED

                     SFAS No. 106 required that the unrecorded accumulated
              postretirement benefit obligation be either charged in the income statement as a cumulative effect of a change in accounting principle in the period of adoption or delayed and amortized over future periods as part of future postretirement benefit costs. The Bank has elected the delayed recognition. The unrecorded postretirement benefit obligation will be amortized using the straight line method over the average remaining life expectancy period of the plan participants since all or almost all of the plan participants are inactive.

                     The following table sets forth the plan's combined funds
              status reconciled with the amount shown in the Bank's balance sheet.

              Accumulated postretirement benefit obligation:

                                                                                                  December 31,
                                                                                           ---------------------------
                                                                                             1995              1994
                                                                                           ---------         ---------
                          Retirees                                                         $ 392,155         $ 519,572
                          Plan assets at fair value                                               -                 -
                                                                                            --------          -------
                          Accumulated postretirement benefit
                            obligation in excess of plan
                            assets                                                           392,155           519,572
                          Unrecognized transition obligation                                (293,927)         (453,897)
                                                                                            --------          --------
                          Accrued postretirement benefit
                            cost on the balance sheet                                      $  98,228         $  65,675
                                                                                            ========          ========









Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE I.       EMPLOYEE BENEFIT PLANS - CONTINUED

                     The Bank's postretirement health care plan is underfunded.

                     Postretirement expense includes the following components:

                                                                                                       Years ended
                                                                                                       December 31,

                                                                                              1995              1994
                                                                                           ---------         -------
                          Interest cost on accumulated
                            postretirement benefit obligation                             $   24,183        $   31,056
                          Amortization of transition obligation
                            over 14 years                                                     43,797            37,395
                                                                                           ---------         ---------

                          Postretirement expense                                          $   67,980        $   68,451
                                                                                           =========         =========


                     The accumulated postretirement benefit obligation was
              determined using an assumed discount rate of 6.00%. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 5% in 1995, declining ratably to an ultimate flat rate over a period of nine years. The health care cost trend rate assumption has a significant effect on the amounts reported. In increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately $18,000. The effect of this change on the aggregate interest cost for 1995 would be an increase of approximately $1,000. The supplemental retirement benefits are assumed at a constant rate.

NOTE J.       INCOME TAX PROVISION

                     The provision for income taxes included in the consolidated statements of income is as follows:

                                                                                         1995                 1994
                                                                                     ------------         --------

                    Current                                                          $  1,221,966         $    810,609
                    Deferred                                                             (100,120)             (60,783)
                                                                                      -----------          -----------

                                                                                     $  1,121,846         $    749,826
                                                                                      ===========          ===========

                     Income taxes payable of $16,825 in 1995 is included in
              accrued taxes and other liabilities and income taxes receivable of $69,172 in 1994 is included in other assets.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE J.       INCOME TAX PROVISION - CONTINUED

                     Amounts for deferred tax assets and liabilities are as
              follows:

                                                                                           1995                 1994
                                                                                        ---------            -------

                     Deferred tax liability                                            $  (25,908)          $  (31,240)
                                                                                        =========            =========
                     Deferred tax asset, net of valuation
                       allowance of $-0-                                               $  380,381           $  622,413
                                                                                        =========            =========

                     Temporary differences giving rise to the deferred tax
              liability and assets consist primarily of the accumulated depreciation, amortization of core deposits, accretion of bond discounts, accrued employee benefits and writedowns on other real estate.

                     The deferred tax provision (credit) consists of the
              following temporary differences:

                                                                                         1995                 1994
                                                                                     ------------         --------

              Provision for loan losses                                              $    (75,535)        $    (13,695)
              Other real estate transactions                                               13,916              (15,543)
              Amortization of core deposit                                                  2,494                2,815
              Depreciation                                                                (28,258)              (2,131)
              Postretirement costs                                                        (12,696)             (11,370)
              Utilization of net operating
                loss for state purposes                                                        -                 8,219
              Sale of investment securities
                with previous writedowns                                                       -                22,532
              Accretion of bond discounts                                                  22,380              (49,904)
              Other                                                                       (22,421)              (1,706)
                                                                                      -----------          -----------

                                                                                     $   (100,120)        $    (60,783)
                                                                                      ===========          ===========


                     The provision for federal income taxes in comparison to
              that computed by applying the statutory rate of 39% in 1995 and 1994, is indicated in the following analysis:

                                                                                           1995                 1994
                                                                                         --------             ------

                     Tax based on statutory
                       rate                                                            $1,297,315             $838,832
                     Effect of tax-exempt
                       income                                                            (119,630)             (92,900)
                     Accretion                                                            (14,613)                (234)
                     State income tax                                                     (28,492)             (14,754)
                     Other                                                                (12,734)              18,882
                                                                                        ---------              -------

                                                                                       $1,121,846             $749,826
                                                                                        =========              =======


Continued........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE J.       INCOME TAX PROVISION - CONTINUED

                     The income tax provision includes approximately $2,800 in
                1995 and $(46,000) in 1994, resulting from securities transactions.

NOTE K.       STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

                     In 1995 and 1994 the Board of Directors approved 10% stock dividends, which resulted in the transfer of the market value of the stock from retained earnings to common stock and surplus.

                     The primary sources of revenue of Merchants Capital
              Corporation are dividends from its subsidiaries, Merchants Bank and Merchants Data Services, Inc. Dividends paid by Merchants Bank to the Capital Corporation amounted to $1,022,540, $580,520 and $828,050 for the years 1995, 1994 and 1993. Dividends paid by Merchants Data Services, Inc. to the Capital Corporation amounted to $-0-, $559,093 and $100,000 for the years 1995, 1994 and 1993.
              Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency.

                     The Bank is also required to maintain minimum amounts of
              capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. At December 31, 1995, the Bank was in compliance with the risk-based capital ratio requirements maintaining a 11.25% Tier 1 ratio and a total capital ratio of 12.50%. The Bank's leverage ratio was 7.61% at December 31, 1995.

NOTE L.       COMMITMENTS AND CONTINGENCIES

                     The Bank is a party to financial instruments with
              off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

                     The Bank's exposure to credit loss in the event of
              nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE L.       COMMITMENTS AND CONTINGENCIES - CONTINUED

                     Commitments to extend credit are agreements to lend to a
              customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                     Standby letters of credit are conditional commitments
              issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

                     The Bank's maximum exposure to credit loss is represented
              by the contractual amount of the commitments to extend credit and letters of credit as follows:

                                                                                               December 31,
                                                                                         1995                 1994
                                                                                     ------------         ------------
                     Commitments to extend credit                                    $ 23,215,288         $ 14,235,744

                     Standby letters of credit                                       $  2,104,300         $  1,591,800


                     The Bank has an agreement with its Chairman whereby, if
              certain conditions are met, specified supplemental benefits are available upon termination of employment.

                     The Bank is involved in certain litigation incurred in the normal course of business. In the opinion of management and legal counsel, liabilities arising from such claims, if any, would not have a material effect upon the Bank's consolidated financial statements.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE M.       CASH AND DUE FROM BANKS

                     The Bank is required to maintain average reserves at the
              Federal Reserve Bank. This requirement approximates $992,000 at December 31, 1995, and $1,800,000 at December 31, 1994.

NOTE N.       BUSINESS COMBINATION

                     On April 1, 1995, the Company acquired the Bank of Edwards in a business combination accounted for as a purchase. The Bank of Edwards was primarily engaged in banking activities. The results of operations of the Bank of Edwards are included in the accompanying financial statements since the date of acquisition. Pursuant to a Purchase and Assumption Agreement, the company assumed $12,680,665 of deposits and other specific liabilities, and purchased assets having a cost of $13,132,458. The Company purchased these assets at a discount of $787,873. This amount consisted of an increase of $89,419 to bank premises and equipment based on assessed values and will be depreciated over the estimated remaining useful lives of the assets. Core deposits of $350,000 were recorded and will be amortized over the estimated useful life of fifteen years. Investments were reduced to fair market value by reflecting a decline in recorded value of $127,898 which will be amortized using the constant yield method. The purchased loans are shown net of the discount of $1,099,394 at April 1, 1995, to cover anticipated losses in the acquired Bank's portfolio of loans. The Company has received funds from the acquired bank in the amount of $336,080 representing the difference between fair value of assets acquired and liabilities assumed.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE N.       BUSINESS COMBINATION - CONTINUED

                     The following summarizes the pro forma (unaudited)
              information assuming the acquisition occurred on January 1, 1994:

                                              UNAUDITED PRO FORMA INFORMATION

                                                                                                 December 31,
                                                                                           1995                 1994
                                                                                       ----------           ----------
                     Net interest income                                               $8,418,317           $7,660,241
                                                                                        =========            =========

                     Provision for loan losses                                         $  140,000           $  190,000
                                                                                        =========            =========

                     Consolidated pro forma net income                                 $2,164,143           $1,547,775
                                                                                        =========            =========

                     Weighted average shares outstanding                                  674,054              674,054
                                                                                        =========            =========

                     Pro forma consolidated income per share                                $3.21                $2.30
                                                                                             ====                 ====


                     The above amounts reflect adjustments for discount on
              loans, amortization of core deposits, depreciation on revalued bank premises and equipment, deferred tax asset revaluation and market value adjustments on investments.

NOTE O.       CONCENTRATIONS OF CREDIT

                     The Bank provides deposit and loan products and other
              financial services to consumer and corporate customers located principally in Mississippi. Securities and short-term investment activities are conducted with a diverse group of domestic governments, corporations and depository and other financial institutions. The Bank evaluates the counterparty's creditworthiness and the need for collateral on a case by case basis. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE P.       OTHER INCOME AND EXPENSE

                     Other income includes the following:

                                                                                         1995                 1994
                                                                                     ------------         --------

              Income (loss) from other
                real estate, net                                                     $     (7,763)        $    (25,192)

                     Other expenses include the following:

                                                                                         1995                 1994
                                                                                     ------------         --------

              F.D.I.C. assessment                                                    $    215,471         $    367,298
              General operating supplies                                             $    214,124         $    191,878
              Telephone                                                              $    170,495         $    146,891



NOTE Q.       FAIR VALUE OF FINANCIAL INSTRUMENTS

                     In December of 1991, the Financial Accounting Standards
              Board issued Statement of Financial Accounting Standards No. 107 relative to disclosures about fair values of financial instruments. The statement requires disclosure of financial instruments' fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated throughout the notes to the consolidated financial statements. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. All nonfinancial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

                     The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is possible to estimate that value:

              Cash and Due From Banks

                     Fair value equals the carrying value of such assets.

Continued........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE Q.       FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

              Investments Securities

                     Fair values for investment securities are based on quoted
              market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

              Federal Funds Sold

                     Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

              Loans

                     For variable rate loans, those repricing within six months or less, fair values are based on carrying values. The fair value of certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for any differences in loan characteristics, with servicing retained. Fixed rate commercial loans, installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans was based on interest rates currently being charged by the Bank on comparable loans as to credit risk and term.

              Off-balance Sheet Instruments

                     Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the carrying amount.

              Deposit Liabilities

                     The fair values of demand deposits are, as required by FAS
              107, equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximated the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the bank on comparable deposits as to amount and term.

              Short-term Borrowings

                     The carrying value of federal fund purchased, securities
              sold under agreements to repurchase and other short-term borrowings approximates their carrying values.

Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE Q.       FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

                     The estimated fair values of the Bank's financial
              instruments are as follows:

                                                                                                   1995
                                                                                     ---------------------------------
                                                                                       Carrying               Fair
                                                                                        Amount                Value
                                                                                     ------------         ------------
                     Financial assets:

                       Cash and due from banks                                       $  7,675,000         $  7,675,000
                       Time deposits                                                 $    668,000         $    668,000
                       Federal funds sold                                            $  2,800,000         $  2,800,000
                       Investment securities:

                         Available-for-sale                                          $ 52,544,000         $ 52,544,000

                       Loans, net of allowance                                       $126,047,000         $126,406,000

                     Financial liabilities:

                       Deposits                                                      $171,709,000         $172,107,000
                       Security participation                                        $  6,614,000         $  6,614,000

                     Other:

                       Commitments to extend credit                                  $ 23,215,000         $ 23,215,000
                       Standby letters of credit                                     $  2,104,000         $  2,104,000

                                                                                                   1994
                                                                                     ---------------------------------
                                                                                       Carrying               Fair
                                                                                        Amount                Value
                                                                                     ------------         ------------
                     Financial assets:
                       Cash and due from banks                                       $  9,945,000         $  9,945,000
                       Federal funds sold                                            $ 13,625,000         $ 13,625,000
                       Investment securities:

                         Held-to-maturity                                            $ 21,722,000         $ 20,700,000
                         Available-for-sale                                          $ 22,128,000         $ 22,128,000

                       Loans, net of allowance                                       $ 99,556,000         $ 91,996,000

                     Financial liabilities:

                       Deposits                                                      $154,142,000         $154,460,000
                       Security participation                                        $  3,348,000         $  3,348,000

                     Other:

                       Commitments to extend credit                                  $ 14,236,000         $ 14,236,000
                       Standby letters of credit                                     $  1,592,000         $  1,592,000



Continued........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE R.       SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL CORPORATION

                     Summarized financial information of Merchants Capital
              Corporation, parent company only, is as follows:

                        STATEMENTS OF FINANCIAL CONDITION

                                                                                                December 31,
                                                                                     ---------------------------------
                                                                                         1995                 1994
                                                                                     ------------         ------------
ASSETS:
  Cash                                                                               $  1,165,758         $    806,498
  Investments in-
    Merchants Bank                                                                     14,772,284           13,044,312
  Other assets                                                                              4,713                9,282
                                                                                      -----------          -----------

                                                                                     $ 15,942,755         $ 13,860,092
                                                                                      ===========          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:

  Other liabilities                                                                  $    505,540         $    153,248
  Stockholders' equity                                                                 15,437,215           13,706,844
                                                                                      -----------          -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $ 15,942,755         $ 13,860,092
                                                                                      ===========          ===========



                              STATEMENTS OF INCOME

                                                                                         Years Ended December 31,
                                                                                     ---------------------------------
                                                                                         1995                 1994
                                                                                     ------------         ------------
REVENUE:
  Dividends received:
    Merchants Bank                                                                   $  1,022,540         $    580,520
    Merchants Data Services, Inc.                                                              -               559,093
  Interest earned                                                                             198                  188
                                                                                      -----------          -----------
                                                                                        1,022,738            1,139,801
EXPENSES                                                                                   19,287               25,678
                                                                                      -----------          -----------

                                                                                        1,003,451            1,114,123

EQUITY IN UNDISTRIBUTED EARNINGS:

    Merchants Bank                                                                      1,201,151              845,995
    Merchants Data Services, Inc.                                                              -              (559,093)
                                                                                      -----------          -----------

      NET INCOME                                                                     $  2,204,602         $  1,401,025
                                                                                      ===========          ===========




Continued.........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE R.     SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL CORPORATION -
                CONTINUED

                            STATEMENTS OF CASH FLOWS

                                                                                          Years Ended December 31,
                                                                                     ---------------------------------
                                                                                         1995                 1994
                                                                                     ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                                         $  2,204,602        $   1,401,025
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:

      Deferred income taxes                                                                    -                 5,076
      Undistributed earnings of
        affiliates                                                                     (1,201,151)            (286,902)
      (Increase) decrease in other assets                                                   4,569                7,460
      Decrease in other liabilities                                                            (1)                  (2)
                                                                                      -----------          -----------

          Net cash provided by
            operating activities                                                        1,008,019            1,126,657
                                                                                      -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Payment of fractional shares                                                             (5,238)              (5,560)
  Dividends paid                                                                         (643,521)            (863,957)
                                                                                      -----------          -----------

       Net cash used in
         financing activities                                                            (648,759)            (869,517)
                                                                                      -----------          -----------

INCREASE IN CASH                                                                          359,260              257,140

CASH AT BEGINNING OF YEAR                                                                 806,498              549,358
                                                                                      -----------          -----------

CASH AT END OF YEAR                                                                  $  1,165,758         $    806,498
                                                                                      ===========          ===========













Continued........

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE R.     SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL CORPORATION -
              CONTINUED

                      STATEMENTS OF CASH FLOWS - CONTINUED

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

                                                                                         1995                 1994
                                                                                     ------------         --------

  Dividends declared but not paid                                                    $    505,540         $    153,247
                                                                                      ===========          ===========

  Stock dividends declared                                                           $  1,373,985         $  1,388,100
                                                                                      ===========          ===========


  Change in unrealized losses on
    securities available-for-sale,
    net of deferred income taxes                                                     $   (526,821)        $    534,954
                                                                                      ===========          ===========

                 MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

              This discussion is intended to further your understanding of the consolidated financial condition and results of operations of Merchants Capital Corporation and subsidiaries ("the Company"). It should be read in conjunction with the consolidated financial statements and notes included elsewhere in this report.

OVERVIEW OF 1995

              A wider net interest margin and lower provision for loan losses were the primary factors in the $803,577 increase in the Company's net income for the year ended 1995. Net income for the year 1995 was $2,204,602 compared to $1,401,025 for the same period of 1994. Earnings per common share were $3.27 and $2.08 for the years ended 1995 and 1994, respectively. Return on average assets was 1.17% for the current year and .80% in the same period of 1994. For the years ended 1995 and 1994, return on average equity was 15.12% and 10.21%, respectively. Other income was $2,199,884 in the current year, 21.43% higher than $1,728,431 in the year 1994 due primarily to service charges on ATM machines.

              Net interest income for 1995 was $8,259,568, 16.22% greater than $7,106,683 from the year 1994, due to a wider net interest margin. The net interest spread was 4.17% for the current year versus 3.97% for the same period of 1994.

              During the year 1995, in comparison with the same period of 1994, average loans outstanding increased $16,985,759 or 17.56% due to an increased loan demand and a business combination. Average total deposits for the year 1995 increased $8,373,419 or 6.18% when compared to the average total deposits for the same period of 1994. Average total assets for the current year increased $11,934,769 or 6.8% when compared to the total average assets of the year 1994. Average stockholders' equity for 1995 was $14,572,030, an increase of 6.17% over the average stockholders' equity for 1994.

EARNINGS ANALYSIS

              NET INTEREST INCOME - Net interest income, which is the difference between interest and fees generated from interest earning assets and the interest expense for interest bearing liabilities, is the primary source of earnings for the Bank. For analytical purposes, net interest income is presented on a tax equivalent basis. A 34% tax rate is used for 1995 and 1994. Certain earning assets are exempt from income taxes, therefore, a tax equivalent adjustment is included so that tax exempt earning assets will be comparable with other earning assets. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest bearing liabilities, along with the change in market rates.

              Net interest income on a fully tax equivalent basis (FTE) increased $1,190,107 or 16.64%. Net interest income (FTE) for 1995 was $8,341,753 compared to $7,151,646 for the prior year.

              Net Interest Income (Fully Taxable Equivalent)

                                                                                1995                               1994
                                                                             ----------                         -------

        Interest Income                                                     $14,622,010                        $11,994,485
        Interest Expense                                                      6,362,442                          4,887,802
                                                                             ----------                         ----------

        Net Interest Income                                                   8,259,568                          7,106,683

        Tax Equivalent Adjustment

           to Interest Income                                                    82,185                             44,963
                                                                             ----------                         ----------

        Net Interest Income

           (Fully Taxable Equivalent)                                       $ 8,341,753                        $ 7,151,646
                                                                             ==========                         ==========

                                                                                         Increase (Decrease)
                                                                                            1995 to 1994
                                                                                         -------------------

        Interest Income                                                                      $ 2,627,525
        Interest Expense                                                                       1,474,640
                                                                                              ----------

        Net Interest Income                                                                    1,152,885

        Tax Equivalent Adjustment

           To Interest Income                                                                     37,222

        Net Interest Income

           (Fully Taxable Equivalent)                                                        $ 1,190,107
                                                                                              ==========


        EARNING ASSETS - Average earning assets increased $13,757,451 or 8.52% to $175,304,685 during 1995. Average earning assets were $161,547,234 in 1994. When comparing balance outstanding during 1995 to 1994, average net loans increased 17.56% while investment securities decreased 3.79% and federal funds sold decreased 17.93%. For 1995, as a percentage of earning assets, loans were 64.88%, investment securities were 31.1%, and federal funds sold were 3.8%, while time deposits satisfied the remainder. In comparison in 1994, as a percentage of earning assets, loans were 59.9%, investment securities were 35.1% and federal funds sold were 5%. Time deposits did not exist. The Company reinvested the proceeds from lower yielding, short-term investments into loans to compensate for the strong growth it was experiencing in commercial and consumer lending.

        INTEREST BEARING LIABILITIES - Average interest bearing liabilities were $151,003,764 for 1995, an increase of 7.2% over the average interest bearing liabilities for 1994 of $140,893,793. For 1995, as a percentage of interest bearing liabilities, interest bearing demand deposits were 47%, savings were 8%, certificates of deposit were 40% and other borrowings, primarily security participation agreements, were 5%. In comparison in 1994, as a percentage of interest bearing liabilities, interest bearing demand accounts were 41%, savings were 10%, certificates of deposit were 46% and other borrowings were 3%. Interest bearing liabilities funded 86% of earning assets in 1995 and 87% in 1994.

        NET INTEREST SPREAD - Net interest spread is the difference between the average rate earned on interest earning assets and the average rate paid on interest bearing liabilities. Net interest spread increased from 3.97% to 4.17% or 20 basis points from 1994 to 1995. The average rate earned on interest earning assets increased 94 basis points from 7.45% in 1994 to 8.39% in 1995. In comparison to this increase of 94 basis points in interest rate earned, the average rate paid for interest bearing liabilities increased 74 basis points. The average rate paid for deposit liabilities during 1995 was 4.21%, compared to 3.47% in 1994. With a 17.5% increase in average loan volume and a higher interest yield on loans, the Company experienced a 29% increase in interest and fees on loans from 1994 to 1995.

        The following table (Average Balance Sheets and Interest Rate Analysis) provides additional information relating to average balances, interest earned or paid, and average rates earned or paid for the periods shown. Yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively. Average balances are derived from average monthly balances.

AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                      1995
                                                                  ----------------------------------------------

                                                                     Average             Income/          Yield/
                                                                     Balance             Expense           Rate
                                                                  ------------        -----------         ------
ASSETS
Loans (1) (2)                                                     $113,729,061        $10,987,315          9.66%
Investment Securities:
  U. S. government & other                                          50,886,807          2,990,707          5.88%
  State & municipal (3)                                              2,746,504            241,720          8.80%
  Other securities                                                     841,010             54,827          6.52%
                                                                  ------------        -----------         ------

    Total investment securities                                     54,474,321          3,287,254          6.03%

Federal funds sold                                                   6,718,178            391,352          5.83%
Time Deposits                                                          383,125             38,274          9.99%
                                                                  ------------        -----------         ------

    Total earning assets                                           175,304,685         14,704,195          8.39%

Allowance for loan losses                                           (1,716,222)
Cash & Due from banks                                                6,766,234
Bank premises & equipment                                            2,573,162
Market Value Adjustment - Investments                                 (445,454)
Other assets                                                         4,763,441
                                                                  ------------

    TOTAL ASSETS                                                  $187,245,846
                                                                  ============

                                                                     Average             Income/          Yield/
                                                                     Balance             Expense           Rate
                                                                  ------------        -----------         ------
LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing deposits:
  Interest bearing deposits                                       $ 71,352,976        $ 2,780,065          3.90%
  Savings                                                           12,274,310            341,931          2.79%
  Certificates of deposit                                           60,283,289          3,000,899          4.98%
                                                                  ------------        -----------         ------

    Total interest bearing deposits                                143,910,575          6,122,895          4.25%

Other borrowings                                                     7,093,189            239,547          3.38%
                                                                  ------------        -----------         ------

    Total interest bearing liabilities                             151,003,764          6,362,442          4.21%

Non-interest bearing deposits                                       20,161,526
Other liabilities                                                    1,508,526
Stockholders' equity                                                14,572,030
                                                                   -----------

    Total liabilities and
        stockholders' equity                                      $187,245,846
                                                                  ============

Net Interest Income -

   Tax Equivalent Basis                                                               $ 8,341,753
   Tax Equivalent Adjustment                                                              (82,185)
                                                                                      -----------

  Net Interest Income                                                                 $ 8,259,568
                                                                                      ===========

Interest income and rate earned                                                       $14,704,195          8.39%
Interest expense and rate paid                                                          6,362,442          4.21%
                                                                                      -----------          -----
Interest rate spread                                                                                       4.17%
                                                                                                           =====

NET INTEREST INCOME & NET YIELD ON
  AVERAGE EARNING ASSETS                                                              $ 8,341,753          4.76%
                                                                                      ===========          =====


(1) Nonaccrual loans are included in average balances for yield computations
(2) Includes loan fees and late charges in both interest income and yield computations
(3) Tax equivalent basis - 34% rate for 1995 and 1994

                                      1994
                ----------------------------------------------
                   Average           Income/            Yield/
                   Balance           Expense             Rate
                ------------       -----------          ------

                $ 96,743,302       $ 8,508,833           8.80%

                  54,816,316         3,024,660           5.52%
                   1,394,159           132,244           9.49%
                     794,650            40,245           5.06%
                ------------       -----------          ------

                  57,005,125         3,197,149           5.61%

                   8,185,720           333,466           4.07%
                           0                 0               0
                ------------       -----------          ------

                 161,934,147        12,039,448           7.43%

                  (1,285,600)
                   7,783,703
                   2,526,689

                    (386,913)

                   4,739,051
                ------------
                $175,311,077
                ============

                   Average           Income/            Yield/
                   Balance           Expense             Rate
                ------------       -----------          ------
                $ 57,541,508       $ 1,829,304           3.18%
                  13,474,285           366,257           2.72%
                  64,521,363         2,550,406           3.95%
                ------------       -----------          ------

                 135,537,156         4,745,967           3.50%

                   5,356,637           141,835           2.65%
                ------------       -----------          ------

                 140,893,793         4,887,802           3.47%

                  19,755,334
                     936,280

                  13,725,670
                ------------
                $175,311,077
                ============
                                   $ 7,151,646

                                       (44,963)
                                   -----------
                                   $ 7,106,683
                                   ===========           =====

                                   $12,039,448           7.43%
                                     4,887,802           3.47%
                                   -----------           -----
                                                         3.97%
                                                         =====


                                   $ 7,151,646           4.42%
                                   ===========           =====

        The following table (Interest Differentials) provides additional information relating to the effect change in interest yield has on net interest income.

INTEREST DIFFERENTIALS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                       1995/1994
                                                            ---------------------------------------------------------------
                                                            Change due to                        Change in         Total
                                                               Volume             Rate          Rate/Volume       Change
                                                            -------------      ----------       -----------      ----------

Interest Earning Assets

  Federal Funds Sold                                         $  (59,784)       $  143,374        $(25,704)       $   57,886
  Securities:
    Taxable                                                    (194,515)          185,812         (10,667)          (19,370)
    Nontaxable                                                  128,278            (9,544)         (9,258)          109,476
  Time deposits                                                  38,273                 0               0            38,273
  Loans                                                       1,493,943           837,495         147,044         2,478,482
                                                             ----------        ----------        --------        ----------

    Total Interest Income                                     1,406,195         1,157,137         101,415         2,664,747
                                                             ----------        ----------        --------        ----------

Interest Bearing Liabilities

  Interest Bearing Deposits                                     439,081           412,637          99,044           950,762
  Savings                                                       (32,618)            9,102            (811)          (24,327)
  Certificates of Deposits                                     (167,523)          661,464         (43,448)          450,493
  Other Borrowings                                               45,981            39,066          12,665            97,712
                                                             ----------        ----------        --------        ----------
    Total Interest Expense                                      284,921         1,122,269          67,450         1,474,640
                                                             ----------        ----------        --------        ----------

  Increase (Decrease) in
    Interest Differential                                    $1,121,274        $   34,868        $ 33,965        $1,190,107
                                                             ==========        ==========        ========        ==========

                                                                                        1994/1993
                                                            ---------------------------------------------------------------
                                                            Change due to                        Change in         Total
                                                               Volume             Rate          Rate/Volume       Change
                                                            -------------      ----------       -----------      ----------
Interest Earning Assets

  Federal Funds Sold                                         $ (109,146)        $ 145,289        $(46,166)        $ (10,023)
  Securities:
    Taxable                                                    (198,764)          (20,229)          3,902          (215,091)
    Nontaxable                                                  (16,553)            5,411            (622)          (11,764)
  Time deposits                                                       0                 0               0                 0
  Loans                                                       1,058,449          (414,224)        (55,358)          588,867
                                                             ----------        ----------        --------        ----------

    Total Interest Income                                       733,986          (283,753)        (98,244)          351,989
                                                             ----------        ----------        --------        ----------

Interest Bearing Liabilities

  Interest Bearing Deposits                                     189,366           187,351          24,849           401,566
  Savings                                                       (16,012)          (14,753)            596           (30,169)
  Certificates of Deposits                                     (178,342)         (112,956)          7,107          (284,191)
  Other Borrowings                                              124,157            (9,430)        (23,250)           91,477
                                                             ----------        ----------        --------        ----------
    Total Interest Expenses                                     119,169            50,212           9,302           178,683
                                                             ----------        ----------        --------        ----------

  Increase (Decrease) in
    Interest Differential                                    $  614,817         $(333,965)      $(107,546)         $173,306
                                                             ==========        ==========        ========        ==========

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                           December 31, 1995
                                                                            Loans to Mature
                                               ---------------------------------------------------------------------------
                                                Less than              One to           Greater than
                                                One Year             Five Years          Five Years              Total

Commercial                                     $40,217,872          $58,653,884          $ 9,796,261          $108,668,017
                                                ----------           ----------           ----------           -----------

Mortgage                                         1,204,328            3,074,741                                  4,279,069
                                                ----------           ----------           ----------           -----------

Installment                                      5,172,679           11,166,331                                 16,339,010
                                                ----------           ----------           ----------           -----------

Total                                          $46,594,879          $72,894,956          $ 9,796,261          $129,286,096
                                                ==========           ==========           ==========           ===========




                                                                                    Loans Due After
                                                                                      One Year at
                                                                                    December 31, 1995
                                                                                      Interest Rates
                                                                 ---------------------------------------------------------
                                                                  Predetermined           Adjustable              Total
                                                                  -------------           ----------           -----------

Commercial                                                        $  57,175,913          $11,274,232          $ 68,450,145
                                                                   ------------           ----------           -----------


Mortgage                                                              3,074,741                                  3,074,741
                                                                   ------------           ----------           -----------

Installment                                                          11,166,331                                 11,166,331
                                                                   ------------           ----------           -----------

Total                                                             $  71,416,985          $11,274,232          $ 82,691,217
                                                                   ============           ==========           ===========

INVESTMENT ANALYSIS

                                                                                            December 31, 1995
                                                                               -------------------------------------------
                                                                               Weighted
                                                                                Average                           Book
                                                                                 Yield                            Value

U.S. Government Securities:

    Within 1 year                                                                 5.01%                        $ 1,249,239
    After 1 year, but within 5 years                                              5.35%                          7,292,888
    After 5, but within 10 years                                                  0.00%                                 -
    After 10 years                                                                0.00%                                 -
                                                                                 -----                          ---------

          Total U.S. Government Securities                                        5.30%                        $ 8,542,127
                                                                                 =====                          ==========

Securities of U.S. Government
    Agencies and Corporations:

       Within 1 year                                                              5.32%                         13,732,426
       After 1 year, but within 5 years                                           5.69%                         15,654,179
       After 5, but within 10 years                                               7.26%                          2,065,175
       After 10 years                                                             7.10%                        $ 8,766,627
                                                                                 -----                          ----------

          Total Securities of
             U.S. Government Agencies
             and Corporations                                                     5.95%                        $40,218,407
                                                                                 =====                          ==========

Obligations of States and Political
    Subdivisions:

       Within 1 year                                                              4.79%                            259,206
       After 1 year, but within 5 years                                           5.06%                          1,640,740
       After 5, but within 10 years                                               5.98%                            512,747
       After 10 years                                                             5.51%                        $   540,000
                                                                                 -----                          ----------

          Total Obligations of States
             and Political Subdivisions                                           5.28%                        $ 2,952,693
                                                                                 =====                          ==========

Other Securities-

    Stocks of The Federal Reserve Bank                                            6.28%                            844,350
                                                                                 -----                          ----------

          Total Other Securities                                                  6.28%                        $   844,350
                                                                                 =====                          ==========

PROVISION FOR LOAN LOSSES

    Provision for loan losses was $140,000 for 1995, a decrease of $50,000 from the provision for loan losses of $190,000 for 1994. Net chargeoffs (recoveries) were $(53,680) for 1995, down from $149,721 for 1994. As a percentage of average loans, net chargeoffs (recoveries) were (.05)% in 1995 and .15% in 1994. Gross chargeoffs were .21% in 1995 and .36% in 1994. Recoveries as a percentage of gross chargeoffs were 122.69% in 1995 and 57.38% in 1994.

OTHER INCOME

    Other income for 1995 was $2,199,884, an increase of $471,453 or 27.3% over the prior year results of $1,728,431. Exclusive of securities transactions, other income increased $327,849.

    Service charges on deposit accounts were $985,798 for 1995, an increase of 6.48% over 1994. Service charges on deposit accounts were $925,797 in 1994. The primary reasons for the increase in 1995 are an increased number of deposit accounts and increased non sufficient funds service charges.

    Other service, collection and exchange charges increased $201,276 (69.5%) from 1994. The Company installed several new ATM machines, resulting in higher volume during the 1995 year. ATM fees increased $200,174 (1276.29%) as the result of this expansion. Loan origination fees on the sale of mortgage loans decreased $20,285 or 15.7%. Due to the stabilization of the mortgage market, the Company originated fewer loans in 1995 as compared to 1994. Commissions on credit life policies written during 1995 increased $18,751 (29.3%) as compared to 1994. The increase is directly related to the number of policies written by the loan officers of the Bank.

    Trust fees increased $59,499 (17.7%) largely due to the restructuring of fees schedules for certain large accounts and growth in the number of accounts managed by the trust department since 1994. The trust department of the Bank provides asset management services for its trust customers. The trust department has over $53,800,000 in assets under its administration.

    Other operating income for 1995 was $319,748 compared to the 1994 total of $312,675. Included in other operating income are fees earned for providing computer services to other banks, bank premises rental, safe deposit box rentals and other operating fees associated with the daily operations of the Bank.

    Net gains on investment securities increased other income by $8,207 for 1995, compared to a net loss on investment securities in 1994 of $135,397. Securities were sold to meet the growth in loan demand experienced by the Bank in 1995.

OTHER EXPENSES

    Other expenses totaled $6,993,004 in 1995, a 7.7% increase over the 1994 total of $6,494,263. The primary contributor to this increase was salaries and employee benefits. Salaries and employee benefits increased $393,638, or 12.2% to $3,623,321 for 1995 when compared to $3,229,683 for 1994. This increase is due to a 4.2% increase in employees, plus the effects of raises and management incentive programs for 1995. New employees were added as a result of the acquisition of Bank of Edwards in April, 1995.

     The $38,669 increase in net occupancy expense was primarily due to the increase in monthly rental cost for the Jackson loan originating office and a renegotiation on the operating lease for the Bank's Clay Street branch.

    Other expenses increased $49,721 or 2.27% when comparing 1995 to 1994. Advertising and promotional expenses increased approximately $30,000 as a result of aggressive corporate marketing and product marketing campaigns during 1995. During 1995, the FDIC reduced its assessment rates as a result of the Bank Insurance Fund (BIF) achieving its previously desired reserve level. The Bank began paying a lower assessment rate for deposits insured in mid 1995. This factor contributed to the decrease in FDIC insurance for 1995 as compared to 1994 of $151,826 or 41.3%. The Bank experienced an increase of approximately $140,000 in outside consultant and processing and analysis charges in 1995 as compared to 1994. Contributing to this increase was the outsourcing of the Bank's internal audit functions to consultants, costs associated with the acquisition of Bank of Edwards and an increase in correspondent bank analysis charges. The remainder of the increase in 1995 was related to other various operational costs.

INCOME TAXES

    Applicable income taxes for 1995 were $1,121,846 and for 1994 were $749,826, producing an effective tax rate of 33.7% and 34.9%, respectively. The Company's effective income tax expense as a percentage of pretax income is different from statutory rates (Federal 34%, State 5%) mainly because of tax-exempt income. A portion of the Company's interest income is from investments in state and municipal bonds and is generally exempt from federal and state income taxes.

LIQUIDITY

    Liquidity is a measure of a bank's ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, converting assets (such as short-term investments and securities available for sale) to cash and attracting new deposits. Management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts to minimize funding risks. Due to the stability of the core deposit base and the maturities of the investment portfolio, management does not anticipate any difficulties in meeting the needs of its depositors nor the ability to fund future loan commitments.

INTEREST RATE SENSITIVITY

    The primary assets of banks are portfolios of investment securities and loans, while liabilities are primarily composed of interest bearing deposits and borrowed funds. Assets and liabilities have varying maturities and the associated rates may be fixed or variable. Asset/liability management techniques are used to maintain appropriate levels and relationships between rate-sensitive assets and liabilities to maximize overall returns to the extent possible, while minimizing the risk of loss associated with significant, often unforseen, shifts in overall interest rates.

    Management utilized computerized interest rate simulation analysis as its primary measure of interest rate sensitivity. Management's analysis indicates that the Bank is liability sensitive for the next three months. A liability sensitive company will generally benefit from a falling interest rate environment as the cost of interest bearing liabilities falls faster than the yields on interest bearing assets, thus creating a widening of the net interest margin. Conversely, an asset sensitive company will benefit from a rising interest rate environment as the yields on earning assets rise faster tan costs of interest bearing liabilities.

    A traditional measure of interest rate sensitivity is the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons. These differences are known as interest sensitivity gaps: immediate to 3 months, 4 to 12 months, 1 to 5 years, over 5 years and on a cumulative basis. The following table shows interest sensitivity gaps as of December 31, 1995.

INTEREST RATE SENSITIVITY TABLE
DECEMBER 31, 1995
(DOLLARS IN THOUSANDS)

                                   0-90           91-365            1 year-            Over 5         Non-
                                  Days             Days             5 Years            Years        Sensitive           Total
                                 ------           ------            -------           -------       ---------         -------

Assets

  Securities                   $ 15,673          $10,471            $24,105           $ 2,976                         $ 53,225
  Loans, Net of
   Unearned Income               39,606           17,414             61,816             8,136                          126,972
  Federal Funds Sold              2,840                                                                                  2,840
  Other Assets                                                                              2          14,773           14,775
                                -------           ------             ------            ------          ------         --------

    Total Assets                 58,119           27,885             85,921            11,114          14,773          197,812


Liabilities
  Interest Bearing

   Deposits                     $42,291           $2,316            $32,781                                           $ 77,388
  Savings Deposits                4,060                               8,246                                             12,306
  Certificates of
   Deposits                      18,564           21,242             22,123               151                           62,080
  Demand Deposits                                                                                      21,107           21,107
  Other Liabilities               4,409                                                 2,205           3,545           10,159
  Stockholders' Equity                                                                                 14,772           14,772
                                 ------           ------             ------           -------         -------          -------

    Total Liabilities
     and Stockholders'

     Equity                     $69,324          $23,558            $63,150           $ 2,356        $ 39,424         $197,812
                                 ------           ------             ------            ------         -------          -------


Interest Rate

  Sensitivity Gap              $(11,205)         $ 4,327            $22,771           $ 8,758        $(24,651)
Cumulative Interest
  Rate Sensitivity Gap         $(11,205)         $(6,878)           $15,893           $24,651        $      0



   Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and liability remains the same, thus impacting net interest income. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis report. These prepayments may have significant effects on the Bank's net interest margin. Because of these factors an interest sensitivity gap report may not provide a complete assessment of exposure to changes in interest rates.

   Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin.

ALLOWANCE FOR LOAN LOSSES

   The allowance for loan losses was $1,466,840 at year end 1995 or 1.16% of net loans outstanding. At year end 1994, the allowance for loan losses was $1,273,160 or 1.28% of net loans outstanding. The allowance for loan losses account represents amounts available for possible future losses based on management's evaluation of the loan portfolio. To ascertain the potential losses in the portfolio, management reviews past due loans on a monthly basis. Additionally, the loan review function performs an ongoing review of the loan portfolio. Loans are reviewed for compliance to the Bank's lending policy and the borrower's current financial condition and ability to meet scheduled repayment terms. Based on these exercises and management's knowledge of the Bank's borrowers, the allowance for loan losses, in management's judgement, is adequate to absorb potential loan losses based on current review of the quality of the loan portfolio. See Note D of the consolidated financial statements for an analysis of the activity in the allowance for loan losses account for the past two years.

NONPERFORMING ASSETS

   Nonperforming assets include nonaccrual (loans on which interest income is not currently recognized) and restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower) and other real estate (assets to which title has been assumed in satisfaction of debt). Loans are considered nonaccrual when the principal or interest becomes 90 days past due unless they are adequately collateralized and in the process of collection. Nonaccrual loans at December 31, 1995, were approximately $762,000, an increase of $94,000 from approximately $668,000 at December 31, 1994. Loans 90 days past due and still accruing at December 31, 1995 and 1994 were $181,000 and $35,000, respectively. At December 31, 1995, nonaccrual loans were .59% of gross loans outstanding and 51.9% of the allowance for loan losses. At December 31, 1994, these ratios were .65% and 52.5%, respectively.

   Other real estate totaled $138,999 at year end 1995 and $154,114 at year end 1994. Improvements in commercial real estate and general economic conditions, which allowed for a break-even disposition of previously foreclosed properties were the primary factors in the decline.

   As of December 31, 1995, the Company knows of no additional loans, other than those identified above, that Management has serious doubts as to the ability of such borrowers to repay principal and interest.

CAPITAL

   The strength of a company is measured by the company's capital, earnings history, asset quality, and management. Capital can be increased by the retention of earnings and issuance of equity. Management feels the current trends of earnings and dividend distribution is sufficient to maintain its capital at adequate level. The dividend payout ratio (dividends declared divided by net income) was approximately 45.3% in 1995 as compared to 43.3% in 1994. In addition, average equity to average total assets remained constant for both years at 7.8%.

   Regulations prescribe minimum capital levels. These levels are based on established guidelines which relate required capital to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off balance sheet financial instruments are assigned a weight to measure their level of risk. Note K of the consolidated financial statements discusses the total risk-based capital ratios for the Company.

   The Company's dividends are determined by its Board of Directors. The current policy is to maintain dividends at a level which ensures the Company and the Bank are able to maintain sufficient regulatory capital levels. The Company's primary source of funds is the dividends received from the Bank. Under current regulations, the Bank is required to get regulatory approval prior to the payment of any dividends. The Company carries no debt; therefore, the liquidity needs are limited to the payment of any declared dividends.

PRINCIPAL OCCUPATION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

   This information is included elsewhere in this report in conjunction with listings of directors and officers.