Form 10KSB, Exhibit 13
period 1996-12-31
MERCHANTS CAPITAL CORP /MS/
filed 1997-03-28
CIK 357065

                                   EXHIBIT 13

                                 ANNUAL REPORT

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                      WITH

                          INDEPENDENT AUDITOR'S REPORT

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
Merchants Capital Corporation


           We have audited the accompanying consolidated statements of financial condition of Merchants Capital Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants Capital Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Vicksburg, Mississippi
January 17, 1997

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION




                                     ASSETS

                                                                   December 31,
                                                               1996            1995
                                                           -------------    -------------
Cash and due from banks                                    $  10,218,925    $   7,562,995
Interest bearing deposits with banks                              86,731          111,530

Federal funds sold                                            16,080,078        2,800,000

Time deposit                                                        --            667,668

Investment securities-
   Available-for-sale (amortized cost of $42,836,946 and
      $52,557,575, respectively)                              42,913,870       52,544,242

Loans                                                        134,098,875      129,286,096
   Less: Unearned income                                      (1,689,189)      (1,772,073)
         Allowance for loan losses                            (1,545,820)      (1,466,840)
                                                           -------------    -------------

      Net loans                                              130,863,866      126,047,183
                                                           -------------    -------------

Bank premises and equipment, net                               2,752,777        2,615,330

Other real estate                                                128,849          138,999

Accrued interest receivable                                    1,760,153        1,966,555

Premium on purchased deposits and assets, less
   amortization of $208,533 in 1996 and $159,400 in 1995         501,467          550,600

Deferred income taxes                                            303,300          327,820

Other assets                                                     452,834          369,120
                                                           -------------    -------------


         Total assets                                      $ 206,062,850    $ 195,702,042
                                                           =============    =============





See accompanying notes to the consolidated financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                   December 31,
                                                              1996            1995
                                                          -------------   -------------
LIABILITIES:
    Deposits:
       Non-interest bearing                               $  22,434,563   $  19,934,570
       Interest bearing                                     154,834,160     151,774,537
                                                          -------------   -------------
                                                            177,268,703     171,709,107

    Security participations                                   9,811,858       6,613,555
    Accrued interest payable                                    822,785         830,939
    Accrued taxes and other liabilities                         606,770         605,686
    Dividends declared but not paid                             548,325         505,540
                                                          -------------   -------------

      Total liabilities                                     189,058,461     180,264,827
                                                          -------------   -------------


COMMITMENTS AND CONTINGENCIES


STOCKHOLDERS' EQUITY:
    Common stock, $5 par value per share;
       1,000,000 shares authorized; 707,516
       and 674,054 shares issued and outstanding
       in 1996 and 1995, respectively                         3,537,580       3,370,270
    Additional paid-in capital                               12,823,369      11,852,971
    Retained earnings                                           596,516         222,107
    Net unrealized gain (loss) on securities available-
       for-sale, net of taxes of $30,000 in 1996 and
       ($5,200) in 1995                                          46,924          (8,133)
                                                          -------------   -------------

       Total stockholders' equity                            17,004,389      15,437,215
                                                          -------------   -------------

       Total liabilities and stockholders' equity         $ 206,062,850   $ 195,702,042
                                                          =============   =============

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                             Years Ended
                                                                             December 31,
                                                                        1996            1995
                                                                    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $  2,626,273    $  2,204,602
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Provision for loan losses                                        320,000         140,000
        Provision for depreciation and amortization                      417,742         495,852
        Amortization of premium on purchased
            deposits and assets                                           49,133          43,300
        Accretion on investment securities, net                         (200,204)       (144,665)
        Deferred income taxes benefit                                    (10,680)       (100,120)
        Write-down of other real estate                                    9,220           6,185
        (Gain) loss on sale of other real estate                         (29,984)          1,594
        (Gain) loss on sale of bank premises and equipment                 5,760          (7,062)
        Net investment securities (gain) loss                             49,917          (8,207)
     (Increase) decrease in:
        Accrued interest receivable                                      206,402        (351,808)
        Other assets                                                     (83,714)        216,531
     Increase (decrease) in:
        Accrued interest payable                                          (8,154)        126,938
        Accrued taxes and other liabilities                                1,084         295,607
                                                                    ------------    ------------

          Net cash provided by operating activities                    3,352,795       2,918,747
                                                                    ------------    ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in interest bearing deposits with banks         24,799         (38,498)
  Cash received from Bank of Edwards                                        --           894,182
  Proceeds from maturity of time deposit                                 692,126            --
  Net decrease (increase) in federal funds sold                      (13,280,078)     10,825,000
  Proceeds from sale of held-to-maturity  securities                        --           761,796
  Purchase of held-to-maturity securities                                   --        (1,544,428)
  Proceeds from maturities of held-to-maturity
    securities                                                              --         4,277,205







Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED



                                                                 Years Ended
                                                                 December 31,
                                                            1996            1995
                                                         ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUED:
   Purchase of available-for-sale securities              (35,561,120)    (37,486,347)
   Proceeds from sale of available-for-sale securities      9,970,312            --
   Proceeds from calls and maturities of available-
      for-sale securities                                  35,461,724      29,638,315
   Net increase in loans                                   (5,259,733)    (19,892,063)
   Purchases of premises and equipment                       (640,949)       (340,692)
   Proceeds from sales of premises and equipment               80,000          14,344
   Proceeds from sales of other real estate                   153,964         131,838
   Interest received on time deposit                          (24,458)        (35,402)
                                                         ------------    ------------

         Net cash used in investing activities             (8,383,413)    (12,794,750)
                                                         ------------    ------------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in noninterest and interest bearing
      demand accounts                                       3,118,315       6,764,957
   Net increase (decrease) in time deposits                 2,441,301      (1,364,970)
   Payment of fractional shares from stock dividend            (8,184)         (5,238)
   Cash dividends paid                                     (1,063,187)       (643,521)
   Increase in security participations                      3,198,303       2,815,452
                                                         ------------    ------------

         Net cash provided by financing activities          7,686,548       7,566,680
                                                         ------------    ------------


NET INCREASE (DECREASE) IN
  CASH AND DUE FROM BANKS                                   2,655,930      (2,309,323)

CASH AND DUE FROM BANKS AT
  BEGINNING OF YEAR                                         7,562,995       9,872,318
                                                         ------------    ------------

CASH AND DUE FROM BANKS AT
  END OF YEAR                                            $ 10,218,925    $  7,562,995
                                                         ============    ============



Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED



                                                                        Years Ended
                                                                        December 31,
                                                                   1996            1995
                                                               ------------    ------------
SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:

   Dividends declared but not paid                             $    548,325    $    505,540
                                                               ============    ============

   Transfer of loans foreclosed to other real estate           $    123,050    $    124,502
                                                               ============    ============

   Stock dividends declared                                    $  1,137,708    $  1,373,985
                                                               ============    ============

   Total increase (decrease) in unrealized gains (losses) on
      securities available-for-sale                            $     90,257    $   (863,641)
                                                               ============    ============

   Deferred income taxes on recorded unrealized gains
      (losses) on securities available-for-sale                $    (35,200)   $    336,820
                                                               ============    ============
   Purchase of Bank of Edwards:
      Cash and due from banks                                                       558,102
      Time deposit                                                                  632,266
      Investment securities                                                       3,324,374
      Loans, net                                                                  6,863,717
      Bank premises and equipment                                                   300,000
      Accrued interest receivable                                                   166,712
      Premium on purchased deposits                                                 350,000
      Other assets                                                                  149,414
      Deposits                                                                  (12,167,144)
      Federal funds purchased                                                      (450,000)
      Accrued interest payable                                                      (63,521)
                                                                               ------------

         Cash received from seller                                             $   (336,080)
                                                                               ============







See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME



                                                              Years Ended
                                                              December 31,
                                                          1996            1995
                                                      ------------    ------------
INTEREST INCOME:
   Interest and fees on loans                         $ 12,336,854    $ 10,987,315
   Interest and dividends on investment securities:
      Taxable interest income                            2,655,429       3,028,981
      Exempt from federal income taxes                     231,723         159,535
      Dividends                                             53,768          54,827
   Interest on federal funds sold                          406,894         391,352
                                                      ------------    ------------

            Total interest income                       15,684,668      14,622,010
                                                      ------------    ------------

INTEREST EXPENSE:
   Interest on deposits                                  6,530,964       6,122,895
   Interest on federal funds purchased
      and security participations                          373,008         239,547
                                                      ------------    ------------

            Total interest expense                       6,903,972       6,362,442
                                                      ------------    ------------

NET INTEREST INCOME                                      8,780,696       8,259,568

PROVISION FOR LOAN LOSSES                                  320,000         140,000
                                                      ------------    ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                        8,460,696       8,119,568
                                                      ------------    ------------

OTHER INCOME:
   Service charges on deposits                           1,073,643         985,798
   Fees for other customer services                        849,977         490,634
   Commission and fees from fiduciary activities           416,724         395,497
   Net investment securities gains (losses)                (49,917)          8,207
   Other                                                   385,957         319,748
                                                      ------------    ------------

            Total other income                           2,676,384       2,199,884
                                                      ------------    ------------





Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME - CONTINUED




                                                   Years Ended
                                                  December 31,
                                              1996         1995
                                           ----------   ----------
OTHER EXPENSES:
   Salaries                                 2,899,685    2,748,865
   Employee benefits                          885,205      874,456
   Net occupancy expense                      550,867      512,584
   Equipment expense                          560,858      614,698
   Other                                    2,238,195    2,242,401
                                           ----------   ----------

            Total other expenses            7,134,810    6,993,004
                                           ----------   ----------


INCOME BEFORE INCOME TAX EXPENSE            4,002,270    3,326,448


INCOME TAX EXPENSE                          1,375,997    1,121,846
                                           ----------   ----------


NET INCOME                                 $2,626,273   $2,204,602
                                           ==========   ==========


NET INCOME PER SHARE                       $     3.71   $     3.12
                                           ==========   ==========


WEIGHTED AVERAGE SHARES OUTSTANDING           707,516      707,516
                                           ==========   ==========





See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                                          Unrealized Gains
                                                                                                              (Losses)
                                                                                                            on Securities
                                                                               Additional                   Available-for
                                                               Common          Paid In         Retained      sale, Net of
                                                Total           Stock           Capital        Earnings          Taxes
                                             ------------    ------------    ------------    ------------    ------------
BALANCE,
   December 31, 1994                         $ 13,706,844    $  3,064,940    $ 10,784,316    $    392,542    $   (534,954)

   Net income for the year                      2,204,602            --              --         2,204,602            --
   Cash dividends declared
     ($1.41 per share)                           (995,814)           --              --          (995,814)           --
   Stock dividend-10% (61,066 shares)                --           305,330       1,068,655      (1,373,985)           --
   Payment for fractional shares                   (5,238)           --              --            (5,238)           --
   Net change in unrealized gains
     (losses) on securities available-for-
      sale, net of taxes of $336,820              526,821            --              --              --           526,821
                                             ------------    ------------    ------------    ------------    ------------


BALANCE,
   December 31, 1995                           15,437,215       3,370,270      11,852,971         222,107          (8,133)

   Net income for the year                      2,626,273                                       2,626,273
   Cash dividends declared
     ($1.565 per share)                        (1,105,972)                                     (1,105,972)
   Stock dividend-5% (33,462 shares)                              167,310         970,398      (1,137,708)
   Payment for fractional shares                   (8,184)                                         (8,184)
   Net change in unrealized gains
     (losses) on securities available-
     for-sale, net of taxes of $35,200             55,057                                                          55,057
                                             ------------    ------------    ------------    ------------    ------------


BALANCE,
   December 31, 1996                         $ 17,004,389    $  3,537,580    $ 12,823,369    $    596,516    $     46,924
                                             ============    ============    ============    ============    ============






See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              PRINCIPLES OF CONSOLIDATION

                     The consolidated financial statements include the accounts of Merchants Capital Corporation (the Company) and its wholly-owned subsidiary, Merchants Bank and its wholly-owned subsidiary, Merchants Credit Company. All material intercompany profits, balances and transactions have been eliminated.

              NATURE OF OPERATIONS

                     The Bank operates under a state bank charter and provides
              full banking services, including trust services. The area served by the Bank is the west central region of Mississippi and services are provided at five branch offices.

              USE OF ESTIMATES

                     The preparation of consolidated financial statements in
              conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              INVESTMENT SECURITIES

                     Management determines the appropriate classification of
              securities at the time of purchase. If management has the positive intent and the Bank has the ability at the time of purchase to hold bonds, notes and debentures until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Available-for-sale securities include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. These securities are carried at fair value. Other equity securities include stock in the Federal Reserve Bank, and the Federal Home Loan Bank, which are restricted and are carried at cost.




      Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENT - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

              INVESTMENT SECURITIES - CONTINUED

                     Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, net of applicable taxes. Realized gains and losses flow through the Bank's yearly operations. The Bank does not engage in trading account activities.

              LOANS

                     Loans generally are stated at the amount of principal
              outstanding, reduced by unearned income and an allowance for loan losses and net deferred loan fees, if applicable. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Unearned income on installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

                     The Bank generally discontinues the accrual of interest
              income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on nonaccrual loans is reversed from income or charged to the allowance for loan losses. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.







      Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



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

              OTHER REAL ESTATE

                     Other real estate, consisting primarily of foreclosed
              property, is stated at the unpaid loan balance or estimated market value of property acquired less estimated selling costs, whichever is lower. Any resultant write-down at the time of foreclosure is charged to the allowance for loan losses. Subsequent write-downs associated with the assets fair value declining below their carrying value are reflected in earnings in the year the decline is noted. The fair value of significant foreclosed properties is determined based upon appraised value, utilizing either the estimated replacement cost, the selling price of properties utilized for similar purposes or discounted cash flow analyses of the properties' operations. Revenue and expense associated with owning and operating other real estate, and gains and losses on disposition of such assets are recorded in earnings in the period incurred.





      Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



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

                     The Company and its wholly owned subsidiary file a
              consolidated federal income tax return. Consolidated income tax expense is allocated on the basis of each company's income adjusted for permanent differences.

              PREMIUM ON PURCHASED DEPOSITS AND ASSETS

                     The portion of the premium on purchased deposits and
              assets applicable to core deposits ($710,000) is being amortized by the straight-line method over approximately fifteen years.

              INCOME PER SHARE

                     Earnings per common share are calculated on the basis of
              the weighted average number of shares outstanding after giving retroactive effect to the stock dividend distributed. All shares held by the Employee Stock Ownership Plan (ESOP) are treated as outstanding in computing income per share.







      Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

              OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

                     In the ordinary course of business, the Bank has entered
              into off- balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

              CASH FLOWS

                     For purposes of the consolidated statements of cash flows, the Company considers only cash and due from banks to be cash equivalents.

                     The Company paid income taxes approximating $1,450,000 in
              1996 and $1,135,400 in 1995. Interest paid on deposit liabilities and other borrowings approximated $6,912,000 in 1996 and $6,172,000 in 1995.

              RECLASSIFICATIONS

                     Certain prior period amounts have been reclassified to
              conform with the 1996 presentation.

              RECENT ACCOUNTING PRONOUNCEMENTS

                     The Financial Accounting Standards Board issued Statement
              on Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The standards are based on the constant application of the "financial-components approach," which recognizes that financial assets and liabilities can be divided into various components. Under that approach, an entity recognizes all financial assets and servicing it controls and liabilities it has incurred and would derecognize financial assets when control has been surrendered and liabilities when extinguished. The effect of the implementation of this standard is not expected to be material. The Financial Accounting Standards Board subsequently issued Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers, for one year, certain provisions contained in Statement No. 125.


      Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE B. CASH AND DUE FROM BANKS

                     The Bank is required to maintain average reserves at the
              Federal Reserve Bank. This requirement approximates $1,200,000 at December 31, 1996, and $992,000 at December 31, 1995. The Bank is in compliance with this requirement.


      NOTE C. INVESTMENT SECURITIES

                     The amortized cost and fair values of investment
              securities available-for-sale at December 31, 1996 and 1995 were:

                                                                       1996
                                                           ----------------------------
                                                              Gross           Gross
                                              Amortized     Unrealized      Unrealized
                                                Cost          Gains           Losses        Fair Value
                                            ------------   ------------    ------------    ------------
              U. S. Treasury and other
                U. S. Government agencies   $ 27,960,431   $     49,434    $    (53,076)   $ 27,956,789
              Mortgage-backed securities      10,368,222         61,437         (59,081)     10,370,578
              Obligations of states and
                political subdivisions         3,584,093         79,933          (1,723)      3,662,303
              Other equity securities            924,200           --              --           924,200
                                            ------------   ------------    ------------    ------------

                                            $ 42,836,946   $    190,804    $   (113,880)   $ 42,913,870
                                            ============   ============    ============    ============

                                                                      1995
                                                           ----------------------------
                                                              Gross           Gross
                                             Amortized      Unrealized      Unrealized
                                               Cost           Gains           Losses        Fair Value
                                            ------------   ------------    ------------    ------------
              U. S. Treasury and other
                U. S. Government agencies   $ 36,064,435   $    104,631    $   (161,713)   $ 36,007,353
              Mortgage-backed securities      12,696,096        101,936        (104,152)     12,693,880
              Obligations of states and
                political subdivisions         2,952,694         52,864          (6,899)      2,998,659
              Other equity securities            844,350           --              --           844,350
                                            ------------   ------------    ------------    ------------

                                            $ 52,557,575   $    259,431    $   (272,764)   $ 52,544,242
                                            ============   ============    ============    ============




Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE C. INVESTMENT SECURITIES - CONTINUED

                     Gross realized gains of $-0- and gross realized losses of
              $49,917 resulted from sale of available-for-sale securities in 1996. There were $-0- realized gains or losses on held-to-maturity securities during 1996. Gross realized gains of $8,207 and gross realized losses of $-0- were realized on held-to-maturity security dispositions in 1995. These dispositions qualified for the exception in FASB 115. There were no realized gains or losses on available-for-sale securities in 1995.

                     In 1995, debt securities with an amortized cost of
              $19,315,647 were transferred from held-to-maturity to available-for-sale because of the reclassification opportunity allowed for in the FASB 115 Implementation Guide. The securities had an unrealized gain of $1,923.

                     Investment securities with an amortized cost of
              approximately $32,946,000 (market value $32,975,000) at December 31, 1996, and $29,341,000 (market value $29,272,000) at December
              31, 1995 were pledged to collateralize public deposits, and for other purposes as required by law or agreement.

                     The amortized cost and fair values of investment
              securities available-for-sale at December 31, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included in the table based on contractual maturity.

                                                                    Securities available-for-sale
                                                                    -----------------------------
                                                                     Amortized        Fair
                                                                       Cost           Value
                                                                    -------------   -------------
                     Due in one year or less                        $  20,442,569   $  20,427,774
                     Due after one year but less than five years       12,686,579      12,755,525
                     Due after five years but less than ten years       4,194,861       4,264,846
                     Due after ten years                                4,588,737       4,541,525
                     Other securities                                     924,200         924,200
                                                                    -------------   -------------

                                                                    $  42,836,946   $  42,913,870
                                                                    =============   =============





Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE D.  LOANS

                     The Bank's loan portfolio at December 31, 1996 and 1995,
               consists of the following:

                                                        1996           1995
                                                   ------------   ------------
                      Agricultural                 $  1,510,437   $  1,714,082
                      Commercial and industrial     103,117,837     98,747,237
                      Real estate - construction      5,742,457      8,206,698
                      Real estate - mortgage          8,567,614      4,279,069
                      Installment                    15,160,530     16,339,010
                                                   ------------   ------------

                             Total loans           $134,098,875   $129,286,096
                                                   ============   ============

                     Loans on which accrual of interest has been discontinued
              or reduced amounted to approximately $1,100,000 and $762,000 at December 31, 1996 and 1995, respectively. If interest on these loans had been accrued, such income would have approximated $88,000 and $34,000 in 1996 and 1995, respectively.

                     Impaired loans having recorded investments of $1,394,000
              (majority of which is on a nonaccrual basis and $1,090,000) at December 31, 1996 and 1995, respectively, have been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. As a result of direct write-downs, the specific allowance related to these impaired loans is immaterial. The average recorded investment in impaired loans during 1996 and 1995 was $1,243,000 and $904,000, respectively. The amount of interest income recognized on impaired loans for both 1996 and 1995 was immaterial. There have been no new commitments to extend additional credit to these borrowers.

                     In the ordinary course of business, the Bank makes loans
              to its executive officers, directors and to their affiliates. Loans made to such borrowers (including companies in which they are principal owners) amounted to approximately $5,487,000 and $6,396,000 at December 31, 1996 and 1995, respectively. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.




Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE D.  LOANS - CONTINUED


                 Changes in these loans are as follows:

                     Balance at January 1, 1996           $ 6,395,939

                       New loans                            2,052,141
                       Repayments                          (2,961,107)
                                                          -----------

                     Balance at December 31, 1996         $ 5,486,973
                                                          ===========


      NOTE E.  ALLOWANCE FOR LOAN LOSSES

                     Changes in the allowance for loan losses are as follows:

                                                                   1996           1995
                                                                -----------    -----------
                     Balance at January 1,                      $ 1,466,840    $ 1,273,160

                       Credits charged off                         (538,647)      (236,610)
                       Recoveries                                   297,627        290,290
                                                                -----------    -----------

                         Net (credits charged off) recoveries      (241,020)        53,680
                                                                -----------    -----------

                       Provision for loan losses                    320,000        140,000
                                                                -----------    -----------


                     Balance at December 31,                    $ 1,545,820    $ 1,466,840
                                                                ===========    ===========










Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE F. BANK PREMISES AND EQUIPMENT

                     A summary of Bank premises and equipment is as follows:

                                                       December 31,
                                                    1996         1995
                                                 ----------   ----------
              Land                               $  531,013   $  527,013
              Buildings                           2,224,136    2,067,070
              Furniture and equipment             3,416,713    3,102,163
              Leasehold improvements                151,521      150,109
                                                 ----------   ----------
                                                  6,323,383    5,846,355
              Less accumulated depreciation
                and amortization                  3,570,606    3,231,025
                                                 ----------   ----------

              Bank premises and equipment, net   $2,752,777   $2,615,330
                                                 ==========   ==========


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


      NOTE H. DEPOSITS

                     Deposits at December 31, 1996 and 1995, consist of the
              following:

                                                                        1996           1995
                                                                   ------------   ------------
                         Non-interest bearing demand deposits      $ 22,434,563   $ 19,934,570
                         NOW accounts                                28,276,738     26,024,959
                         Money market deposit accounts                8,263,876      8,348,312
                         Savings accounts                            53,772,381     55,320,762
                         Certificates of deposit                     64,521,165     62,080,504
                                                                   ------------   ------------

                                                                   $177,268,723   $171,709,107
                                                                   ============   ============




Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE H. DEPOSITS - CONTINUED

                     Maturities of time certificates of deposit of $100,000 or
              more outstanding at December 31, 1996 and 1995, are summarized as follows:

                                                       December 31,
                                                     1996          1995
                                                 -----------   -----------
              Time remaining until maturity:
                Three months or less             $ 1,306,659   $ 5,259,847
                Over three through six months      2,173,368     2,344,007
                Over six through twelve months     2,599,663       351,000
                Over twelve months                 7,253,394     1,932,859
                                                 -----------   -----------

                                                 $13,333,084   $ 9,887,713
                                                 ===========   ===========


                     At December 31, 1996, the scheduled maturities of time
              certificates of deposit are as follows:

                                       1997                   $ 46,069,483
                                       1998                     11,367,187
                                       1999                      4,046,146
                                       2000                      2,174,939
                                       2001                        710,905
                                 Thereafter                        152,505
                                                              ------------

                                                              $ 64,521,165
                                                              ============












Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE I. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

                     In 1996 and 1995, the Board of Directors approved 5% and
              10% stock dividends, respectively, which resulted in the transfer of the market value of the stock from retained earnings to common stock and surplus.

                     The primary sources of revenue of Merchants Capital
              Corporation are dividends from its subsidiary, Merchants Bank. Dividends paid by Merchants Bank to the Capital Corporation amounted to $1,231,762, $1,022,540, and $580,520 for the years
              1996, 1995 and 1994. Dividends paid by Merchants Data Services, Inc. to the Capital Corporation amount to $-0-, $-0-, and $559,093 for the years ended 1996, 1995 and 1994. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency.

                     The Bank is subject to various regulatory capital
              requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory---and possibly additional discretionary---actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

                     The Bank's capital amounts and classification are also
              subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                     Quantitative measures established by regulation to ensure
              capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.








Continued.......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



    NOTE I. STOCKHOLDERS' EQUITY AND REGULATORY MATTERS - CONTINUED

                 As of December 31, 1995, the most recent notification from the
            Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                 The Bank's actual capital amounts and ratios are also
            presented in the table.

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                       For Capital                         Prompt Corrective
                                         Actual                     Adequacy Purposes                      Action Provisions
                                         ------                     -----------------                      -----------------
                                Amount            Ratio         Amount              Ratio       Amount          Ratio
                                ------            -----         ------              -----       ------          -----
As of December 31, 1996

Total Capital
  (to Risk-Weighted Assets)   $ 17,234,000       12.31%    $   11,204,400           )8.0%    $ 14,005,500        )10.0%
                                                                                    -                            -
Tier I Capital
  (to Risk-Weighted Assets)   $ 15,688,000       11.20%    $    5,602,200           )4.0%    $  8,403,300        ) 6.0%
                                                                                    -                            -
Tier I Capital
  (to Average Assets)         $ 15,688,000        7.70%    $    8,154,760           )4.0%    $ 10,193,450        ) 5.0%
                                                                                    -                            -
As of December 31, 1995

Total Capital
  (to Risk-Weighted Assets)   $ 15,855,000       12.00%    $   10,594,000           )8.0%    $ 13,243,000        )10.0%
                                                                                    -                            -
Tier I Capital
  (to Risk-Weighted Assets)   $ 14,230,000       10.75%    $    5,297,000           )4.0%    $  7,646,000        ) 6.0%
                                                                                    -                            -
Tier I Capital
  (to Average Assets)         $ 14,230,000        7.27%    $    7,827,000           )4.0%    $  9,784,000        ) 5.0%
                                                                                    -                            -







Continued.......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE J. EMPLOYEE BENEFIT PLANS

                     Employees of the Bank participate in a profit sharing and
              savings retirement plan and an ESOP covering all employees who qualify as to length of service. The Bank also has a contributory 401(k) savings plan covering substantially all employees. The 401(k) plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's contributions to the plans are made at the discretion of the Board of Directors. Dividends on ESOP shares are recorded as a reduction in retained earnings. The ESOP plan held 45,156 shares at 1996 and 43,020 at 1995. Contributions to all employee benefit plans totaled $102,797 in 1996 and $100,106 in 1995.

                     In addition to providing pension benefits, the Bank covers retirees under their group health care plan. The arrangement is that the Bank will pay a percentage of the retirees' health insurance premiums. Also, the Bank pays a supplemental retirement benefit to retired individuals who have received 100% of their pension retirement from other Bank qualified plans. Under the present arrangement, these post-retirement benefits will only be available to those individuals who have met the retirement eligibility requirements of the Bank and who retire prior to 1995.

                     Prior to 1993, the Bank's practice was generally to
              expense the cost of these benefits as they were paid. Therefore, the result was an unfunded benefit plan.

                     Beginning in 1993, Statement on Financial Accounting
              Standard (SFAS) No. 106 "Employers' Accounting for
              Post-retirement Benefits Other Than Pensions" required that costs of retiree benefits other than pensions be recognized in the financial statements during the employees' working career.

                     SFAS No. 106 required that the unrecorded accumulated
              post-retirement benefit obligation be either charged in the income statement as a cumulative effect of a change in accounting principle in the period of adoption or delayed and amortized over future periods as part of future post-retirement benefit costs. The Bank has elected the delayed recognition. The unrecorded post-retirement benefit obligation will be amortized using the straight line method over the average remaining life expectancy period of the plan participants since all or almost all of the plan participants are inactive.





Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE J. EMPLOYEE BENEFIT PLANS - CONTINUED

                 The following table sets forth the plan's combined funds
              status reconciled with the amount shown in the Bank's balance sheet.

                 Accumulated post-retirement benefit obligation:

                                                                          December 31,
                                                                       1996         1995
                                                                     ---------    ---------
                             Retirees                                $ 263,470    $ 392,155
                             Plan assets at fair value                    --           --
                                                                     ---------    ---------
                             Accumulated post-retirement benefit
                               obligation in excess of plan assets     263,470      392,155
                             Unrecognized transition obligation       (148,809)    (293,927)
                                                                     ---------    ---------
                             Accrued post-retirement benefit
                               cost on the balance sheet             $ 114,661    $  98,228
                                                                     =========    =========

                 The Bank's post-retirement health care plan is underfunded.

                 Post-retirement expense includes the following components:

                                                                           Years ended
                                                                           December 31,
                                                                         1996       1995
                                                                       --------   --------
                             Interest cost on accumulated
                               post-retirement benefit obligation      $ 19,547   $ 24,183
                             Amortization of transition obligation
                               over 14 years                             30,672     43,797
                                                                       --------   --------

                             Post-retirement expense                   $ 50,219   $ 67,980
                                                                       ========   ========

                 The accumulated post-retirement benefit obligation was
              determined using an assumed discount rate of 6.00%. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 4.5% in 1996, declining ratably to an ultimate flat rate. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1996 by approximately $9,000. The effect of this change on the aggregate interest cost for 1996 would be immaterial. The supplemental retirement benefits are assumed at a constant rate.



Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE K.  OTHER EXPENSES

                     Other expenses includes the following:

                                                               1996       1995
                                                             --------   --------
                           FDIC assessment                   $203,621   $215,471

                           General operating supplies        $212,682   $214,124

                           Telephone                         $183,522   $170,495

                           Outside data processing           $207,600   $163,867


      NOTE L.  INCOME TAX PROVISION

                     The provision for income taxes included in the consolidated statements of income is as follows:

                                             1996           1995
                                         -----------    -----------
                     Current             $ 1,386,677    $ 1,221,966
                     Deferred                (10,680)      (100,120)
                                         -----------    -----------

                                         $ 1,375,997    $ 1,121,846
                                         ===========    ===========

                     Income taxes refundable of $60,414 in 1996 is included in
              other assets. Income taxes payable of $16,825 in 1995 is included in accrued taxes and other liabilities.





Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE L. INCOME TAX PROVISION - CONTINUED

                     Deferred tax assets and liabilities at December 31,
              consist of the following:

                                                                              1996         1995
                                                                           ---------    ---------
                           Deferred tax assets:

                              Allowance for loan losses                    $ 289,364    $ 258,562
                              Deferred compensation                           43,600       39,076
                              Post-retirement liability                       44,718       38,309
                              Core deposit intangible                          5,307        7,155
                              Other real estate                                8,236        5,740
                              Unrealized securities losses                      --          5,200
                                                                           ---------    ---------

                                      Total gross deferred tax asset         391,225      354,042
                                                                           ---------    ---------

                           Deferred tax liabilities:

                              Accretion of discounts on securities           (53,966)     (25,153)
                              Unrealized securities gains                    (30,000)        --
                              Accelerated depreciation and amortization       (3,959)      (1,069)
                                                                           ---------    ---------

                                      Total gross deferred tax liability     (87,925)     (26,222)
                                                                           ---------    ---------

                                      Net deferred tax asset               $ 303,300    $ 327,820
                                                                           =========    =========

                     The provision for federal income taxes in comparison to
              that computed by applying the statutory rate of 39% in 1996 and 1995, is indicated in the following analysis:

                                                           1996           1995
                                                       -----------    -----------
                     Tax based on statutory rate       $ 1,560,885    $ 1,297,315
                     Effect of tax-exempt income          (139,429)      (119,630)
                     Accretion                             (19,184)       (14,613)
                     State income tax                      (34,709)       (28,492)
                     Other                                   8,434        (12,734)
                                                       -----------    -----------

                                                       $ 1,375,997    $ 1,121,846
                                                       ===========    ===========





Continued........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE L. INCOME TAX PROVISION - CONTINUED

                     The Company has evaluated the need for a valuation
              allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will eventually be realized. The income tax provision includes approximately $(19,468) in 1996 and $2,800 in 1995, resulting from securities transactions.


      NOTE M. OFF-BALANCE SHEET INSTRUMENTS

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




Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE M. OFF-BALANCE SHEET INSTRUMENTS- CONTINUED

                     The Bank's maximum exposure to credit loss is represented
              by the contractual amount of the commitments to extend credit and letters of credit as follows:

                                                               December 31,
                                                            1996          1995
                                                        -----------   -----------
                     Commitments to extend credit       $24,396,757   $23,215,288

                     Standby letters of credit          $ 2,139,573   $ 2,104,300


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










Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE N. BUSINESS COMBINATION - CONTINUED

                     The following summarizes the pro forma (unaudited)
              information assuming the acquisition occurred on January 1, 1995:

                        UNAUDITED PRO FORMA INFORMATION

                                                                  December 31, 1995
                                                                  -----------------
                       Net interest income                           $8,418,317
                                                                     ==========

                       Provision for loan losses                     $  140,000
                                                                     ==========

                       Consolidated pro forma net income             $2,164,143
                                                                     ==========

                       Weighted average shares outstanding              674,054
                                                                     ==========

                       Pro forma consolidated income per share       $     3.21
                                                                     ==========

                     The above amounts reflect adjustments for discount on
              loans, amortization of core deposits, depreciation on revalued bank premises and equipment, deferred tax asset revaluation and market value adjustments on investments.


      NOTE O. CONCENTRATIONS OF CREDIT

                     The Bank provides deposit and loan products and other
              financial services to consumer and corporate customers located principally in Mississippi. Securities and short-term investment activities are conducted with a diverse group of domestic governments, corporations and depository and other financial institutions. The Bank evaluates the counterparty's creditworthiness and the need for collateral on a case by case basis. The concentrations of credit by type of loan are set forth in Note D. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.





Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE P. FAIR VALUE OF FINANCIAL INSTRUMENTS

                     Statement of Financial Accounting Standards No. 107
              requires disclosure of financial instruments' fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated throughout the notes to the consolidated financial statements. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. All nonfinancial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

                     The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is possible to estimate that value:

              Cash, Due From Banks and Interest-bearing Deposits With Other
              Banks

                     Fair value equals the carrying value of such assets.

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







Continued........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE P. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

              Loans, Net Allowance

                     For variable rate loans, those repricing within six months or less, fair values were based on carrying values. Variable rate loans that repriced after six months were valued using their repricing dates. The fair value of all fixed rate loans were based on discounted cash flows. A 10% prepayment speed was assumed for installment loans. The prepayment speed for mortgage loans was based on a Bloomberg estimate of loans with similar characteristics. The fair value of mortgage loans in process of sale approximates the carrying value, because they are sold within 30 days. Credit card loans were assumed to mature between one and five years and were valued using discounted cash flows. Discount rates used to determine the present value of these loans were based on interest rates currently charged by the bank on comparable loans as to credit risk and term.

              Off-balance Sheet Instruments

                     Loan commitments are negotiated at current market rates
              and are relatively short-term in nature.

              Deposits

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

              Security Participations

                     The fair value of security participations approximates
              their carrying values, because they reprice within six months or less.






Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



        NOTE P. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

                     The estimated fair values of the Bank's financial
                instruments are as follows:

                                                                           1996
                                                                 ---------------------------
                                                                   Carrying         Fair
                                                                    Amount         Value
                                                                 ------------   ------------
                     Financial assets:
                       Cash and due from banks                   $ 10,219,000   $ 10,219,000
                       Interest-bearing deposits with banks      $     87,000   $     87,000
                       Federal funds sold                        $ 16,080,000   $ 16,080,000
                       Investment securities:
                         Available-for-sale                      $ 42,914,000   $ 42,914,000

                       Loans, net of allowance                   $130,864,000   $131,148,000

                     Financial liabilities:
                       Deposits                                  $177,269,000   $177,652,000
                       Security participation                    $  9,812,000   $  9,812,000

                     Other:
                       Commitments to extend credit              $       --     $ 24,397,000
                       Standby letters of credit                 $       --     $  2,140,000

                                                                             1995
                                                                 ---------------------------
                                                                    Carrying         Fair
                                                                     Amount         Value
                                                                 ------------   ------------
                     Financial assets:
                       Cash and due from banks                   $  7,675,000   $  7,675,000
                       Time deposits                             $    668,000   $    668,000
                       Federal funds sold                        $  2,800,000   $  2,800,000
                       Investment securities:
                         Available-for-sale                      $ 52,544,000   $ 52,544,000

                       Loans, net of allowance                   $126,047,000   $126,406,000

                     Financial liabilities:
                       Deposits                                  $171,709,000   $172,107,000
                       Security participation                    $  6,614,000   $  6,614,000

                     Other:
                       Commitments to extend credit              $          0   $ 23,215,000
                       Standby letters of credit                 $          0   $  2,104,000




Continued........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE Q. COMMITMENTS AND CONTINGENCIES

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

                     The future minimum rental commitments for other
              non-cancelable operating leases as of December 31, 1996, are as follows:

                                1997                             $   115,291
                                1998                                 115,291
                                1999                                 115,291
                                2000                                  47,124
                                2001                                  19,082
                                                                 -----------

                                                                 $   412,079
                                                                 ===========

                     Rental expense of approximately $91,000 in 1996 and
              $79,000 in 1995, included amounts for short-term cancelable leases and minimum rentals under non-cancelable operating leases.








Continued.......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



     NOTE R.  SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL
              CORPORATION

                     Summarized financial information of Merchants Capital
              Corporation, parent company only, is as follows:

                       STATEMENTS OF FINANCIAL CONDITION

                                                             December 31,
                                                          1996          1995
                                                      -----------   -----------
              ASSETS:
                Cash                                  $ 1,314,664   $ 1,165,758
                Investments in Merchants Bank          16,236,154    14,772,284
                Other assets                                1,896         4,713
                                                      -----------   -----------

                                                      $17,552,714   $15,942,755
                                                      ===========   ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY:
                Other liabilities                     $   548,325   $   505,540
                Stockholders' equity                   17,004,389    15,437,215
                                                      -----------   -----------

                                                      $17,552,714   $15,942,755
                                                      ===========   ===========


                              STATEMENTS OF INCOME

                                                     Years Ended December 31,
                                                       1996         1995
                                                     ----------   ----------
              REVENUES:
                Dividends received-
                  Merchants Bank                     $1,231,762   $1,022,540
                Interest earned                             197          198
                                                     ----------   ----------
                                                      1,231,959    1,022,738
              EXPENSES                                   14,499       19,287
                                                     ----------   ----------

                                                      1,217,460    1,003,451

              EQUITY IN UNDISTRIBUTED EARNINGS-
                Merchants Bank                        1,408,813    1,201,151
                                                     ----------   ----------

                    NET INCOME                       $2,626,273   $2,204,602
                                                     ==========   ==========


Continued.........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE R. SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL
              CORPORATION - CONTINUED

                            STATEMENTS OF CASH FLOWS

                                                                      Years Ended December 31,
                                                                        1996           1995
                                                                     -----------    -----------
              CASH FLOWS FROM OPERATING ACTIVITIES:
                Net income                                           $ 2,626,273    $ 2,204,602
                Adjustments to reconcile net income to net cash
                  provided by operating activities:
                    Undistributed earnings of affiliates              (1,408,813)    (1,201,151)
                    Decrease in other assets                               2,817          4,569
                    Decrease in other liabilities                           --               (1)
                                                                     -----------    -----------

                        Net cash provided by operating activities      1,220,277      1,008,019
                                                                     -----------    -----------

              CASH FLOWS FROM FINANCING ACTIVITIES:
                Payment of fractional shares                              (8,184)        (5,238)
                Dividends paid                                        (1,063,187)      (643,521)
                                                                     -----------    -----------

                     Net cash used in financing activities            (1,071,371)      (648,759)
                                                                     -----------    -----------

              INCREASE IN CASH                                           148,906        359,260

              CASH AT BEGINNING OF YEAR                                1,165,758        806,498
                                                                     -----------    -----------

              CASH AT END OF YEAR                                    $ 1,314,664    $ 1,165,758
                                                                     ===========    ===========







Continued........

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1996 AND 1995



      NOTE R. SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL CORPORATION - CONTINUED

                      STATEMENTS OF CASH FLOWS - CONTINUED

                                                                 Years Ended December 31,
                                                                    1996          1995
                                                                -----------   -----------
              SCHEDULE OF NONCASH INVESTING AND
                 FINANCING ACTIVITIES:

                       Dividends declared but not paid          $   548,325   $   505,540
                                                                ===========   ===========

                       Stock dividends declared                 $ 1,137,708   $ 1,373,985
                                                                ===========   ===========

                       Change in unrealized gain (loss) on
                         securities available-for-sale,
                         net of deferred income taxes           $    55,057   $  (526,821)
                                                                ===========   ===========

MERCHANTS CAPITAL CORPORATION AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE BUSINESS OF  MERCHANTS CAPITAL CORPORATION

         Merchants Capital Corporation (the Company) is comprised of one subsidiary, Merchants Bank (the Bank) and its wholly owned subsidiary, Merchants Credit Company.

         Merchants Bank is engaged in primarily the same business operations as any independent commercial bank, with special emphasis in retail banking, including the acceptance of checking and saving deposits, and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The Bank also offers, among services, travelers' cheques, safe deposit boxes, and other customary bank services to its customers, including trust services. In addition, the Bank offers drive up teller services, automated teller machines and night depository facilities. Merchants Bank is insured under the Federal Deposit Insurance Act and is a member of the Federal Reserve System.

OVERVIEW OF 1996

         Merchants Capital Corporation enjoyed net income for the year 1996 of $2.6 million compared to $2.2 million for the same period in 1995. An increase in net interest earning assets of approximately 3.9% with a slight decrease in net interest margin of 1.2% provided for a significant portion of the increase in 1996. Earnings per common share were $3.71 and $3.12 for the years ended 1996 and 1995, respectively. Return on average assets was 1.29% for the current year, and 1.18% in the same period of 1995. For the years ended 1996 and 1995, return on average equity was 16.00% and 15.13%, respectively.

         During the year 1996, in comparison with the same period of 1995, average loans outstanding increased approximately $17 million or 15% due to an increase loan demand. Average total deposits for the year 1996 increased $15 million or 9% when compared to average total deposits for the same period of 1995. Average total assets for the current year increased $ 16.5 million or 8.8% when compared to the total average assets of the year 1995. Average shareholders' equity for 1996 was $16.4 million, an increase of 12.6% over the average shareholders' equity for 1995.

EARNINGS ANALYSIS

         NET INTEREST INCOME - Net interest income is the difference between interest and fees generated from interest earning assets and the interest expense for interest bearing liabilities and is the primary source of earning for the Bank. For analytical purposes, net interest income is presented on a tax equivalent basis. A 34% tax rate is used for 1996, 1995, and 1994. Certain earning assets are exempt from income taxes, therefore, a tax equivalent adjustment is included so that tax exempt earning assets will be compatible with other earning assets. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest-bearing liabilities, along with the change in market rates.

         Net interest income on a fully tax equivalent basis (FTE) increased approximately $558 thousand or 6.7%. Net interest income(FTE) for 1996 was $
8.9 million compared to $ 8.3 million for the prior year. When comparing the results of 1995 to 1994, net interest income (FTE) increased $1.2 million or 16.6% from $7.1 million to $8.3 million.


              Net Interest Income (Fully Taxable Equivalent)

                                               1996          1995          1994
                                            -----------   -----------   -----------
        Interest Income                     $15,684,668   $14,622,010   $11,994,485
        Interest Expense                      6,903,972     6,362,442     4,887,802
                                            -----------   -----------   -----------

        Net Interest Income                   8,780,696     8,259,568     7,106,683

        Tax Equivalent Adjustment
           to Interest Income                   119,372        82,185        44,963
                                            -----------   -----------   -----------

        Net Interest Income
           (Fully Taxable Equivalent)       $ 8,900,068   $ 8,341,753   $ 7,151,646
                                            ===========   ===========   ===========

                                       Increase (Decrease)  Increase (Decrease)
                                         1996 to 1995         1995 to 1994
                                        ---------------     ---------------
        Interest Income                 $     1,062,658     $     2,627,525
        Interest Expense                        541,530           1,474,640
                                        ---------------     ---------------

        Net Interest Income                     521,128           1,152,885

        Tax Equivalent Adjustment
           To Interest Income                    37,187              37,222
                                        ---------------     ---------------

        Net Interest Income
           (Fully Taxable Equivalent)   $       558,315     $     1,190,107
                                        ===============     ===============

         EARNING ASSETS, INTEREST BEARING LIABILITIES, AND NET INTEREST SPREAD
- Average earning assets increased $15 million or 8.5% to $190 million during 1996. Average earning assets were $175 million in 1995 and $162 million in 1994. The trend in earning assets over the years compared shows a shift in the mix of earning assets toward the loan portfolio from the securities portfolio as shown in the table Average Earning Asset Structure. Management has strategized to increase the Bank's earning asset mix to include a greater percentage of higher yielding loans over lower yielding securities. Management believes the greater loan demand will exist in the near future due to opportunities that were non-existent over the last decade caused by economic challenges experienced in the west central portion of the State of Mississippi. However, there is no guarantee that the Bank will continue to experience the loan growth enjoyed over the last twelve months. The current loan demand, in the Bank's primary market area, appears to be the result of an improving economic climate and lower interest rates compared to years past. The trend over the years compared shows the mix of interest bearing liabilities shifted to higher interest bearing certificates of deposit, security participations and interest bearing deposits from lower interest bearing savings. The growth is attributed to a concerted effort by the Bank to attract a broader core deposit base consisting of commercial and personal customers.

Average Earning Asset Structure
In Thousands

                                       1996                1995                 1994
                                       ----                ----                 ----
                                Average    % of      Average    % of      Average    % of
                               Balances   Assets    Balances   Assets    Balances   Assets
                               --------   ------    --------   ------    --------   ------
Time Deposits                  $    548     0.29%   $    383     0.22%   $   --       0.00%

Federal Funds Sold                7,867     4.14%      6,718     3.83%      8,186     5.06%

Securities
  Taxable                        47,118    24.77%     51,728    29.51%     55,611    34.34%

  Non-taxable                     4,026     2.12%      2,747     1.57%      1,394     0.86%

Loans - Net                     130,637    68.68%    113,729    64.87%     96,743    59.74%
                               --------   ------    --------   ------    --------   ------

Total Average Earning Assets   $190,196   100.00%   $175,305   100.00%   $161,934   100.00%
                               ========   ======    ========   ======    ========   ======

Average Deposit Structure
In thousands

                                                        1996                   1995                 1994
                                                        ----                   ----                 ----
                                                              % Of                  % Of                 % Of
                                                 Average     Earning    Average    Earning   Average    Earning
                                                 Balances   Deposits   Balances   Deposits   Balances   Deposits
                                                 --------    ------    --------   --------   --------   ------
Noninterest Bearing Deposits                     $ 20,933     11.26%   $ 20,162     11.78%   $ 19,755    12.30%
Interest Bearing Deposits                          76,328     41.06%     71,353     41.69%     57,542    35.82%
Savings Accounts                                   11,866      6.38%     12,274      7.17%     13,474     8.39%
Security Participations                            10,944      5.89%      7,093      4.14%      5,357     3.33%
Certificates of Deposits less than $100,000        52,480     28.23%     50,395     29.44%     57,989    36.10%
                                                 --------    ------    --------    ------    --------   ------
Total Average Core Deposits                       172,551     92.83%    161,277     94.22%    154,117    95.93%
Certificates of Deposits greater than $100,000     13,333      7.17%      9,888      5.78%      6,532     4.07%
                                                 --------    ------    --------    ------    --------   ------
Total Average Deposits                           $185,884    100.00%   $171,165    100.00%   $160,649   100.00%
                                                 ========    ======    ========    ======    ========   ======


Average Interest Bearing Liabilities
as a percentage of Earning Assets                   86.73%                86.14%                87.00%

Average Core Deposits
as a percentage of Total Average Assets             84.69%                86.13%                87.91%

         For the year ended 1996, the average yield on earning assets was 8.31%, while the average cost of interest bearing funds was 4.19%, producing a net interest spread (FTE) of 4.12%. The net interest margin (FTE) was 4.67% for the year ended 1996. In comparison, the net interest margin (FTE) for the year ended 1995 was 4.76%. The increase in net interest income resulted from mainly a greater increase in the volume of loans than the increase in the volume of interest bearing liabilities with a slight decrease in yield for both interest bearing assets and liabilities.

         The table of Average Balance Sheets and Interest Rate Analysis for the periods ended December 31, 1996, December 31, 1995, and December 31, 1994 and the corresponding table of Interest Differentials detail the effect a change in average balances outstanding and the change in interest yield and costs have on net interest income for the respective periods. Also, the tables of Average Earning Asset Structure and Average Deposit Structure show a more condensed, descriptive analysis of the common size percentage changes in average earning assets and average deposit mix over the annual periods analyzed.

AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                               1996
                                                ------------------------------------
                                                   Average         Income/      Yield/
ASSETS                                             Balance         Expense      Rate
                                                -------------   -------------   ----
Loans (1) (2)                                   $ 130,637,173   $  12,336,854   9.44%
                                                -------------   -------------   ----
Investment Securities:
  U. S. government & other                         46,210,934       2,617,004   5.66%
  State & municipal (3)                             4,025,673         351,095   8.72%
  Other securities                                    907,042          53,768   5.93%
                                                -------------   -------------   ----

    Total investment securities                    51,143,649       3,021,867   5.90%

Federal funds sold                                  7,867,210         406,894   5.17%
Time Deposits                                         547,841          38,425   7.01%
                                                -------------   -------------   ----

    Total earning assets                          190,195,873      15,804,040   8.31%

Allowance for loan losses                          (1,590,744)
Cash & Due from banks                               6,808,281
Bank premises & equipment                           2,784,454
Market Value Adjustment - Investments                 (60,061)
Other assets                                        5,600,609
                                                -------------

    TOTAL ASSETS                                $ 203,738,412
                                                =============

                                                   Average         Income/      Yield/
LIABILITIES AND STOCKHOLDERS' EQUITY               Balance         Expense      Rate
                                                -------------   -------------   ----
Interest bearing deposits:
  Interest bearing deposits                     $  76,327,557     $   2,879,027    3.77%
  Savings                                          11,866,057           299,077    2.52%
  Certificates of deposit                          65,813,116         3,352,860    5.09%
                                                -------------     -------------    ----

    Total interest bearing deposits               154,006,730         6,530,964    4.24%

Other borrowings                                   10,944,299           373,008    3.41%
                                                -------------     -------------    ----

    Total interest bearing liabilities            164,951,029         6,903,972    4.19%

Non-interest bearing deposits                      20,932,669
Other liabilities                                   1,442,504
Stockholders' equity                               16,412,210
                                                -------------
    Total liabilities and
        stockholders' equity                    $ 203,738,412
                                                =============

Net Interest Income -
   Tax Equivalent Basis                                           $   8,900,068
   Tax Equivalent Adjustment                                           (119,372)
                                                                  -------------

  Net Interest Income                                             $   8,780,696
                                                                  =============

Interest income and rate earned                                   $  15,804,040    8.31%
Interest expense and rate paid                                        6,903,972    4.19%
                                                                  -------------    ----
Interest rate spread                                                               4.12%
                                                                                   ====
NET INTEREST INCOME & NET YIELD ON
  AVERAGE EARNING ASSETS                                          $   8,900,068    4.67%
                                                                  =============    ====

(1) Nonaccrual loans are included in average balances for yield computations

(2) Includes loan fees and late charges in both interest income and yield computations

(3) Tax equivalent basis - 34% rate for 1996, 1995 and 1994

                       1995                                                              1994
---------------------------------------------------               ---------------------------------------------
  Average                 Income/            Yield/                 Average             Income/           Yield/
  Balance                 Expense             Rate                  Balance             Expense            Rate
------------            -----------           ----                ------------        -----------          ----
$113,729,061            $10,987,315           9.66%               $ 96,743,302        $ 8,508,833          8.80%
------------            -----------           ----                ------------        -----------          ----

  50,886,807              2,990,707           5.88%                 54,816,316          3,024,660          5.52%
   2,746,504                241,720           8.80%                  1,394,159            132,244          9.49%
     841,010                 54,827           6.52%                    794,650             40,245          5.06%
------------            -----------           ----                ------------        -----------          ----

  54,474,321              3,287,254           6.03%                 57,005,125          3,197,149          5.61%

   6,718,178                391,352           5.83%                  8,185,720            333,466          4.07%
     383,125                 38,274           9.99%                          0                  0             0
------------            -----------           ----                ------------        -----------          ----

 175,304,685             14,704,195           8.39%                161,934,147         12,039,448          7.43%

  (1,716,222)                                                       (1,285,600)
   6,766,234                                                         7,783,703
   2,573,162                                                         2,526,689
    (445,454)                                                         (386,913)
   4,763,441                                                         4,739,051
------------                                                      ------------

$187,245,846                                                      $175,311,077
============                                                      ============

  Average                 Income/            Yield/                 Average             Income/           Yield/
  Balance                 Expense             Rate                  Balance             Expense            Rate
------------            -----------           ----                ------------        -----------          ----

$  71,352,976           $ 2,780,065           3.90%               $ 57,541,508        $ 1,829,304         3.18%
   12,274,310               341,931           2.79%                 13,474,285            366,257         2.72%
   60,283,289             3,000,899           4.98%                 64,521,363          2,550,406         3.95%
-------------           -----------           ----                ------------        -----------         ----

  143,910,575             6,122,895           4.25%                135,537,156          4,745,967         3.50%

    7,093,189               239,547           3.38%                  5,356,637            141,835         2.65%
-------------           -----------           ----                ------------        -----------         ----

  151,003,764             6,362,442           4.21%                140,893,793          4,887,802         3.47%

   20,161,526                                                       19,755,334
    1,508,526                                                          936,280
   14,572,030                                                       13,725,670
-------------                                                     ------------


$ 187,245,846                                                     $175,311,077
=============                                                     ============


                        $ 8,341,753                                                   $ 7,151,646
                            (82,185)                                                      (44,963)
                        -----------                                                   -----------

                        $ 8,259,568                                                   $ 7,106,683
                        ===========                                                   ===========

                        $14,704,195           8.39%                                   $12,039,448         7.43%
                          6,362,442           4.21%                                     4,887,802         3.47%
                        -----------           ----                                    -----------         ----
                                              4.17%                                                       3.97%
                                              ====                                                        ====


                        $ 8,341,753           4.76%                                   $ 7,151,646         4.42%
                        ===========           ====                                    ===========         ====

     The following table (Interest Differentials) provides additional information relating to the effect change in interest yield has on net income:


INTEREST DIFFERENTIALS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                          1996/1995
                                   --------------------------------------------------------
                                    Change in       Change in    Changes in       Total
                                     Volume           Rate       Rate/Volume     Change
                                   -----------    -----------    -----------    -----------
Interest Earning Assets
  Federal Funds Sold               $    66,934    $   (43,887)   $    (7,505)   $    15,542
  Securities:
    Taxable                           (274,809)      (108,900)        10,007       (373,702)
    Nontaxable                         112,580         (2,186)        (1,018)       109,376
    Other securities                     4,305         (4,974)          (391)        (1,060)
  Time deposits                         16,455        (11,402)        (4,902)           151
  Loans                              1,633,485       (247,196)       (36,751)     1,349,538
                                   -----------    -----------    -----------    -----------

    Total Interest Income            1,558,950       (418,545)       (40,560)     1,099,845
                                   -----------    -----------    -----------    -----------

Interest Bearing Liabilities
  Interest Bearing Deposits            193,820        (88,678)        (6,180)        98,962
  Savings                              (11,373)       (32,564)         1,083        (42,854)
  Certificates of Deposits             275,275         70,243          6,443        351,961
  Other Borrowings                     130,057          2,206          1,198        133,461
                                   -----------    -----------    -----------    -----------
    Total Interest Expenses            587,779        (48,793)         2,544        541,530
                                   -----------    -----------    -----------    -----------

  Increase (Decrease) in
    Interest Differential          $   971,171    $  (369,752)   $   (43,104)   $   558,315
                                   ===========    ===========    ===========    ===========

                                                            1995/1994
                                      --------------------------------------------------------
                                       Change in       Change in    Changes in       Total
                                        Volume           Rate       Rate/Volume     Change
                                      -----------    -----------    -----------    -----------
Interest Earning Assets
  Federal Funds Sold                  $   (59,784)   $   143,374    $   (25,704)   $    57,886
  Securities:
    Taxable                              (194,515)       185,812        (10,667)       (19,370)
    Nontaxable                            128,278         (9,544)        (9,258)       109,476
  Time deposits                            38,273              0              0         38,273
  Loans                                 1,493,943        837,495        147,044      2,478,482
                                      -----------    -----------    -----------    -----------

    Total Interest Income               1,406,195      1,157,137        101,415      2,664,747
                                      -----------    -----------    -----------    -----------

Interest Bearing Liabilities
  Interest Bearing Deposits               439,081        412,637         99,044        950,762
  Savings                                 (32,618)         9,102           (811)       (24,327)
  Certificates of Deposits               (167,523)       661,464        (43,448)       450,493
  Other Borrowings                         45,981         39,066         12,665         97,712
                                      -----------    -----------    -----------    -----------
    Total Interest Expense                284,921      1,122,269         67,450      1,474,640
                                      -----------    -----------    -----------    -----------

  Increase (Decrease) in
    Interest Differential             $ 1,121,274    $    34,868    $    33,965    $ 1,190,107
                                      ===========    ===========    ===========    ===========

PROVISION FOR LOAN LOSSES

         Provision for loan losses was $320 thousand for 1996, an increase of $180 thousand from the provision for loan losses of $140 thousand for 1995. Net chargeoffs were $241 thousand for 1996 as compared to net recoveries of $54 thousand for 1995. As a percentage of average loans net chargeoffs (recoveries) were .18% in 1996 and (.05%) in 1995. Gross charge offs were .41% in 1996 and
 .21% in 1995. Recoveries as a percentage of gross chargeoffs were 55% in 1996 and 122.7% in 1995.

         The provision for loan losses in 1994 was $190 thousand. In 1994 net chargeoffs were $150 thousand, or .15% of average loans. Gross charge offs were
 .36% of average loans and recoveries were 57.38% of gross charge offs. More specifics can be found in the sections entitled Allowance for Loan Losses and Nonperforming Assets.

OTHER INCOME

         Other income for 1996 was $2.7 million, compared to $2.2 million in 1995. Exclusive of security transactions other income increased $535 thousand.

         Service charges on deposit accounts were $1.1 million for 1996, an increase of $88 thousand or 9% over 1995. Service charges on deposit accounts were $985 thousand in 1995. The primary reasons for the increase in 1996 was an increased number of deposit accounts.

         Fees for other customer services were $850 thousand for 1996, an increase of $ 359 thousand or 73% over 1995. Fees for other customer services were $491 thousand in 1995. Included in fees for other customer services are ATM charges, release fees on mortgage loans sold, fees for originating credit life insurance for underwriters and Visa/Mastercard handling charges for merchants. One reason for the increase in 1996, was an increase in the number of ATM machines owned or leased by the Bank and the ability, due to improved technology of ATM's, to collect foreign fees from noncustomers utilizing the Bank's ATM machines. ATM related charges increased $230 thousand from 1995 to 1996. The other reason is the doubling of mortgage loan closures from 1996 to 1995. Release fees on mortgage loans sold increased to $234 thousand in 1996 from $109 thousand in 1995.

         Trust fees increased $21 thousand or 5% from 1995 largely due to growth in the number of accounts managed by the trust department since 1995 and asset value of the related trust accounts. The trust department of the Bank provides asset management services for its trust customers. The trust department has over $59,000,000 in assets under its administration.

         Net investment securities losses decreased other income by $50 thousand for 1996, compared to a net gain on investment securities of $8 thousand in 1995. Transactions for both years, though small in the number of transactions, were mainly to reposition the Bank's portfolio for the possibility of a changing investment environment and the growth experienced in the loan portfolio.

         Other operating income for 1996 was $386 thousand compared to the 1995 total of $320 thousand. Included in other operating income are fees earned for providing computer services to other banks, bank premises rental, safe deposit box rentals and other operating fees associated with the daily operations of the Bank. The primary factor contributing to the increase of $66 thousand for 1996 was the providing of computer services for three outside entities for the entire year as compared to fewer numbers in 1995.

OTHER EXPENSES

         Other expenses totaled $7.1 million in 1996, a 2% increase over the 1995 total of $7 million. Salary and employee benefits increased $161 thousand or 4%, to $3.7 million for 1996 when compared to $3.6 million for 1995. This increase is due to an increase in the number of employees, mainly part-time, plus the effects of employee and management raises for 1996.

         Net occupancy expense was $551 thousand for 1996, versus $513 thousand for 1995, an increase of $38 thousand or 7%. The Bank realized the effect on renegotiated operating lease increases during 1995 which amounted to an increase of $12 thousand. The other factor contributing to this increase was a $25 thousand increase in utility cost for the bank buildings.

         Equipment expense totaled $561 thousand for 1996 as compared to $615 thousand in 1995. This $54 thousand or 9% decrease is mainly attributed to depreciation expense declining in the later years of the Bank's equipment.

         Other operating expenses totaled $2.238 million for 1996 compared to $2.242 for 1995, a decrease of $4 thousand or .19%. For further analysis of other operating expense see Note K.

APPLICABLE INCOME TAXES

         Applicable income taxes for 1996 was $1.4 million, $1.1 million and $750 thousand for 1995 and 1994, respectively, producing an effective tax rate of 34%, 34%, 35%, respectively. The Company's effective income tax expense as a percentage of pretax income is different from statutory rates (34% Federal and 5% State) because of tax-exempt income and the related nondeductible interest expense. A portion of the Bank's interest income is from investments in state and municipal bonds and is generally exempt from federal and state income taxes.

LIQUIDITY

         Liquidity management is the process of ensuring that the Bank's asset and liability structure is the proper mix to meet the withdrawals of its' depositors, and to fund loan commitments and other funding requirements. Management's primary source of fund is the Bank's core deposit base. At December 31, 1996, the average core deposits were approximately $173 million or 93% of total average deposits and 85% of total average assets. For a comparison with prior period year ends, see the table entitled Average Deposit Structure. Other sources of liquidity are maturities in the investment portfolio and loan maturities and repayments . Management continually evaluates the maturities and mix of its earning assets and interest-bearing liabilities to monitor its ability to meet current and future obligations and to achieve maximum net interest income. Due to the stability of the core deposit base as noted above and the maturities of the investment portfolio, management does not anticipate any difficulties in meeting the needs of its depositors nor the ability to fund future loan commitments.

INTEREST RATE RISK

         The primary assets of banks are portfolios of investment securities and loans, while liabilities are primarily composed of interest bearing deposits and borrowed funds. Assets and liabilities have varying maturities and the associated rates may be fixed or variable. Asset/liability management techniques are used to maintain appropriate levels and relationships between rate-sensitive assets and liabilities to maximize overall returns to the extent possible, while minimizing the risk of loss associated with significant, often unforeseen, shifts in overall interest rates.

         Management utilized computerized interest rate simulation analysis as its primary measure of interest rate sensitivity. Management's analysis indicates that the Bank is asset sensitive for the next five years. A liability sensitive company will generally benefit from a falling interest rate environment as the cost of interest bearing liabilities falls faster than the yields on interest bearing assets, thus creating a widening of the net interest margin. An asset sensitive company will benefit from a rising interest rate environment as the yields on earning assets rise faster than costs of interest bearing liabilities.

         A traditional measure of interest rate sensitivity is the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons. These differences are known as interest sensitivity gaps; immediate to 3 months, 4 to 12 months, 1 to 5 years, over 5 years, and on a cumulative basis. The following table shows interest sensitivity gaps as of December 31, 1996.

                           0-90       91-365      1 Year-      Over 5       Non-
                           Days        Days       5 Years      Years      Sensitive      Total
                         ---------   ---------   ---------   ---------    ---------    ---------
Assets
  Securities             $  16,179   $   8,275   $  15,616   $   2,767                 $  42,837
  Loans, Net of
   Unearned Income          46,917      34,702      40,977       8,268                   130,864
  Federal Funds Sold        16,080                                                        16,080
  Other Assets                                                               16,282       16,282
                         ---------   ---------   ---------   ---------    ---------    ---------

    Total Assets         $  79,176   $  42,977   $  56,593   $  11,035    $  16,282    $ 206,063
                         =========   =========   =========   =========    =========    =========

Liabilities
  Interest Bearing
   Deposits              $  44,049   $   2,207   $  22,042   $  11,021                 $  79,319
  Savings Deposits           3,664                   4,886       2,444                    10,994
  Certificates of
   Deposits                 21,181      26,314      16,905         121                    64,521
  Demand Deposits                                                            22,435       22,435
  Other Liabilities          6,541                               3,271        1,977       11,789
  Stockholders' Equity                                                       17,005       17,005
                         ---------   ---------   ---------   ---------    ---------    ---------

    Total Liabilities
     and Stockholders'
     Equity              $  75,435   $  28,521   $  43,833   $  16,857    $  41,417    $ 206,063
                         =========   =========   =========   =========    =========    =========


Interest Rate
  Sensitivity Gap        $   3,741   $  14,456   $  12,760   $  (5,822)   $ (25,135)
Cumulative Interest
  Rate Sensitivity Gap   $   3,741   $  18,197   $  30,957   $  25,135    $     -0-

         Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and liability remains the same, thus impacting net interest income. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis report. These prepayments may have significant effects on the Bank's net interest margin. Because of these factors and interest sensitivity gap report may not provide a complete assessment of exposure to changes in interest rates.

         Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin.

FINANCIAL INSTRUMENTS

         In the normal course of business the Bank enters into agreements which, for accounting purposes, are considered off-balance sheet activities. These agreements are loans and lines of credit commitments to customers to extend credit at specified rates, duration and purpose. The commitments adhere to normal lending policy, collateral requirements, and credit reviews. Available loan commitments as of December 31, 1996 were $24 million and $23 million at December 31, 1995. The Bank has letters of credit of $2 million issued at December 31, 1996. Additionally, the Bank has deposit customers who have credit lines available to them through their deposit accounts. At December 31, 1996 the available portion of these credit lines was $166 thousand. These credit lines are immediately cancelable by the Bank. The credit lines provide a source of income to the Bank through service fees charged and interest earned on balances outstanding. The credit lines are reviewed regularly and do not pose a material credit risk to the Bank. To date the Bank does not have instruments outstanding that can be specifically described as a financial guarantee which guarantees the performance of a customer to a third party other than the financial standby letters of credit described above.

         The Bank began issuing credit cards during 1989. As of December 31, 1996 the aggregate credit available is $6.4 million, and $5.7 million at December 31, 1995. Applicants are reviewed through normal lending policies and credit reviews.

         The Bank is not a party to financial instruments defined as interest rate exchange agreements, financial futures, or financial options. Therefore, the Bank is not exposed to interest rate risk in excess of the amount recognized in the consolidated balance sheets as that risk may apply to interest rate exchange agreements, financial futures, or financial options.

LOANS

         An analysis of the loan portfolio at December 31, 1996, 1995, 1994, 1993 and 1992, is as follows:

                                                 1996           1995           1994           1993           1992
                                             ------------   ------------   ------------   ------------   ------------
Commercial, industrial and agricultural      $104,628,274   $100,461,319   $ 77,687,198   $ 67,288,411   $ 65,186,727
Real estate - construction                      5,742,457      8,206,698      4,061,067      5,690,354      4,631,206
Real estate - mortgage                          8,567,614      4,279,069      3,988,030      3,629,264      3,969,913
Installment                                    15,160,530     16,339,010     16,853,099     16,666,710     19,513,937
                                             ------------   ------------   ------------   ------------   ------------
                                             $134,098,875   $129,286,096   $102,589,394   $ 93,274,739   $ 93,301,783
                                             ============   ============   ============   ============   ============

         The following is the detail of maturities and sensitivity of loans to changes in interest rates at December 31, 1996

                                                                   December 31, 1996 Loans to Mature
                                                                   ---------------------------------
                                                Less than            One to             Greater than
                                                One Year             Five Years          Five Years            Total
                                               -----------          -----------         ------------          ------------
Commercial                                     $48,570,385          $51,100,485          $ 3,446,967          $103,117,837
                                               -----------          -----------         ------------          ------------

Mortgage                                         1,025,747            2,888,524            4,653,343             8,567,614
                                               -----------          -----------         ------------          ------------

Installment                                      5,341,464            9,812,614                6,452            15,160,530
                                               -----------          -----------         ------------          ------------

Total                                          $54,937,596          $63,801,623         $  8,106,762          $126,845,981
                                               ===========          ===========         ============          ============

                                                                  Loans Due After One Year at December 31, 1996
                                                                              Interest Rates
                                                                  ----------------------------------
                                                                  Predetermined           Adjustable             Total
                                                                  -------------          -----------          ------------
Commercial                                                        $  46,836,672           $7,710,780          $ 54,547,452
                                                                  -------------          -----------          ------------

Mortgage                                                              4,182,816            3,359,051             7,541,867
                                                                  -------------          -----------          ------------

Installment                                                           9,819,066                  --               9,819,066
                                                                  -------------          -----------          ------------

Total                                                             $  60,838,554          $11,069,831          $ 71,908,385
                                                                  =============          ===========          ============

The Company has no foreign loans.

SECURITIES

         The following is the detail of maturities and weighted average yield for each maturity group at December 31, 1996.

                                                  December 31, 1996
                                                  -----------------
                                               Weighted
                                               Average         Book
                                                Yield          Value
                                               ---------    -----------
U.S. Government Securities:
    Within 1 year                                   5.45%   $ 3,009,595
    After 1 year, but within 5 years                6.05%     5,218,127
    After 5, but within 10 years                    0.00%          --
    After 10 years                                  0.00%          --
                                               ---------    -----------

          Total U.S. Government Securities          5.83%   $ 8,227,722
                                               =========    ===========

Securities of U.S. Government
    Agencies and Corporations:
       Within 1 year                                5.40%    16,978,063
       After 1 year, but within 5 years             6.32%     6,167,023
       After 5, but within 10 years                 6.92%     2,677,109
       After 10 years                               6.67%     4,278,736
                                               ---------    -----------

          Total Securities of
             U.S. Government Agencies
             and Corporations                       5.90%   $30,100,931
                                               =========    ===========

                                                Weighted
                                                Average      Book
                                                 Yield       Value
                                                -------    ----------
Obligations of States and Political
   Subdivisions' pre tax yields:
      Within 1 year                                4.79%      454,912
      After 1 year, but within 5 years             5.23%    1,301,430
      After 5, but within 10 years                 6.34%    1,517,751
      After 10 years                               5.52%      310,000
                                                -------    ----------

          Total Obligations of States
             and Political Subdivisions            5.67%   $3,584,093
                                                =======    ==========

Other Securities-
    Stocks of The Federal Reserve Bank             5.80%      924,200
                                                -------    ----------

          Total Other Securities                   5.80%   $  924,200
                                                =======    ==========


         An analysis of the investment portfolio at December 31, 1996, 1995, and 1994 is as follows:

                                                    1996          1995          1994
                                                -----------   -----------   -----------
U.S. Treasury and other U. S. Government
  agencies and corporations                     $27,960,431   $36,064,435   $26,605,864
Mortgage-backed securities                       10,368,222    12,696,096    16,086,115
States and political subdivisions                 3,584,093     2,952,694     1,240,240
Other securities                                    924,200       844,350       794,650
                                                -----------   -----------   -----------

                                                $42,836,946   $52,557,575   $44,726,869
                                                ===========   ===========   ===========

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses was $1.545 million at year end 1996 or 1.15% of total loans outstanding. At year end 1995, the allowance for loan losses was $1.467 million or 1.13% of total loans outstanding. The allowance for loan losses account represent amounts available for possible future losses based on modeling and management's evaluation of the loan portfolio. To ascertain the potential losses in the portfolio, management reviews past due loans on a monthly basis. Additionally, the loan review function performs an ongoing review of the loan portfolio. Loans are reviewed for compliance to the Bank's lending policy and the borrower's current financial condition and ability to meet scheduled repayment terms. Based on these functions and management's knowledge of the Bank's borrowers, the allowance for loan losses in management's judgment, is adequate to absorb potential loan losses based on current review of the quality of the loan portfolio. The Bank has established the balances in the allowance for loan losses in order to absorb any adverse loan relationships which have the potential to occur. As the Bank's loan volume continues to increase, so does the potential to experience loan losses at a rate greater than the Bank's historical loan loss experience.

         Activity in the allowance for loan losses, below, presents an analysis of activity in the allowance for loan losses for the past five years.

                                                    1996          1995           1994          1993          1992
                                                -----------   -----------    -----------   -----------   -----------
Beginning balance                               $ 1,466,840   $ 1,273,160    $ 1,232,880   $ 1,431,262   $ 1,310,960

Loans charged off
  Commercial, industrial and agricultural           292,853        81,055        144,313       341,304       361,278
  Installment and others                            237,048       155,555        206,966       219,271       312,082
  Mortgage                                            8,746          --             --            --            --
                                                -----------   -----------    -----------   -----------   -----------
Total Charged off                                   538,647       236,610        351,279       560,575       673,360

Loan Recoveries
  Commercial, industrial and agricultural           161,605       198,617         75,307       108,837       150,518
  Installment and others                            136,022        91,673        126,252       153,356       143,144
  Mortgage                                             --            --             --            --            --
                                                -----------   -----------    -----------   -----------   -----------
Total Recoveries                                    297,627       290,290        201,559       262,193       293,662

Net loans charged off                               241,020       (53,680)       149,720       298,382       379,698
Provision charged to expense                        320,000       140,000        190,000       100,000       500,000
                                                -----------   -----------    -----------   -----------   -----------

Ending Balance                                  $ 1,545,820   $ 1,466,840    $ 1,273,160   $ 1,232,880   $ 1,431,262
                                                ===========   ===========    ===========   ===========   ===========


NONPERFORMING ASSETS

         Nonperforming assets include nonaccrual and impaired loans and other real estate. Loans are considered for nonaccrual when the principal or interest becomes 90 days past due or when there is uncertainty about the repayment of principal and interest in accordance with the terms of the loans. Nonaccrual loans at December 31, 1996 , were $1 million and $762 thousand at December 31, 1995. Loans past due 90 days and still accruing at December 31, 1996 and 1995 were $477 thousand and $181 thousand, respectively. At December 31, 1996, nonaccrual loans were .82% of gross loans outstanding and 71% of the allowance for loan losses. At December 31, 1995, these ratios were .59% and 51.9 %, respectively.

         The following table presents information on the amount of nonperforming loans at December 31, 1996, 1995, 1994, 1993 and 1992:

                                                   1996         1995         1994         1993         1992
                                                ----------   ----------   ----------   ----------   ----------
Nonaccrual                                      $1,100,000   $  762,000   $  668,000   $  493,000   $1,316,000
Accruing loans past due 90 days or  more           477,000      181,000       36,000      184,000      334,185
Trouble debt restructurings                        462,351      228,000      303,342         --        250,933

         In the process of reviewing the loan portfolio, management acknowledge certain potential problem loans which are not classified as impaired, nonaccural, greater than 90 days delinquent, or restructured. Management does not feel that any of these potential problem loans are reasonably likely to have or will have a material effect on the Bank's liquidity, capital resources, or results of operations.

         Other real estate is properties held for sale acquired through foreclosure or negotiated settlements of debt. Other real estate decreased $10 thousand during 1996. At December 31, 1996 and 1995, other real estate was $129 thousand and $139 thousand, respectively. Improvements in commercial real estate and general economic conditions, which allowed for a $30 thousand gain on disposition of previously foreclosed properties were the primary factors in the decline.

         As of December 31, 1996, the Bank knows of no additional loans, other than those identified above, that Management has serious doubts as to the ability of such borrowers to repay principal and interest.

REGULATORY MATTERS

         The Bank is subject to various capital requirements administered by the Federal Banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by regulators that, if undertaken, could have a material effect on the Bank's financial statements. Various regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the section entitled Capital Adequacy below.

         Management is unaware, based on recent regulatory examinations or otherwise, of any known trends, events or uncertainties which are reasonably likely to have or will have a material effect on the Company's liquidity, capital resources, or results of operations

CAPITAL ADEQUACY

         The strength of a company is measured by the company's capital, earnings history, asset quality, and management. Capital can be increased by the retention of earnings and issuance of equity stock. Management feels the current trend of earnings and dividend distribution is sufficient to maintain its capital adequacy requirements.

         Some of the more significant ratios are as follows:

                                      1996       1995       1994
                                     -------    -------    -------
                  Return on assets      1.29%      1.18%       .80%
                  Return on equity     16.00%     15.13%     10.21%
                  Dividend payout      42.00%     45.00%     43.00%
                  Equity to assets      8.06%      7.78%      7.83%


         The Bank is required to maintain minimum amounts of capital to total risk-weighted assets, as defined by the regulators. The guideline requires total capital of 8.00%, half of which must be Tier 1 capital. The computation of risk-weighted ratios follow the transitional rule, which currently does not include the unrealized gain (loss) on securities available for sale in Tier 1 Capital.

         The leverage ratio consists of Tier 1 capital as a percentage of average total assets. The minimum leverage ratios for all banks and bank holding companies is 3.00%. This minimum ratio is dependent upon the strength of the individual bank or holding company and may be increased by regulatory authorities on an individual basis. The 3.00% minimum was established to make certain that all banks have a minimum capital level to support their assets, regardless of risk profile. The regulators have not yet established minimum leverage ratios for the Company. As shown in the table Capital Adequacy Ratios, the Bank's ratios for the reporting periods exceed regulatory minimums.

         The Company dividends are determined by its Board of Directors. The current policy is to maintain dividends at a level which ensures the Company and Bank are able to maintain sufficient regulatory capital levels. The Company's primary source of funds is dividends received from the Bank. Under current regulations, the Bank is required to get regulatory approval prior to the payment of any dividends. The Company carries no debt; therefore, future liquidity needs are limited to the payment of any declared dividends.

         Capital Adequacy Ratios
         (In Thousands)

                                                  December 31,
                                              1996          1995
                                          ----------    ----------
                     Tier 1 Capital        $   15,688    $   14,230
                     Total Capital             17,234        15,885


         Risk Weighted Ratios:

                     Tier 1 Capital             11.20%        10.75%
                     Total Capital              12.31%        12.00%
                     Leverage Ratio              7.70%         7.27%


PRINCIPAL OCCUPATION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

         This information is included elsewhere in this report in conjunction with listings of directors and officers.

PRINCIPAL MARKETS AND PRICES OF THE COMPANY'S STOCK

         The Company had 535 stockholders as of December 31, 1996. The Registrant's common stock is not actively traded and management knows of no market quotations by securities dealers. While a moderate amount of trading in the Registrant's common stock has taken place since issuance of its shares in 1982, the Registrant does not believe that prices asked for the common stock are necessarily representative of the prices that would be quoted in an active trading market.

         Cash dividends declared by the Registrant in 1995 and 1996 are presented below.

                   Period 1995                    Dividends per Share
                   -----------                    -------------------
                   First Quarter                      .22
                   Second Quarter                     .24
                   Third Quarter                      .24
                   Fourth Quarter                     .71

                      Period 1996               Dividends per Share
                      -----------               -------------------
                      First Quarter                 .24
                      Second Quarter                .275
                      Third Quarter                 .275
                      Fourth Quarter                .775

         Federal and State law applicable to banks generally restricts the amount of cash dividends that a bank may pay. See "Capital Adequacy" portion of the Management's Discussion and Analysis.

SEC FORM 10-KSB

         A copy of the annual report on Form 10-KSB, to be filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

         Arthur R. Bardwell
         Comptroller
         P. O. Box 871
         Vicksburg, MS  39181