Form 10KSB, Exhibit 13
period 1997-12-31
MERCHANTS CAPITAL CORP /MS/
filed 1998-03-24
CIK 357065

                                   EXHIBIT 13

                                 ANNUAL REPORT

                          MERCHANTS CAPITAL CORPORATION
                                 AND SUBSIDIARY

                        Consolidated Financial Statements

                     Years Ended December 31, 1997 and 1996




                                      with

                          Independent Auditor's Reports

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Merchants Capital Corporation


We have audited the accompanying consolidated statements of financial condition of Merchants Capital Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants Capital Corporation and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




Vicksburg, Mississippi
January 20, 1998

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996


                                     ASSETS

                                                                    1997             1996
                                                               -------------    -------------

ASSETS
    Cash and due from banks                                    $   9,988,522    $  10,218,925
    Interest bearing deposits with banks                              96,209           86,731
    Federal funds sold                                             3,473,703       16,080,078
    Investment securities:
       Available-for-sale (amortized cost of $68,008,306
          and $42,836,946, respectively)                          68,151,857       42,913,870

    Loans                                                        139,426,173      134,098,875
       Less:
          Unearned income                                         (1,595,823)      (1,689,189)
          Allowance for loan losses                               (1,592,012)      (1,545,820)
                                                               -------------    -------------

              Net loans                                          136,238,338      130,863,866
                                                               -------------    -------------

    Bank premises and equipment, net                               2,698,060        2,752,777
    Other real estate                                                181,280          128,849
    Accrued interest receivable                                    1,997,240        1,760,153
    Premium on purchased deposits and assets, less
       amortization of $257,667 in 1997 and $208,533 in 1996         452,333          501,467
    Deferred income taxes                                            313,473          303,300
    Other assets                                                     407,681          452,834
                                                               -------------    -------------




TOTAL ASSETS                                                   $ 223,998,696    $ 206,062,850
                                                               =============    =============






See accompanying notes to consolidated financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                    1997            1996
                                                                                 ------------   ------------

LIABILITIES:
    Deposits:
       Non-interest bearing                                                      $ 25,378,217   $ 22,434,563
       Interest bearing                                                           165,757,406    154,834,160
                                                                                 ------------   ------------
                                                                                  191,135,623    177,268,723
    Security participations                                                        11,921,483      9,811,858
    Accrued interest payable                                                          903,348        822,785
    Accrued taxes and other liabilities                                               639,198        606,770
    Dividends declared but not paid                                                   779,784        548,325
                                                                                 ------------   ------------

              Total liabilities                                                   205,379,436    189,058,461
                                                                                 ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
    Common stock, $5 par value per share; 1,000,000 shares authorized; 742,651 and 707,516 shares issued and
       outstanding in 1997 and 1996, respectively                                   3,713,255      3,537,580
    Additional paid-in capital                                                     13,877,419     12,823,369
    Retained earnings                                                                 941,020        596,516
    Net unrealized gains on securities available-for-sale,
       net of taxes of $55,985 in 1997 and $30,000 in 1996                             87,566         46,924
                                                                                 ------------   ------------

              Total stockholders' equity                                           18,619,260     17,004,389
                                                                                 ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $223,998,696   $206,062,850
                                                                                 ============   ============

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                          1997           1996
                                                                      ------------   ------------
INTEREST INCOME:
    Interest and fees on loans                                        $ 12,685,422   $ 12,336,854
    Interest and dividends on investment securities:
       Taxable interest income                                           3,290,929      2,655,429
       Exempt from federal income taxes                                    238,846        231,723
       Dividends                                                            57,966         53,768
    Interest on federal funds sold                                         398,065        406,894
                                                                      ------------   ------------
          Total interest income                                         16,671,228     15,684,668
                                                                      ------------   ------------

INTEREST EXPENSE:
    Interest on deposits                                                 6,755,254      6,530,964
    Interest on federal funds purchased and security participations        647,782        373,008
                                                                      ------------   ------------

          Total interest expense                                         7,403,036      6,903,972
                                                                      ------------   ------------
NET INTEREST INCOME                                                      9,268,192      8,780,696

PROVISION FOR LOAN LOSSES                                                  420,000        320,000
                                                                      ------------   ------------

NET INTEREST INCOME AFTER PROVISION FOR
    LOAN LOSSES                                                          8,848,192      8,460,696
                                                                      ------------   ------------

OTHER INCOME:
    Service charges on deposits                                          1,135,307      1,073,643
    Fees for other customer services                                       837,894        849,977
    Commission and fees from fiduciary activities                          495,105        416,724
    Net investment securities gains (losses)                                18,639        (49,917)
    Other                                                                  413,928        385,957
                                                                      ------------   ------------

          Total other income                                             2,900,873      2,676,384
                                                                      ------------   ------------



Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF INCOME - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                     1997             1996
                                                  ----------       ----------
OTHER EXPENSES:
    Salaries                                       2,928,599        2,899,685
    Employee benefits                                880,363          885,205
    Net occupancy expense                            514,040          550,867
    Equipment expense                                567,437          560,858
    Other                                          2,345,045        2,238,195
                                                  ----------       ----------
          Total other expenses                     7,235,484        7,134,810
                                                  ----------       ----------

INCOME BEFORE INCOME TAX EXPENSE                   4,513,581        4,002,270

INCOME TAX EXPENSE                                 1,510,986        1,375,997
                                                  ----------       ----------

          NET INCOME                              $3,002,595       $2,626,273
                                                  ==========       ==========
BASIC EARNINGS PER SHARE                          $     4.04       $     3.54
                                                  ==========       ==========
WEIGHTED AVERAGE SHARES
    OUTSTANDING - BASIC                              742,651          742,651
                                                  ==========       ==========

DILUTED EARNINGS PER SHARE                        $     4.04       $     3.54
                                                  ==========       ==========

WEIGHTED AVERAGE SHARES
    OUTSTANDING - DILUTED                            742,651          742,651
                                                  ==========       ==========


See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                                                      Unrealized
                                                                                                                    Gains (Losses)
                                                                                                                    on Securities
                                                                                 Additional                         Available-for-
                                                                 Common           Paid In           Retained         sale, Net of
                                              Total               Stock           Capital           Earnings             Taxes
                                          ------------       ------------      ------------      ------------       ------------

BALANCE,
December 31, 1995                         $ 15,437,215       $  3,370,270      $ 11,852,971      $    222,107       $     (8,133)

Net income for the year                      2,626,273               --                --           2,626,273               --
Cash dividends declared
    ($1.49 per share)                       (1,105,972)              --                --          (1,105,972)              --
Stock dividend - 5%
    (33,462 shares)                               --              167,310           970,398        (1,137,708)              --
Payment for fractional
    shares                                      (8,184)              --                --              (8,184)              --
Net change in unrealized
    gains on securities
    available-for-sale, net
    of taxes of $35,200                         55,057               --                --                --               55,057
                                          ------------       ------------      ------------      ------------       ------------
BALANCE,
December 31, 1996                           17,004,389          3,537,580        12,823,369           596,516             46,924

Net income for the year                      3,002,595               --                --           3,002,595               --
Cash dividends declared
    ($1.91 per share)                       (1,419,941)              --                --          (1,419,941)              --
Stock dividend - 5%
    (35,135 shares)                               --              175,675         1,054,050        (1,229,725)              --
Payment for fractional
    shares                                      (8,425)              --                --              (8,425)              --
Net change in unrealized
    gains on securities
    available-for-sale, net
    of taxes of $25,985                         40,642               --                --                --               40,642
                                          ------------       ------------      ------------      ------------       ------------
BALANCE,
December 31, 1997                         $ 18,619,260       $  3,713,255      $ 13,877,419      $    941,020       $     87,566
                                          ============       ============      ============      ============       ============


See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                           1997            1996
                                                                      ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                        $  3,002,595    $  2,626,273
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                        420,000         320,000
          Provision for depreciation and amortization                      415,773         417,742
          Amortization of premium on purchased
              deposits and assets                                           49,134          49,133
          Accretion on investment securities, net                         (647,303)       (200,204)
          Deferred income taxes benefit                                    (36,158)        (10,680)
          Write-down of other real estate                                   23,020           9,220
          Gain on sale of other real estate                                (55,106)        (29,984)
          Loss on sale of bank premises and equipment                        1,071           5,760
          Net investment securities (gain) loss                            (18,639)         49,917
       (Increase) decrease in:
          Accrued interest receivable                                     (237,087)        206,402
          Other assets                                                      45,153         (83,714)
       Increase (decrease) in:
          Accrued interest payable                                          80,563          (8,154)
          Accrued taxes and other liabilities                               32,428           1,084
                                                                      ------------    ------------

                 Net cash provided by operating activities               3,075,444       3,352,795
                                                                      ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Net (increase) decrease in interest bearing deposits with banks         (9,478)         24,799
    Proceeds from maturity of time deposit                                     --          692,126
    Net (increase) decrease in federal funds sold                       12,606,375     (13,280,078)
    Purchase of available-for-sale securities                          (89,675,308)    (35,561,120)
    Proceeds from sale of available-for-sale securities                  6,848,180       9,970,312
    Proceeds from calls and maturities of available-for-sale
       securities                                                       58,321,710      35,461,724
    Net increase in loans                                               (6,054,498)     (5,259,733)
    Purchases of premises and equipment                                   (362,127)       (640,949)


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                  1997            1996
                                                             ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES-
    CONTINUED:
       Proceeds from sales of premises and equipment                   --          80,000
       Proceeds from sales of other real estate                   239,681         153,964
       Interest received on time deposit                               --         (24,458)
                                                             ------------    ------------
                 Net cash used in investing activities        (18,085,465)     (8,383,413)
                                                             ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in noninterest and interest bearing
       demand accounts                                          7,938,829       3,118,315
    Net increase in time deposits                               5,928,071       2,441,301
    Payment of fractional shares from stock dividend               (8,425)         (8,184)
    Cash dividends paid                                        (1,188,482)     (1,063,187)
    Increase in security participations                         2,109,625       3,198,303
                                                             ------------    ------------
                 Net cash provided by financing activities     14,779,618       7,686,548
                                                             ------------    ------------
NET INCREASE (DECREASE) IN CASH AND DUE
    FROM BANKS                                                   (230,403)      2,655,930

CASH AND DUE FROM BANKS AT BEGINNING
    OF YEAR                                                    10,218,925       7,562,995
                                                             ------------    ------------
CASH AND DUE FROM BANKS AT END OF YEAR                       $  9,988,522    $ 10,218,925
                                                             ============    ============
SCHEDULE OF NONCASH INVESTING AND
    FINANCING ACTIVITIES:
       Dividends declared but not paid                       $    779,784    $    548,325
                                                             ============    ============
       Transfer of loans foreclosed to other real estate     $    260,026    $    123,050
                                                             ============    ============
       Stock dividends declared                              $  1,229,725    $  1,137,708
                                                             ============    ============
       Total increase in unrealized gains
          on securities available-for-sale                   $     66,627    $     90,257
                                                             ============    ============
       Deferred income taxes on recorded unrealized
          gains on securities available-for-sale             $    (25,985)   $    (35,200)
                                                             ============    ============


See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             The accounting principles followed by Merchants Capital Corporation (the Company) and its wholly-owned subsidiary, Merchants Bank and its wholly-owned subsidiaries, Merchants Credit Company and Merchants Insurance Agency, Inc., are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity, and cash flows are summarized below.

             Principles of Consolidation

             The consolidated financial statements include the accounts of Merchants Capital Corporation (the Company) and its wholly-owned subsidiary, Merchants Bank and its wholly-owned subsidiaries, Merchants Credit Company and Merchants Insurance Agency, Inc.. All material intercompany profits, balances and transactions have been eliminated.

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

             Investment Securities

             Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Investments in Debt and Equity Securities," which requires the classification of securities as held to maturity, trading, or available for sale.

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

             Investment Securities - Continued

             Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and the Bank has the ability at the time of purchase to hold bonds, notes and debentures until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method over the contractual lives.

             Available-for-sale securities include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. These securities are carried at fair value. Other equity securities include stock in the Federal Reserve Bank and the Federal Home Loan Bank, which are restricted and are carried at cost.

             Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Realized gains and losses flow through the Bank's yearly operations. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, net of related deferred tax effect. The Bank does not engage in trading account activities.

             Loans

             Loans are stated at the amount of principal outstanding, reduced by unearned income and an allowance for loan losses and net deferred loan fees, if applicable. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest income on installment loans is recognized and included in interest income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

             The Bank generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

             Loans - Continued

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

             Allowance for Loan Losses

             The allowance for loan losses is an amount which in management's judgment believes is adequate to absorb potential losses on existing loans. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans, the level and composition of classified loans, historical loss experience, results of examinations by regulatory agencies, an internal asset review process, expectations of future economic conditions and their impact on particular borrowers, and other judgmental factors. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

             The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustment become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

             Bank Premises and Equipment

             Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is charged to expense over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization expense are computed by the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

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

             Income Taxes

             Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

             The Company and its wholly-owned subsidiary file a consolidated federal income tax return. Consolidated income tax expense is allocated on the basis of each company's income adjusted for permanent differences.

             Premium on Purchased Deposits and Assets

             The portion of the premium on purchased deposits and assets applicable to core deposits ($710,000) is being amortized by the straight-line method over approximately fifteen years.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

             Income Per Share

             Earnings per common share are calculated on the basis of the weighted average number of shares outstanding after giving retroactive effect to the stock dividend distributed. Options to purchase 1,000 shares of common stock at $35 per share were outstanding during the last three quarters of 1997, but were not included in the computation of diluted EPS because the options' exercise price was equal to the average market price of the common shares. The options, which expire on March 2007, were still outstanding at the end of year 1997. All shares held by the Employee Stock Ownership Plan (ESOP) are treated as outstanding in computing income per share.

             Off-Balance-Sheet Financial Instruments

             In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

             Cash Flows

             For purposes of the consolidated statements of cash flows, the Company considers only cash and due from banks (including cash items in process of clearing) to be cash equivalents.

             The Company paid income taxes approximating $1,521,000 in 1997 and $1,450,000 in 1996. Interest paid on deposit liabilities and other borrowings approximated $7,328,000 in 1997 and $6,912,000 in 1996.

             Reclassifications

             Certain prior period amounts have been reclassified to conform with the 1997 presentation.

             Recent Accounting Pronouncements

             In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes new standards for reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of SFAS No. 130 to have a material effect on its financial statements.

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

             In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes new standards for the way public business enterprises report information about operating segments in financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of SFAS No. 131 to have a material effect on its financial statements.

NOTE B.      CASH AND DUE FROM BANKS

             The Bank is required to maintain average cash reserve balances. This requirement approximates $1,428,000 at December 31, 1997, and $1,200,000 at December 31, 1996. The Bank is in compliance with this requirement.

NOTE C.      INVESTMENT SECURITIES

             The amortized costs and fair values of investment securities available-for-sale at December 31, 1997 and 1996 were:

                                                               1997
                                 -----------------------------------------------------------------
                                                      Gross            Gross
                                   Amortized        Unrealized      Unrealized
                                      Cost            Gains            Losses          Fair Value
                                 ------------     ------------      ------------      ------------
 U.S. Treasury and other
    U.S. Government agencies     $ 58,484,725     $    109,908      $    (43,773)     $ 58,550,860
Mortgage-backed securities          4,192,279           38,930           (24,122)        4,207,087
 Obligations of states and
    political subdivisions          4,356,402           62,677               (69)        4,419,010
 Other equity securities              974,900               --                --           974,900
                                 ------------     ------------      ------------      ------------

                                 $ 68,008,306     $    211,515      $    (67,964)     $ 68,151,857
                                 ============     ============      ============      ============


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE C.        INVESTMENT SECURITIES - CONTINUED

                                                               1996
                                 -----------------------------------------------------------------
                                                      Gross            Gross
                                   Amortized        Unrealized      Unrealized
                                      Cost            Gains            Losses          Fair Value
                                 ------------     ------------      ------------      ------------
U.S. Treasury and other
   U.S. Government agencies      $ 27,960,431     $     49,434      $    (53,076)     $ 27,956,789
Mortgage-backed securities         10,368,222           61,436           (59,081)       10,370,578
Obligations of states and
   political subdivisions           3,584,093           79,934            (1,723)        3,662,303
Other equity securities               924,200               --                --           924,200
                                 ------------     ------------      ------------      ------------

                                 $ 42,836,946     $    190,804      $   (113,880)     $ 42,913,870
                                 ============     ============      ============      ============

             Gross realized gains of $19,756 and gross realized losses of $1,117 resulted from sale of available-for-sale securities in 1997. There were $-0- realized gains or losses on held-to-maturity securities during 1997. Gross realized gains of $-0- and gross realized losses of $49,917 were realized on available-for-sale security dispositions in 1996. There were no realized gains or losses on held-to-maturity securities in 1996.

             Investment securities with an amortized cost of approximately $45,487,061 (fair value $45,581,718) at December 31, 1997, and
             $32,946,000 (fair value $32,975,000) at December 31, 1996, were pledged to collateralize public deposits, and for other purposes as required by law or agreement.

             The amortized cost and fair values of investment securities available-for-sale at December 31, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included in the table based on contractual maturity.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE C.        INVESTMENT SECURITIES - CONTINUED


                                                Securities availale-for-sale
                                                ----------------------------
                                                  Amortized         Fair
                                                    Cost            Value
                                                -----------      -----------
Due in one year or less                         $35,235,772      $35,230,808
Due after one year but less than five years      31,014,127       31,124,055
Due after five years but less than ten years      1,140,407        1,178,994
Other securities                                    618,000          618,000
                                                -----------      -----------

                                                $68,008,306      $68,151,857
                                                ===========      ===========

NOTE D.      LOANS

             The loan portfolio at December 31, 1997 and 1996, consists of the following:

                                                   1997             1996
                                               ------------     ------------
Agricultural                                   $  1,042,613     $  1,510,437
Commercial and industrial                       104,371,061      103,117,837
Real estate - construction                        4,746,600        5,742,457
Real estate - mortgage                            7,735,935        8,567,614
Installment                                      21,529,964       15,160,530
                                               ------------     ------------

Total loans                                    $139,426,173     $134,098,875
                                               ============     ============


             Loans on which accrual of interest has been discontinued or reduced amounted to approximately $264,000 and $1,100,000 at December 31, 1997 and 1996, respectively. If interest on these loans had been accrued, such income would have been approximately $59,000 and $88,000 in 1997 and 1996, respectively.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE D.      LOANS - CONTINUED

             Impaired loans having recorded investments of $544,000 (majority of which is on a nonaccrual basis) and $1,394,000 at December 31, 1997 and 1996, respectively, have been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. As a result of direct write-downs, the specific allowance related to these impaired loans is immaterial. The average recorded investment in impaired loans during 1997 and 1996 was $894,000 and $1,243,000, respectively. The amount of interest income recognized on impaired loans for both 1997 and 1996 was immaterial. There have been no new commitments to extend additional credit to these borrowers.

             In the ordinary course of business, the Bank makes loans to its executive officers, directors and to their affiliates. Loans made to such borrowers (including companies in which they are principal owners) amounted to approximately $4,721,000 and $5,487,000 at December 31, 1997 and 1996, respectively. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

             Changes in these loans are as follows:

                                             1997             1996
                                         -----------      -----------
Balance at January 1                     $ 5,486,973      $ 6,395,939
   New loans                               2,660,843        2,052,141
   Repayments                             (3,426,659)      (2,961,107)
                                         -----------      -----------

Balance at December 31                   $ 4,721,156      $ 5,486,973
                                         ===========      ===========

NOTE E.        ALLOWANCE FOR LOAN LOSSES

               Changes in the allowance for loan losses are as follows:

                                             1997             1996
                                         -----------      -----------

Balance at January 1                     $ 1,545,820      $ 1,466,840
                                         -----------      -----------
   Credits charged off                      (638,544)        (538,647)
   Recoveries                                264,736          297,627
                                         -----------      -----------

Net (credits charged off) recoveries        (373,808)        (241,020)
   Provision for loan losses                 420,000          320,000
                                         -----------      -----------

Balance at December 31                   $ 1,592,012      $ 1,545,820
                                         ===========      ===========

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE F.        BANK PREMISES AND EQUIPMENT

               A summary of Bank premises and equipment is as follows:

                                                           December 31
                                                      1997           1996
                                                   ----------     ----------
Land                                               $  531,013     $  531,013
Buildings                                           2,244,552      2,224,136
Furniture and equipment                             3,649,366      3,416,713
Leasehold improvements                                131,558        151,521
                                                   ----------     ----------
                                                    6,556,489      6,323,383
Less accumulated depreciation and amortization      3,858,429      3,570,606
                                                   ----------     ----------

Bank premises and equipment, net                   $2,698,060     $2,752,777
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

NOTE H.        DEPOSITS

               Deposits at December 31, 1997 and 1996, consist of the following:

                                                   1997              1996
                                               ------------     ------------
Non-interest bearing demand deposits           $ 25,378,217     $ 22,434,563
NOW accounts                                     30,490,580       28,276,738
Money market deposit accounts                     7,110,070        8,263,876
Savings accounts                                 57,707,520       53,772,381
Certificates of deposit                          70,449,236       64,521,165
                                               ------------     ------------

                                               $191,135,623     $177,268,723
                                               ============     ============



Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE H.      DEPOSITS - CONTINUED

             Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1997 and 1996, are summarized as follows:

                                                  1997            1996
                                              -----------     -----------
Time remaining until maturity:
   Three months or less                       $12,626,258     $ 1,306,659
   Over three through six months                4,573,689       2,173,368
   Over six through twelve months               1,446,468       2,599,663
   Over twelve months                           2,387,143       7,253,394
                                              -----------     -----------

                                              $21,033,558     $13,333,084
                                              ===========     ===========

             At December 31, 1997, the scheduled maturities of time certificates of deposit are as follows:

1998                                          $52,015,144
1999                                           12,079,534
2000                                            4,396,794
2001                                              741,557
2002                                            1,095,131
Thereafter                                        121,076
                                              -----------

                                              $70,449,236
                                              ===========

NOTE I.      STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

             In 1997 and 1996, the Board of Directors approved a 5% stock dividend, respectively, which resulted in the transfer of the market value of the stock from retained earnings to common stock and surplus.

             The primary sources of revenue of Merchants Capital Corporation are dividends from its subsidiary, Merchants Bank. Dividends paid by Merchants Bank to the Capital Corporation amounted to $1,974,356, $1,231,762, and $1,022,540 for the years 1997, 1996 and 1995.
             Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE I.      STOCKHOLDERS' EQUITY AND REGULATORY MATTERS - CONTINUED

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

             Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

             As of December 31, 1997, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE I.        STOCKHOLDERS' EQUITY AND REGULATORY MATTERS - CONTINUED

               The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                        To be Well Capitalized
                                                                                             Under Prompt
                                                               For Capital                 Corrective Action
                                     Actual                 Adequacy Purposes                 Provisions
                            ----------------------      -------------------------      -------------------------
                               Amount        Ratio         Amount         Ratio          Amount         Ratio
                            ------------     -----      -----------   -----------      -----------   -----------
AS OF
DECEMBER 31, 1997
Total Capital (to Risk
    -Weighted Assets)       $ 18,368,164     12.64%     $ 11,626,000  > or =  8.0%     $ 14,532,501  > or =  10.0%
Tier I Capital (to Risk
    -Weighted Assets)       $ 16,776,156     11.54%     $  5,813,000  > or =  4.0%     $  8,719,500  > or =   6.0%
Tier I Capital (to
    Average Assets)         $ 16,776,156      7.45%     $  9,005,385  > or =  4.0%     $ 11,256,732  > or =   5.0%

AS OF
DECEMBER 31, 1996
Total Capital (to Risk
    -Weighted Assets)       $ 17,234,000     12.31%     $ 11,204,400  > or =  8.0%     $ 14,005,500  > or =  10.0%
Tier I Capital (to Risk
    -Weighted Assets)       $ 15,688,000     11.20%     $  5,602,200  > or =  4.0%     $  8,403,300  > or =   6.0%
Tier I Capital (to
    Average Assets)         $ 15,688,000      7.70%     $  8,154,760  > or =  4.0%     $ 10,193,450  > or =   5.0%

NOTE J.      EMPLOYEE BENEFIT PLANS

             Employees of the Bank participate in a profit sharing and savings retirement plan and an ESOP covering all employees who qualify as to length of service. The Bank also has a contributory 401(k) savings plan covering substantially all employees. The 401(k) plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's contributions to the plans are made at the discretion of the Board of Directors. Dividends on ESOP shares are recorded as a reduction in retained earnings. The ESOP plan held 51,724 shares at December 31, 1997, and 45,156 at December 31, 1996. Contributions to all employee benefit plans totaled $103,000 in 1997 and $102,797 in 1996.

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE J.      EMPLOYEE BENEFIT PLANS - CONTINUED

             In addition to providing pension benefits, the Bank covers retirees under their group health care plan. The arrangement is that the Bank will pay a percentage of the retirees' health insurance premiums. Also, the Bank pays a supplemental retirement benefit to retired individuals who have received 100% of their pension retirement from other Bank qualified plans. Under the present arrangement, these post-retirement benefits will only be available to those individuals who have met the retirement eligibility requirements of the Bank and who retired prior to 1995. Prior to 1993, the Bank's practice was generally to expense the cost of these benefits as they were paid. Therefore, the result was an unfunded benefit plan.

             Beginning in 1993, Statement on Financial Accounting Standard
             (SFAS) No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions required that costs of retiree benefits other than pensions be recognized in the financial statements during the employees' working career. SFAS No. 106 required that the unrecorded accumulated post-retirement benefit obligation be either charged in the income statement as a cumulative effect of a change in accounting principle in the period of adoption or delayed and amortized over future periods as part of future post-retirement benefit costs. The Bank has elected the delayed recognition. The unrecorded post-retirement benefit obligation will be amortized using the straight line method over the average remaining life expectancy period of the plan participants since all or almost all of the plan participants are inactive.

             The following tables set forth the plan's combined funds status reconciled with the amount shown in the Bank's statement of financial condition.



Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE J.        EMPLOYEE BENEFIT PLANS - CONTINUED

               Accumulated post-retirement benefit obligation:

                                                          December 31
                                                     1997             1996
                                                   ---------      ---------
Retirees                                           $ 260,383      $ 263,470
Plan assets at fair value                                 --             --
                                                   ---------      ---------

Accumulated post-retirement benefit oblitation
   in excess of plan assets                          260,383        263,470
Unrecognized transition obligation                  (132,535)      (148,809)
                                                   ---------      ---------

Accrued post-retirement benefit cost on the
   balance sheet                                   $ 127,848      $ 114,661
                                                   =========      =========

The Bank's post-retirement health care plan is underfunded.

Post-retirement expense includes the following components:


                                                            Years Ended
                                                            December 31
                                                          1997       1996
                                                        -------     -------
Interest cost on accumulated post-retirement
   benefit obligation                                   $18,443     $19,547
Amortization of transition obligation over 14 years      14,881      30,672
                                                        -------     -------

Post-retirement expense                                 $33,324     $50,219
                                                        =======     =======

             The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 6.00%. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 4.5% in 1997, declining ratably to an ultimate flat rate. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997, by approximately $7,000. The effect of this change on the aggregate interest cost for 1997 would be immaterial. The supplemental retirement benefits are assumed at a constant rate.

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE K.      STOCK OPTIONS

             On March 25, 1997, the Board of Directors adopted a stock incentive plan for certain officers and key employees of the Company. The stock incentive plan was approved by the Company's shareholders at its annual meeting held on April 15, 1997. Options may be granted under the provisions of the Company's plans to purchase common stock of the Company at a price not less than the fair market value on the date of grant. Stock options for officers and key employees are exercisable upon the fifth anniversary from the date of grant. All options expire 10 years from the date of grant. As of December 31, 1997, options granted were 1,000. There were approximately 24,000 shares available for option plan grants at December 31, 1997. The summary of stock option activity is shown below:

                                                 Average
                                  Options        Exercise
                                Outstanding       Price
                                -----------      --------
DECEMBER 31, 1996                        --      $     --
  Options granted                     1,000      $  35.00
  Stock options exercised                --      $     --
  Stock options canceled                 --      $     --
                                -----------

DECEMBER 31, 1997                     1,000      $  35.00
                                ===========

             The following table summarizes information about stock options outstanding at December 31, 1997:

                                  Average
                                 Remaining
 Exercise        Options        Contractual
  Price        Outstanding         Life
---------      -----------      -----------
$   35.00          1,000          10 years


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE K.      STOCK OPTIONS - CONTINUED

             During fiscal 1997, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which requires companies to estimate the fair value for stock options on date of grant. Under SFAS No. 123, the Company is required to record the estimated fair value of stock options issued as compensation expense in its income statements over the related service periods or, alternatively, continue to apply accounting methodologies as prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects of the estimated fair value of stock options issued in the accompanying footnotes to its financial statements. The determination of fair value is only required for stock options issued beginning in 1996. In adopting SFAS No. 123, the Company decided to continued to follow the accounting methodologies as prescribed by APB Opinion No. 25.

             The pro forma effects of the total compensation expense that would have been recognized under SFAS No. 123 are as follows:

(Dollars in thousands, except per share data)     December 31,
                                                       1997
                                                  ------------
Net income, as reported                           $      3,002
Pro forma net income                              $      3,002
Earnings per share, as reported                   $       4.04
Pro forma earnings per share                      $       4.04

             In adopting SFAS No. 123, the Company utilized the Black Scholes Option Pricing Model to estimate the fair value of stock options granted using the following assumptions:

                                                      1997
                                                  ------------
Expected dividend yield                                4.63%
Expected option lives                                  7.5 yrs
Expected volatility                                    2.5%
Risk-free interest rates                               5.5%


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE K.      STOCK OPTIONS - CONTINUED

             Based on the results of the model, the fair value of the stock options issued on the date of grant are as follows:

                                                    Average
                                                   Grant Date
                                        Number     Fair Value
                                        Issued     per Option
                                        ------     ----------
1997                                     1,000     $  1.7239

NOTE L.        OTHER EXPENSES

               Other expenses for the years ended December 31, 1997 and 1996, include the following:

                                         1997          1996
                                       --------     --------
FDIC assessment                        $ 17,796     $203,621
General operating supplies             $220,305     $212,682
Telephone                              $153,410     $183,522
Outside data processing                $225,135     $207,600
Miscellaneous outside service fees     $348,561     $149,038

NOTE M.      INCOME TAX PROVISION

             The provision for income taxes included in the consolidated statements of income is as follows:

                                   1997              1996
                                -----------      -----------
Current                         $ 1,547,144      $ 1,386,677
Deferred                            (36,158)         (10,680)
                                -----------      -----------

                                $ 1,510,986      $ 1,375,997
                                ===========      ===========

             Income taxes refundable of $36,922 in 1997 is included in other assets. Income taxes payable of $60,414 in 1996 is included in accrued taxes and other liabilities.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE M.       INCOME TAX PROVISION - CONTINUED

             Deferred tax assets and liabilities at December 31, 1997 and 1996, consist of the following:

                                                     1997           1996
                                                 -----------    -----------
Deferred tax assets:
   Allowance for loan losses                     $   307,378    $   289,364
   Deferred compensation                              48,254         43,600
   Post-retirement liability                          49,861         44,718
   Core deposit intangible                             3,819          5,307
   Other real estate                                   3,705          8,236
   Accelerated depreciation and amortization           2,174             --
                                                 -----------    -----------

Total gross deferred tax asset                       415,191        391,225
                                                 -----------    -----------

                                                     1997           1996
                                                 -----------    -----------
Deferred tax liabilities:
   Accretion of discounts on securities              (79,884)       (53,966)
   Unrealized securities gains                       (21,834)       (30,000)
   Accelerated depreciation and amortization              --         (3,959)
                                                 -----------    -----------

Total gross deferred tax liability                  (101,718)       (87,925)
                                                 -----------    -----------

Net deferred tax asset                           $   313,473    $   303,300
                                                 ===========    ===========

             The provision for federal income taxes in comparison to that computed by applying the statutory rate of 39% in 1997 and 39% in 1996, is indicated in the following analysis:

                                                     1997           1996
                                                 -----------    -----------
Tax based on statutory rate                      $ 1,760,297    $ 1,560,885
Effect of tax-exempt income                         (194,478)      (139,429)
Accretion                                            (35,825)       (19,184)
State income tax                                     (26,576)       (34,709)
Other                                                  7,568          8,434
                                                 -----------    -----------

                                                 $ 1,510,986    $ 1,375,997
                                                 ===========    ===========

Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE M.      INCOME TAX PROVISION - CONTINUED

             The Company has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will eventually be realized. The income tax provision includes approximately $7,270 and $(19,500) in 1997 and 1996, respectively, resulting from securities transactions.

NOTE N.      OFF-BALANCE-SHEET INSTRUMENTS

             The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statements of financial condition.

             The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

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


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE N.      OFF-BALANCE-SHEET INSTRUMENTS - CONTINUED

             The Bank's maximum exposure to credit loss is represented by the contractual amount of the commitments to extend credit and letters of credit as follows:

                                    1997             1996
                                 -----------     -----------
Commitments to extend credit     $22,362,476     $24,396,757
Standby letters of credit        $ 1,683,150     $ 2,139,573

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

NOTE P.      FAIR VALUE OF FINANCIAL INSTRUMENTS

             Statement of Financial Accounting Standards No. 107 requires disclosure of financial instruments' fair values as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated throughout the notes to the consolidated financial statements. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. All nonfinancial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE P.      FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

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

             Loans, Net of Allowance

             For variable rate loans, fair values are based on repricing dates. The fair value of certain mortgage loans is based on discounted cash flows with prepayment speeds based on similar mortgage securities. Fixed rate commercial loans and installment loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the bank on comparable loans as to credit risk and term.

             Commitments to Extend Credit and Standby Letters of Credit

             The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements at the reporting date. The fees associated with these financial instruments, or the estimated cost to terminate, as applicable, are immaterial.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE P.      FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

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

             The estimated approximate fair values of the Bank's financial instruments are as follows:

                                                        1997
                                            -----------------------------
                                              Carrying           Fair
                                               Amount            Value
                                            ------------     ------------
Financial assets:
   Cash and due from banks                  $  9,989,000     $  9,989,000
   Interest-bearing deposits with banks     $     96,000     $     96,000
   Federal funds sold                       $  3,474,000     $  3,474,000
   Investment securities:
      Available-for-sale                    $ 68,152,000     $ 68,152,000
   Loans, net of allowance                  $136,238,000     $136,391,000
Financial liabilities:
   Deposits                                 $191,136,000     $191,327,000
   Security participations                  $ 11,921,000     $ 11,921,000


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE P.      FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

                                                         1996
                                            -----------------------------
                                              Carrying           Fair
                                               Amount            Value
                                            ------------     ------------
Financial assets:
   Cash and due from banks                  $ 10,219,000     $ 10,219,000
   Interest-bearing deposits with banks     $     87,000     $     87,000
   Federal funds sold                       $ 16,080,000     $ 16,080,000
   Investment securities:
      Available-for-sale                    $ 42,914,000     $ 42,914,000
   Loans, net of allowance                  $130,864,000     $131,148,000
Financial liabilities:
   Deposits                                 $177,269,000     $177,652,000
   Security participations                  $  9,812,000     $  9,812,000

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

             The future minimum rental commitments for other non-cancelable operating leases as of December 31, 1997, are as follows:

1998                                        $    115,291
1999                                             105,291
2000                                              47,124
2001                                              19,082
2002                                                  --
                                            ------------

Total minimum lease payments                $    286,788
                                            ============

             Rental expense of approximately $90,000 in 1997 and $91,000 in 1996, includes amounts for short-term cancelable leases and minimum rentals under non-cancelable operating leases.


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE R.      SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL
             CORPORATION

             Summarized financial information of Merchants Capital Corporation, parent company only, is as follows:

                        STATEMENTS OF FINANCIAL CONDITION

                                                  December 31,
                                              1997           1996
                                          -----------     -----------
ASSETS:
   Cash                                   $ 2,079,267     $ 1,314,664
   Investments in Merchants Bank           17,316,055      16,236,154
   Other assets                                 3,722           1,896
                                          -----------     -----------

                                          $19,399,044     $17,552,714
                                          ===========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Other liabilities                      $   779,784     $   548,325
   Stockholders' equity                    18,619,260      17,004,389
                                          -----------     -----------

                                          $19,399,044     $17,552,714
                                          ===========      ==========

                              STATEMENTS OF INCOME

                                            Years Ended December 31,
                                              1997           1996
                                          -----------     -----------
REVENUE:
   Dividends received-
      Merchants Bank                      $ 1,974,356      $1,231,762
   Interest earned                                 --             197
                                          -----------     -----------
                                            1,974,356       1,231,959

EXPENSES                                       11,020          14,499
                                          -----------     -----------
                                            1,963,336       1,217,460

EQUITY IN UNDISTRIBUTED EARNINGS-
   Merchants Bank                           1,039,259       1,408,813
                                          -----------     -----------

NET INCOME                                $ 3,002,595      $2,626,273
                                          ===========      ==========


Continued

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE R. SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL CORPORATION - CONTINUED

                            STATEMENTS OF CASH FLOWS

                                                            Years Ended December 31,
                                                              1997           1996
                                                          -----------      -----------
CASH FLOWS FROM OPERATING
   ACTIVITIES:
      Net income                                          $ 3,002,595      $ 2,626,273
      Adjustments to reconcile net income to net cash
       provided by operating activities:
         Undistributed earnings of affiliates              (1,039,259)      (1,408,813)
         (Increase) decrease in other assets                   (1,826)           2,817
                                                          -----------      -----------

            Net cash provided by operating activities       1,961,510        1,220,277
                                                          -----------      -----------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
    Payment of fractional shares                               (8,425)          (8,184)
    Dividends paid                                         (1,188,482)      (1,063,187)
                                                          -----------      -----------

            Net cash used in financing activities          (1,196,907)      (1,071,371)
                                                          -----------      -----------

INCREASE IN CASH                                              764,603          148,906

CASH AT BEGINNING OF YEAR                                   1,314,664        1,165,758
                                                          -----------      -----------

CASH AT END OF YEAR                                       $ 2,079,267      $ 1,314,664
                                                          ===========      ===========
SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
    Dividends declared but not paid                       $   779,784      $   548,325
                                                          ===========      ===========
    Stock dividends declared                              $ 1,229,725      $ 1,137,708
                                                          ===========      ===========
    Change in unrealized gains on securities
        available-for-sale, net of deferred
        income taxes                                      $    40,642      $    55,057
                                                          ===========      ===========

MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

THE BUSINESS OF  MERCHANTS CAPITAL CORPORATION

Merchants Capital Corporation (the Company) is comprised of one subsidiary, Merchants Bank (the Bank) and its wholly owned subsidiaries, Merchants Credit Company and Merchant Insurance Agency, Inc.

Merchants Bank is engaged primarily in the same business operations as most independent commercial banks, with special emphasis in retail banking, including the acceptance of checking and savings deposits, and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The Bank also offers, among services, travelers' cheques, safe deposit boxes, and other customary bank services to its customers, including trust services. In addition, the Bank offers drive up teller services, automated teller machines and night depository facilities. Merchants Bank is insured under the Federal Deposit Insurance Act and is a member of the Federal Reserve System.

OVERVIEW OF 1997

Merchants Capital Corporation enjoyed net income for the year 1997 of $3.0 million compared to $2.6 million for the same period in 1996. An increase in net earning assets of approximately 11.1% with a slight decrease in net interest margin of 1.4% provided for a significant portion of the increase in 1997. Earnings per common share were $4.04 and $3.54 for the years ended 1997 and 1996, respectively. Return on average assets was 1.4% for the current year, and 1.29% in the same period of 1996. For the years ended 1997 and 1996, return on average equity was 16.72% and 16.00%, respectively.

During the year 1997, in comparison with the same period of 1996, average loans outstanding increased approximately $2 million or 1.5% due to an increased loan demand. Average total deposits for the year 1997 increased $9.5 million or 5.1% when compared to average total deposits for the same period of 1996. Average total assets for the current year increased $11.2 million or 5.5% when compared to the total average assets of the year 1996. Average shareholders' equity for 1997 was $17.9 million, an increase of 9.4% over the average shareholders' equity for 1996.

EARNINGS ANALYSIS

NET INTEREST INCOME - Net interest income is the difference between interest and fees generated from interest earning assets and the interest expense for interest bearing liabilities and is the primary source of earnings for the Bank. For analytical purposes, net interest income is presented on a tax equivalent basis. A 34% tax rate is used for 1997, 1996, and 1995. Certain earning assets are exempt from income taxes, therefore, a tax equivalent adjustment is included so that tax exempt earning assets will be compatible with other earning assets. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest-bearing liabilities, along with the change in market rates.

Net interest income on a fully tax equivalent basis (FTE) increased approximately $491 thousand or 5.5%. Net interest income (FTE) for 1997 was $9.4 million compared to $8.9 million for the prior year. When comparing the results of 1996 to 1995, net interest income (FTE) increased $558 thousand or 6.7% from $8.3 million to $8.9 million.

              NET INTEREST INCOME (FULLY TAXABLE EQUIVALENT)

                                       1997            1996            1995
                                   -----------     -----------     -----------
Interest Income                    $16,671,228     $15,684,668     $14,622,010
Interest Expense                     7,403,036       6,903,972       6,362,442
                                   -----------     -----------     -----------

Net Interest Income                  9,268,192       8,780,696       8,259,568

Tax Equivalent Adjustment
  to Interest Income                   123,041         119,372          82,185
                                   -----------     -----------     -----------
Net Interest Income
  (Fully Taxable Equivalent)       $ 9,391,233     $ 8,900,068     $ 8,341,753
                                   ===========     ===========     ===========

                                INCREASE (DECREASE)     INCREASE (DECREASE)
                                   1997 TO 1996            1996 TO 1995
                                -------------------     -------------------
Interest Income                    $   986,560              $1,062,658
Interest Expense                       499,064                 541,530
                                   -----------              ----------
Net Interest Income                    487,496                 521,128

Tax Equivalent Adjustment
  to Interest Income                     3,669                  37,187
                                   -----------              ----------
Net Interest Income
  (Fully Taxable Equivalent)       $   491,165              $  558,315
                                   ===========              ==========

EARNING ASSETS, INTEREST BEARING LIABILITIES, AND NET INTEREST SPREAD - Average earning assets increased $11 million or 5.9% to $201 million during 1997. Average earning assets were $190 million in 1996 and $175 million in 1995. This was driven by a 1.5% increase in average loans and a 20.2% increase in average securities. The trend in earning assets over the years compared shows a shift in the mix of earning assets toward the loan portfolio as shown in the table Average Earning Asset Structure. Management has strategized to increase the Bank's earning asset mix to include a greater percentage of higher yielding loans over lower yielding securities. The loan portfolio comprises 66% of the average earning assets in 1997 as compared to 69% in 1996. The trend over the years compared shows the mix of interest bearing liabilities shifted to higher interest bearing certificates of deposit and interest sensitive deposits from the lower interest bearing savings. The growth is attributed to a concerted effort by the Bank to attract a broader core deposit base consisting of commercial and personal customers.

The table of Average Balance Sheets and Interest Rate Analysis for the periods ended December 31, 1997, December 31, 1996, and December 31, 1995, and the corresponding table of Interest Differentials detail the effect a change in average balances outstanding and the change in interest yield and costs have on net interest income for the respective periods. Also, the tables of Average Earning Asset Structure and Average Deposit Structure show a more condensed, descriptive analysis of the common size percentage changes in average earning assets and average deposit mix over the annual periods analyzed.


AVERAGE EARNING ASSET STRUCTURE
IN THOUSANDS




                                                            1997                         1996                       1995
                                                   ------------------------------------------------------------------------------
                                                                    % Of                        % Of                       % Of
                                                   Average        Earnings       Average      Earnings      Average      Earnings
                                                   Balances        Assets        Balances      Assets       Balances      Assets
                                                   --------       --------       --------     --------      --------     --------
Time Deposits                                      $     --           0.00%      $    548         0.29%     $    383         0.22%
Federal Funds Sold                                    7,423           3.68%         7,867         4.14%        6,718         3.83%
Securities
  Taxable                                            57,418          28.50%        47,118        24.77%       51,728        29.51%
  Non-taxable                                         4,079           2.02%         4,026         2.12%        2,747         1.57%
Loans - Net                                         132,620          65.80%       130,637        68.68%      113,729        64.87%
                                                   --------       --------       --------     --------      --------     --------
TOTAL AVERAGE EARNING ASSETS                       $201,540         100.00%      $190,196       100.00%     $175,305       100.00%
                                                   ========       ========       ========     ========      ========     ========

AVERAGE DEPOSIT STRUCTURE
IN THOUSANDS

                                                            1997                         1996                       1995
                                                   ------------------------------------------------------------------------------
                                                   AVERAGE          % OF         AVERAGE        % OF        AVERAGE        % OF
                                                   BALANCES       DEPOSITS       BALANCES     DEPOSITS      BALANCES     DEPOSITS
                                                   --------       --------       --------     --------      --------     --------
Noninterest Bearing Deposits                       $ 21,933          12.20%      $ 20,933     $  11.90%       20,162        12.30%
Interest Bearing Demand Deposits                     79,774          44.40%        76,328        43.60%       71,353        43.50%
Savings Accounts                                     11,203           6.20%        11,866         6.80%       12,274         7.50%
Certificates of Deposits less than $100,000          45,522          25.40%        52,480        30.00%       50,395        30.70%
                                                   --------       --------       --------     --------      --------     --------
TOTAL AVERAGE CORE DEPOSITS                         158,432          88.20%       161,607        92.30%      154,184        94.00%
Certificates of Deposits greater than $100,000       21,034          11.80%        13,333         7.70%        9,888         6.00%
                                                   --------       --------       --------     --------      --------     --------
TOTAL AVERAGE DEPOSITS                             $179,466         100.00%      $174,940       100.00%     $164,072       100.00%
                                                   ========       ========       ========     ========      ========     ========





Average Interest Bearing Liabilities
  as a percentage of Earning Assets                     86.08%                        86.73%                    86.14%

Average Core Deposits
  as a percentage of Total Average Assets               73.71%                        79.32%                    82.34%


For the year ended 1997, the average yield on earning assets was 8.33%, while the average cost of interest bearing funds was 4.27%, producing a net interest spread (FTE) of 4.06%. The net interest margin (FTE) was 4.66% for the year ended 1997. In comparison, the net interest margin (FTE) for the year ended 1996 was 4.67%. The increase in net interest income resulted from an increase in interest earning assets offset by an increase in interest bearing liabilities.

AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS

                                                                     1997
                                               ---------------------------------------------
                                                 AVERAGE             INCOME/          YIELD/
ASSETS                                           BALANCE             EXPENSE           RATE
------                                         ------------        -----------        -----
Loans (1) (2)                                  $132,619,767        $12,685,422         9.57%
                                               ------------        -----------
Investment Securities:
  U. S. Government and Other                     56,450,651          3,290,929         5.83%
  State and Municipal (3)                         4,079,175            361,887         8.87%
  Other Securities                                  966,991             57,966         5.99%
                                               ------------        -----------

    Total Investment Securities                  61,496,817          3,710,782         6.03%

Federal Funds Sold                                7,422,950            398,065         5.36%
Time Deposits                                             0                  0            0
                                               ------------        -----------

    TOTAL EARNING ASSETS                        201,539,534        $16,794,269         8.33%
                                                                   ===========
Allowance for Loan Losses                        (1,642,960)
Cash and Due from Banks                           7,221,758
Bank Premises and Equipment                       2,684,535
Market Value Adjustment - Investments                27,085
Other Assets                                      5,106,379
                                               ------------
    TOTAL ASSETS                               $214,936,331
                                               ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest Bearing Deposits:
  Interest Bearing Demand Deposits             $ 79,774,260        $ 3,049,822         3.82%
  Savings                                        11,203,097            277,922         2.48%
  Certificates of Deposit                        66,555,932          3,427,510         5.15%
                                               ------------        -----------

    TOTAL INTEREST BEARING DEPOSITS             157,533,289          6,755,254         4.29%

Other Borrowings                                 15,947,833            647,782         4.06%
                                               ------------        -----------

    TOTAL INTEREST BEARING LIABILITIES          173,481,122         $7,403,036         4.27%
                                                                   ===========

Non-interest Bearing Deposits                    21,933,255
Other Liabilities                                 1,559,830
Stockholders' Equity                             17,962,124
                                               ------------

    TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                   $214,936,331
                                               ============

Net Interest Income -
   Tax Equivalent Basis                                            $ 9,391,233
   Tax Equivalent Adjustment                                          (123,041)
                                                                   -----------

  NET INTEREST INCOME                                              $ 9,268,192
                                                                   ===========

Interest Income and Rate Earned                                    $16,794,269         8.33%
Interest Expense and Rate Paid                                       7,403,036         4.27%
                                                                   -----------         ----
INTEREST RATE SPREAD                                                                   4.06%
                                                                                       ====
NET INTEREST INCOME AND NET YIELD ON
  AVERAGE EARNING ASSETS                                           $ 9,391,233         4.66%
                                                                   ===========         ====

                                                                     1996
                                               ---------------------------------------------
                                                 AVERAGE             INCOME/          YIELD/
ASSETS                                           BALANCE             EXPENSE           RATE
------                                        -------------        -----------        -----
Loans (1) (2)                                 $ 130,637,173        $12,336,854         9.44%
                                              -------------        -----------
Investment Securities:
  U. S. Government and Other                     46,210,934          2,617,004         5.66%
  State and Municipal (3)                         4,025,673            351,095         8.72%
  Other Securities                                  907,042             53,768         5.93%
                                              -------------        -----------

    Total Investment Securities                 51,143,649           3,021,867         5.90%

Federal Funds Sold                               7,867,210             406,894         5.17%
Time Deposits                                      547,841              38,425         7.01%
                                              ------------         -----------

    TOTAL EARNING ASSETS                       190,195,873         $ 5,804,040         8.31%
                                                                   ===========
Allowance for Loan Losses                       (1,590,744)
Cash and Due from Banks                          6,808,281
Bank Premises and Equipment                      2,784,454
Market Value Adjustment - Investments              (60,061)
Other Assets                                     5,600,609
                                              ------------
    TOTAL ASSETS                              $203,738,412
                                              ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest Bearing Deposits:
  Interest Bearing Demand Deposits             $ 76,327,557        $ 2,879,027         3.77%
  Savings                                        11,866,057            299,077         2.52%
  Certificates of Deposit                        65,813,116          3,352,860         5.09%
                                               ------------        -----------

    TOTAL INTEREST BEARING DEPOSITS             154,006,730          6,530,964         4.24%

Other Borrowings                                 10,944,299            373,008         3.41%
                                               ------------        -----------

    TOTAL INTEREST BEARING LIABILITIES          164,951,029        $ 6,903,972         4.19%
                                                                   ===========
Non-interest Bearing Deposits                    20,932,669
Other Liabilities                                 1,442,504
Stockholders' Equity                             16,412,210
                                               ------------

    TOTAL LIABILITIES AND                      $203,738,412
        STOCKHOLDERS' EQUITY                   ============


Net Interest Income -                                              $ 8,900,068
   Tax Equivalent Basis                                               (119,372)
   Tax Equivalent Adjustment                                       -----------


  NET INTEREST INCOME                                               $ 8,780,696
                                                                    ===========

Interest Income and Rate Earned                                     $15,804,040         8.31%
Interest Expense and Rate Paid                                        6,903,972         4.19%
                                                                    -----------         ----
INTEREST RATE SPREAD                                                                    4.12%
                                                                                        ====
NET INTEREST INCOME AND NET YIELD ON
  AVERAGE EARNING ASSETS                                            $ 8,900,068         4.67%
                                                                    ===========         ====



                                                                     1995
                                               ---------------------------------------------
                                                 AVERAGE             INCOME/          YIELD/
ASSETS                                           BALANCE             EXPENSE           RATE
------                                         ------------        -----------        -----
Loans (1) (2)                                  $113,729,061        $10,987,315         9.66%
                                               ------------        -----------
Investment Securities:
  U. S. Government and Other                     50,886,807          2,990,707         5.88%
  State and Municipal (3)                         2,746,504            241,720         8.80%
  Other Securities                                  841,010             54,827         6.52%
                                               ------------         ----------

    Total Investment Securities                  54,474,321          3,287,254         6.03%

Federal Funds Sold                                6,718,178            391,352         5.83%
Time Deposits                                       383,125             38,274         9.99%
                                               ------------        -----------

    TOTAL EARNING ASSETS                        175,304,685        $14,704,195         8.39%
                                                                   ===========
Allowance for Loan Losses                        (1,716,222)
Cash and Due from Banks                           6,766,234
Bank Premises and Equipment                       2,573,162
Market Value Adjustment - Investments              (445,454)
Other Assets                                      4,763,441
                                                -----------
    TOTAL ASSETS
                                               $187,245,846
                                               ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Interest Bearing Deposits:
  Interest Bearing Demand Deposits             $ 71,352,976        $ 2,780,065         3.90%
  Savings                                        12,274,310            341,931         2.79%
  Certificates of Deposit                        60,283,289          3,000,899         4.98%
                                               ------------        -----------

    TOTAL INTEREST BEARING DEPOSITS             143,910,575          6,122,895         4.25%

Other Borrowings                                  7,093,189            239,547         3.38%
                                               ------------        -----------

    TOTAL INTEREST BEARING LIABILITIES          151,003,764        $ 6,362,442         4.21%
                                                                   ===========
                                                 20,161,526
Non-interest Bearing Deposits                     1,508,526
Other Liabilities                                14,572,030
Stockholders' Equity                            -----------


    TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                   $187,245,846
                                               ============

Net Interest Income -
   Tax Equivalent Basis                                            $ 8,341,753
   Tax Equivalent Adjustment                                           (82,185)
                                                                   -----------

  NET INTEREST INCOME                                              $ 8,259,568
                                                                   ===========

Interest Income and Rate Earned                                    $14,704,195          8.39%
Interest Expense and Rate Paid                                       6,362,442          4.21%
                                                                   -----------          ----
INTEREST RATE SPREAD                                                                    4.18%
                                                                                        ====
NET INTEREST INCOME AND NET YIELD ON
  AVERAGE EARNING ASSETS                                           $ 8,341,753          4.76%
                                                                   ===========          ====

(1) Nonaccrual loans are included in average balances for yield computations
(2) Includes loan fees and late charges in both interest income and yield computations
(3) Tax equivalent basis - 34% rate for 1997, 1996 and 1995

The following table (Interest Differentials) provides additional information relating to the effect change in interest yield has on net income:

INTEREST DIFFERENTIALS

                                                                   1997/1996
                                       -------------------------------------------------------------
                                         CHANGE IN       CHANGE IN        CHANGES IN         TOTAL
                                           VOLUME          RATE           RATE/VOLUME        CHANGE
                                       -----------      -----------      -----------      -----------
INTEREST EARNING ASSETS
  Federal Funds Sold                   $   (22,977)     $    14,995      $      (847)     $    (8,829)
  Securities:
    Taxable                                579,893           76,975           17,057          673,925
    Nontaxable                               4,666            6,046               80           10,792
    Other securities                         3,554              604               40            4,198
  Time deposits                            (38,425)         (38,425)          38,425          (38,425)
  Loans                                    187,228          158,928            2,412          348,568
                                       -----------      -----------      -----------      -----------
    Total Interest Income                  713,939          219,123           57,167          990,229
                                       -----------      -----------      -----------      -----------

INTEREST BEARING LIABILITIES
  Interest Bearing Demand Deposits         130,008           39,026            1,763          170,797
  Savings                                  (16,710)          (4,709)             262          (21,157)
  Certificates of Deposit                   37,843           36,397              411           74,651
  Other Borrowings                         170,533           71,536           32,705          274,774
                                       -----------      -----------      -----------      -----------
    Total Interest Expense                 321,672          142,250           35,141          499,063
                                       -----------      -----------      -----------      -----------

  Increase (Decrease) in
    Interest Differential              $   392,266      $    76,873      $    22,026      $   491,165
                                       ===========      ===========      ===========      ===========

                                                                 1997/1996
                                       -------------------------------------------------------------
                                         CHANGE IN       CHANGE IN        CHANGES IN         TOTAL
                                           VOLUME          RATE           RATE/VOLUME        CHANGE
                                       -----------      -----------      -----------      -----------
NTEREST EARNING ASSETS
  Federal Funds Sold                   $    66,934      $   (43,887)     $    (7,505)     $    15,542
  Securities:
    Taxable                               (274,809)        (108,900)          10,007         (373,702)
    Nontaxable                             112,580           (2,186)          (1,018)         109,376
    Other securities                         4,305           (4,974)            (391)          (1,060)
  Time deposits                             16,455          (11,402)          (4,902)             151
  Loans                                  1,633,485         (247,196)         (36,751)       1,349,538
                                       -----------      -----------      -----------      -----------
Total Interest Income                    1,558,950         (418,545)         (40,560)       1,099,845
                                       -----------      -----------      -----------      -----------

INTEREST BEARING LIABILITIES
  Interest Bearing Demand Deposits         193,820          (88,678)          (6,180)          98,962
  Savings                                  (11,373)         (32,564)           1,083          (42,854)
  Certificates of Deposit                  275,275           70,243            6,443          351,961
  Other Borrowings                         130,057            2,206            1,198          133,461
                                       -----------      -----------      -----------      -----------
    Total Interest Expense                 587,779          (48,793)           2,544          541,530
                                       -----------      -----------      -----------      -----------

  Increase (Decrease) in
    Interest Differential              $   971,171      $  (369,752)     $   (43,104)     $   558,315
                                       ===========      ===========      ===========      ===========

PROVISION FOR LOAN LOSSES

Provision for loan losses was $420 thousand for 1997, an increase of $100 thousand from the provision for loan losses of $320 thousand for 1996. Net charge offs were $374 thousand for 1997 as compared to $241 thousand for 1996. As a percentage of average loans, net charge offs (recoveries) were .28% in 1997 and .18% in 1996. Gross charge offs were .48% in 1997 and .41% in 1996. Recoveries as a percentage of gross charge offs were 41.5% in 1997 and 55.3% in 1996.

The provision for loan losses in 1995 was $140 thousand. In 1995, net recoveries were $54 thousand, or (.05)% of average loans. Gross charge offs were .21% of average loans and recoveries were 122.7% of gross charge offs. More specifics can be found in the sections entitled Allowance for Loan Losses and Nonperforming Assets.

OTHER INCOME

Other income for 1997 was $2.9 million, compared to $2.7 million in 1996. Exclusive of securities transactions other income increased $156 thousand.

Service charges on deposit accounts were $1.135 million for 1997, an increase of $61 thousand or 5.7% over 1996. Service charges on deposit accounts were $1.074 million in 1996. The primary reason for the increase in 1997 was a $77 thousand increase in nonsufficient funds charges on deposit accounts.

Fees for other customer services were $838 thousand for 1997, a decrease of $12 thousand or 1.4% over 1996. Fees for other customer services were $850 thousand in 1996. Included in fees for other customer services are ATM charges, release fees on mortgage loans sold, fees for originating credit life insurance for underwriters and Visa/Mastercard handling charges for merchants. One reason for the decrease in 1997, was fewer commissions, approximately $17 thousand, earned on credit life policies written for the Bank's loans. ATM related charges increased $5 thousand from 1996 to 1997.

Trust fees increased $78 thousand or 18.8% from 1996 largely due to growth in the number of accounts managed by the trust department since 1996 and asset value of the related trust accounts. The trust department of the Bank provides asset management services for its trust customers. The trust department has over $67,000,000 in assets under its administration.

Net investment securities gains increased other income by $19 thousand for 1997, compared to a net loss on investment securities of $50 thousand in 1996. Transactions for both years, though small in the number of transactions, were mainly to reposition the Bank's portfolio for the possibility of a changing investment environment and the growth experienced in the loan portfolio.

Other operating income for 1997 was $414 thousand compared to the 1996 total of $386 thousand. Included in other operating income are fees earned for providing computer services to other banks, bank premises rental, safe deposit box rentals and other operating fees associated with the daily operations of the Bank. The primary factor contributing to the increase of $28 thousand for 1997 was an increase of $16 thousand in sale of other real estate, an increase of $23 thousand in alternative investment fee income and an increase of $7 thousand in rentals of bank premises. Areas that noted declines were data processing fee income of $12 thousand and check sales of $12 thousand.

OTHER EXPENSES

Other expenses totaled $7.2 million in 1997, a 1.4% increase over the 1996 total of $7.1 million. Salary and employee benefits increased $24 thousand or .64%, to $3.8 million for 1997 when compared to $3.7 million for 1996. This increase is due to the effects of employee and management raises for 1997.

Net occupancy expense was $514 thousand for 1997, versus $551 thousand for 1996, a decrease of $37 thousand or 6.7%. The main factor contributing to this decrease was a $25 thousand decline in utilities costs.

Equipment expense totaled $567 thousand for 1997 as compared to $561 thousand in 1996. This $6 thousand or 1% increase is mainly attributed to increased costs of outside equipment rentals amounting to $20 thousand in 1997 with a resulting decrease in repairs and maintenance of equipment of $14 thousand.

Other operating expenses totaled $2.345 million for 1997 compared to $2.238 for 1996, an increase of $107 thousand or 5%. For further analysis of other operating expense see Note L.

APPLICABLE INCOME TAXES

Applicable income taxes for 1997, 1996 and 1995 were $1.5 million, $1.4 million and $1.1 million, respectively, producing an effective tax rate of 33.5%, 34.3%, and 33.7%, respectively. The Company's effective income tax expense as a percentage of pretax income is different from statutory rates (34% Federal and 5% State) because of tax-exempt income and the related nondeductible interest expense. A portion of the Bank's interest income is from investments in state and municipal bonds and is generally exempt from federal and state income taxes.

LIQUIDITY

Liquidity management is the process of ensuring that the Bank's asset and liability structure is the proper mix to meet the withdrawals of its' depositors, and to fund loan commitments and other funding requirements. Management's primary source of funds is the Bank's core deposit base. At December 31, 1997, the average core deposits were approximately $174 million or 89% of total average deposits and 81% of total average assets. For a comparison with prior period year ends, see the table entitled Average Deposit Structure. Other sources of liquidity are maturities in the investment portfolio and loan maturities and repayments . Management continually evaluates the maturities and mix of its earning assets and interest-bearing liabilities to monitor its ability to meet current and future obligations and to achieve maximum net interest income. Due to the stability of the core deposit base as noted above and the maturities of the investment portfolio, management does not anticipate any difficulties in meeting the needs of its depositors nor in funding future loan commitments.

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

Management utilizes computerized interest rate simulation analysis as its primary measure of interest rate sensitivity. Management's analysis indicates that the Bank is liability sensitive for the first three months and over five years. A liability sensitive company will generally benefit from a falling interest rate environment as the cost of interest bearing liabilities falls faster than the yields on interest bearing assets, thus creating a widening of the net interest margin. An asset sensitive company will benefit from a rising interest rate environment as the yields on earning assets rise faster than costs of interest bearing liabilities.

A traditional measure of interest rate sensitivity is the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons. These differences are known as interest sensitivity gaps; immediate to three months, four to twelve months, one to five years, over five years, and on a cumulative basis. The following table shows interest sensitivity gaps as of December 31, 1997.

                              0-90       91-365      1 Year-       Over 5        Non-
                              Days        Days       5 Years        Years      Sensitive     Total
                           --------     --------     --------      -------     ---------    --------
ASSETS
  Securities               $ 16,731     $ 23,485     $ 24,870     $  3,066     $     --     $ 68,152
  Loans, Net of
   Unearned Income           49,444       30,723       52,351        3,720           --      136,238
  Federal Funds Sold          3,474           --           --           --           --        3,474
  Other Assets                   --           --           --           --       16,135       16,135
                           --------     --------     --------      -------     --------     --------

    Total Assets           $ 69,649     $ 54,208     $ 77,221     $  6,786     $ 16,135     $223,999
                           ========     ========     ========     ========     ========     ========

Liabilities
  Interest Bearing
   Demand Deposits         $ 42,723     $  3,388     $ 25,501     $ 12,751     $     --     $ 84,363
  Savings Deposits            3,649           --        4,865        2,432           --       10,946
  Certificates of
   Deposit                   24,935       27,103       16,471        1,940           --       70,449
  Demand Deposits                --           --           --           --       25,378       25,378
  Other Liabilities           7,853           --           --        3,974        2,417       14,244
  Stockholders' Equity           --           --           --           --       18,619       18,619
                           --------     --------     --------      -------     --------     --------
    Total Liabilities
     and Stockholders'
     Equity                $ 79,160     $ 30,491     $ 46,837     $ 21,097     $ 46,414     $223,999
                           ========     ========     ========     ========     ========     ========

Interest Rate
  Sensitivity Gap          $ (9,511)    $ 23,717     $ 30,384     $(14,311)    $(30,279)
Cumulative Interest
  Rate Sensitivity Gap     $ (9,511)    $ 14,206     $ 44,590     $ 30,279     $     --

Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and liability remains the same, thus impacting net interest income. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis report. These prepayments may have significant effects on the Bank's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of exposure to changes in interest rates.

Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin.

FINANCIAL INSTRUMENTS

In the normal course of business the Bank enters into agreements which, for accounting purposes, are considered off-balance sheet activities. These agreements are loans and lines of credit commitments to customers to extend credit at specified rates, duration and purpose. The commitments adhere to normal lending policy, collateral requirements, and credit reviews. Available loan commitments at December 31, 1997, were $22 million and $24 million at December 31, 1996. The Bank has letters of credit of $2 million issued at December 31, 1997. Additionally, the Bank has deposit customers who have credit lines available to them through their deposit accounts. At December 31, 1997, the available portion of these credit lines was $540 thousand. These credit lines are immediately cancelable by the Bank. The credit lines provide a source of income to the Bank through service fees charged and interest earned on balances outstanding. The credit lines are reviewed regularly and do not pose a material credit risk to the Bank. To date the Bank does not have instruments outstanding that can be specifically described as a financial guarantee which guarantees the performance of a customer to a third party other than the standby letters of credit described above.

The Bank began issuing credit cards during 1989. As of December 31, 1997 and 1996, the aggregate credit available was $6.5 million and $6.4 million, respectively. Applicants are reviewed through normal lending policies and credit reviews.

The Bank is not a party to financial instruments defined as interest rate exchange agreements, financial futures, or financial options. Therefore, the Bank is not exposed to interest rate risk in excess of the amount recognized in the consolidated balance sheets as that risk may apply to interest rate exchange agreements, financial futures, or financial options.

LOANS

An analysis of the loan portfolio at December 31, 1997, 1996, 1995, 1994, and 1993, is as follows:

                                                1997            1996             1995               1994               1993
                                            ------------     ------------     ------------      ------------       ------------
Commercial, industrial and agricultural     $105,413,674     $104,628,274     $100,461,319      $ 77,687,198       $ 67,288,411
Real estate - construction                     4,746,600        5,742,457        8,206,698         4,061,067          5,690,354
Real estate - mortgage                         7,735,935        8,567,614        4,279,069         3,988,030          3,629,264
Installment                                   21,529,964       15,160,530       16,339,010        16,853,099         16,666,710
                                            ------------     ------------     ------------      ------------       ------------
                                            $139,426,173     $134,098,875     $129,286,096      $102,589,394       $ 93,274,739
                                            ============     ============     ============      ============       ============

Following is the detail of maturities and sensitivity of loans to changes in interest rates at December 31, 1997.

                           December 31, 1997 Loans to Mature
                ---------------------------------------------------------------
                  Less than          One to       Greater than
                  One Year        Five Years        Five Years         Total
                ------------     ------------     ------------     ------------
Commercial      $ 48,916,967     $ 50,888,633     $  4,565,461     $104,371,061

Mortgage           1,199,995        2,749,097        3,786,843        7,735,935

Installment        7,729,227       13,659,428          141,309       21,529,964
                ------------     ------------     ------------     ------------
Total           $ 57,846,189     $ 67,297,158     $  8,493,613     $133,636,960
                ============     ============     ============     ============

                                  Loans Due After One Year at December 31, 1997
                                                 Interest Rates
                                 ----------------------------------------------
                                 Predetermined      Adjustable          Total
                                 -------------    ------------     ------------
Commercial                       $ 45,164,945     $  9,839,149     $ 55,454,094

Mortgage                            3,874,923        2,661,017        6,535,940

Installment                        13,800,737               --       13,800,737
                                 ------------     ------------     ------------
Total                            $ 63,290,605     $ 12,500,165     $ 75,790,771
                                 ============     ============     ============

The Company has no foreign loans

SECURITIES

Following is the detail of maturities and weighted average yield for each maturity group at December 31, 1997.

                                                  December 31, 1997
                                                ----------------------
                                                Weighted
                                                 Average      Book
                                                  Yield       Value
                                                --------   -----------
U.S. Government Securities:
    Within 1 year                                 5.87%    $13,786,082
    After 1 year, but within 5 years              6.02%     14,550,957
    After 5, but within 10 years                  0.00%             --
    After 10 years                                0.00%             --
                                                  ----     -----------
          Total U.S. Government Securities        5.94%    $28,337,039
                                                  ====     ===========
Securities of U.S. Government
    Agencies and Corporations:
       Within 1 year                              5.38%    $19,399,922
       After 1 year, but within 5 years           5.98%      9,125,646
       After 5, but within 10 years               6.85%      2,251,119
       After 10 years                             6.56%      3,563,278
                                                  ----      ----------

          Total Securities of
             U.S. Government Agencies
             and Corporations                     5.75%    $34,339,965
                                                           ===========


                                                Weighted
                                                 Average     Book
                                                  Yield      Value
                                                --------   -----------
Obligations of States and Political
  Subdivisions' pre tax yields:
       Within 1 year                              6.19%    $ 1,338,023
       After 1 year, but within 5 years           5.12%      1,675,972
       After 5, but within 10 years               6.26%      1,342,407
       After 10 years                             0.00%             --
                                                  ----     -----------
          Total Obligations of States
             and Political Subdivisions           5.81%    $ 4,356,402
                                                  ====     ===========

Other Securities-
    Equity                                        5.83%    $   974,900
                                                  ====     ===========

          Total Other Securities                  5.83%    $   974,900
                                                  ====     ===========


An analysis of the investment portfolio at December 31, 1997, 1996, and 1995, is as follows:


                                                 1997           1996             1995
                                             -----------     -----------     -----------
U.S. Treasury and other U. S. Government
  agencies and corporations                  $58,484,725     $27,960,431     $36,064,435
Mortgage-backed securities                     4,192,279      10,368,222      12,696,096
States and political subdivisions              4,356,402       3,584,093       2,952,694
Other securities                                 974,900         924,200         844,350
                                             -----------     -----------     -----------
                                             $68,008,306     $42,836,946     $52,557,575
                                             ===========     ===========     ===========

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses was $1.592 million at year end 1997 or 1.14% of total loans outstanding. At year end 1996, the allowance for loan losses was $1.545 million or 1.15% of total loans outstanding. The allowance for loan losses account represents amounts available for possible future losses based on modeling and management's evaluation of the loan portfolio. To ascertain the potential losses in the portfolio, management reviews past due loans on a monthly basis. Additionally, the loan review function performs an ongoing review of the loan portfolio. Loans are reviewed for compliance to the Bank's lending policy and the borrower's current financial condition and ability to meet scheduled repayment terms. Based on these functions and management's knowledge of the Bank's borrowers, the allowance for loan losses in management's judgment, is adequate to absorb potential loan losses based on the current quality of the loan portfolio.

Activity in Allowance for Loan Losses, below, presents an analysis of activity in the allowance for loan losses for the past five years.

                                                  1997           1996             1995             1994            1993
                                              -----------     -----------     -----------      -----------     -----------
Beginning balance                             $ 1,545,820     $ 1,466,840     $ 1,273,160      $ 1,232,880     $ 1,431,262
                                              -----------     -----------     -----------      -----------     -----------
Loans charged off
  Commercial, industrial and agricultural         348,522         292,853          81,055          144,313         341,304
  Installment and others                          290,022         237,048         155,555          206,966         219,271
  Mortgage                                             --           8,746              --               --              --
                                              -----------     -----------     -----------      -----------     -----------
Total Charged off                                 638,544         538,647         236,610          351,279         560,575
                                              -----------     -----------     -----------      -----------     -----------

Loan Recoveries
  Commercial, industrial and agricultural         135,308         161,605         198,617           75,307         108,837
  Installment and others                          129,428         136,022          91,673          126,252         153,356
  Mortgage                                             --              --              --               --              --
                                              -----------     -----------     -----------      -----------     -----------
Total Recoveries                                  264,736         297,627         290,290          201,559         262,193
                                              -----------     -----------     -----------      -----------     -----------

Net loans charged off                             373,808         241,020         (53,680)         149,720         298,382
Provision charged to expense                      420,000         320,000         140,000          190,000         100,000
                                              -----------     -----------     -----------      -----------     -----------

Ending Balance                                $ 1,592,012     $ 1,545,820     $ 1,466,840      $ 1,273,160     $ 1,232,880
                                              ===========     ===========     ===========      ===========     ===========

NONPERFORMING ASSETS

Nonperforming assets include nonaccrual and impaired loans and other real estate. Loans are considered for nonaccrual status when the principal or interest becomes 90 days past due or when there is uncertainty about the repayment of principal and interest in accordance with the terms of the loans. Nonaccrual loans at December 31, 1997, were $264 thousand and $1.1 million at December 31, 1996. Loans past due 90 days and still accruing at December 31, 1997 and 1996, were $565 thousand and $477 thousand, respectively. At December 31, 1997, nonaccrual loans were .18% of gross loans outstanding and 17% of the allowance for loan losses. At December 31, 1996, these ratios were .82% and 71%, respectively.

The following table presents information on the amounts of nonperforming loans at December 31, 1997, 1996, 1995, 1994, and 1993:


                                                1997          1996             1995           1994           1993
                                             ----------    ----------     ----------     ----------     ----------
Nonaccrual                                   $  264,000    $1,100,000     $  762,000     $  668,000     $  493,000
Accruing loans past due 90 days or more      $  565,000    $  477,000     $  181,000     $   36,000     $  184,000
Trouble debt restructurings                  $  377,000    $  462,000     $  228,000     $  303,000     $       --

In the process of reviewing the loan portfolio, management identifies certain potential problem loans which are not classified as impaired, nonaccrual, greater than 90 days delinquent, or restructured. Management does not feel that any of these potential problem loans are reasonably likely to have or will have a material effect on the Bank's liquidity, capital resources, or results of operations.

Other real estate is properties held for sale acquired through foreclosure or negotiated settlements of debt. Other real estate increased $52 thousand during 1997. At December 31, 1997 and 1996, other real estate was $181 thousand and $129 thousand, respectively. Improvements in commercial real estate and general economic conditions allowed for a $55 thousand gain on disposition of previously foreclosed properties.

As of December 31, 1997, the Bank knows of no additional loans, other than those identified above, that Management has serious doubts as to the ability of such borrowers to repay principal and interest.

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

Management is unaware, based on recent regulatory examinations or otherwise, of any known trends, events or uncertainties which are reasonably likely to have or will have a material effect on the Company's liquidity, capital resources, or results of operations.

CAPITAL ADEQUACY

The strength of a company is measured by the company's capital, earnings history, asset quality, and management. Capital can be increased by the retention of earnings and issuance of equity stock. Management feels the current trend of earnings and dividend distribution is sufficient to maintain its capital adequacy requirements.

Some of the more significant ratios are as follows:

                                 1997       1996       1995
                                 ----       ----       ----
Return on assets                 1.40%      1.29%      1.18%
Return on average equity        16.72%     16.00%     15.13%
Dividend payout                 47.00%     42.00%     45.00%
Equity to assets                 8.36%      8.06%      7.78%

The Bank is required to maintain minimum amounts of capital to total risk-weighted assets, as defined by the regulators. The guidelines require total capital of 8.00%, half of which must be Tier 1 capital. The computation of risk-weighted ratios follow the transitional rule, which currently does not include the unrealized gain (loss) on securities available for sale in Tier 1 Capital.

The leverage ratio consists of Tier 1 capital as a percentage of average total assets. The minimum leverage ratios for all banks and bank holding companies is 3.00%. This minimum ratio is dependent upon the strength of the individual bank or holding company and may be increased by regulatory authorities on a individual basis. The 3.00% minimum was established to make certain that all banks have a minimum capital level to support their assets, regardless of risk profile. The regulators have not yet established minimum leverage ratios for the Company. As shown in the table Capital Adequacy Ratios, the Bank's ratios for the reporting periods exceed regulatory minimums.

The Company dividends are determined by its Board of Directors. The current policy is to maintain dividends at a level which ensures the Company and Bank are able to maintain adequate regulatory capital levels. The Company's primary source of funds is dividends received from the Bank. Under current dividend limitation regulations, the Bank is required to get regulatory approval prior to the payment of any dividends. The Company carries no debt; therefore, future liquidity needs are limited to the payment of any declared dividends.

CAPITAL ADEQUACY RATIOS
(In Thousands)

                                                DECEMBER 31,
                                            1997          1996
                                         --------       --------
     Tier 1 Capital                      $ 16,776       $ 15,688
     Total Capital                       $ 18,368       $ 17,234


Risk Weighted Ratios:

     Tier 1 Capital                         11.54%         11.20%
     Total Capital                          12.64%         12.31%
     Leverage Ratio                          7.45%          7.70%


PRINCIPAL OCCUPATION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

This information is included elsewhere in this report in conjunction with listings of directors and officers.

PRINCIPAL MARKETS AND PRICES OF THE COMPANY'S STOCK

The Company had 538 stockholders as of December 31, 1997. The Registrant's common stock is not actively traded and management knows of no market quotations by securities dealers. While a moderate amount of trading in the Registrant's common stock has taken place since issuance of its shares in 1982, the Registrant does not believe that prices asked for the common stock are necessarily representative of the prices that would be quoted in an active trading market.

Cash dividends declared by the Registrant in 1997 and 1996 are presented below.

 Period 1996                      Dividends per Share
 -----------                      -------------------
First Quarter                             .23
Second Quarter                            .26
Third Quarter                             .26
Fourth Quarter                            .74

 Period 1997                       Dividends per Share
 -----------                       -------------------
First Quarter                            .26
Second Quarter                           .30
Third Quarter                            .30
Fourth Quarter                          1.05

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